Exhibit 10.1

LOAN AGREEMENT

Dated as of March 31, 2016

between

GMR MEMPHIS, LLC, GMR PLANO, LLC, GMR MELBOURNE, LLC and GMR WESTLAND, LLC
collectively, as Borrower

and

CANTOR COMMERCIAL REAL ESTATE LENDING, L.P.,
as Lender

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4.1.9	No Plan Assets	50
4.1.10	Compliance	50
4.1.11	Financial Information	50
4.1.12	Condemnation	51
4.1.13	Federal Reserve Regulations	51
4.1.14	Utilities and Public Access	51
4.1.15	Not a Foreign Person	51
4.1.16	Separate Lots.	51
4.1.17	Assessments	51
4.1.18	Enforceability	51
4.1.19	No Prior Assignment	52
4.1.20	Insurance	52
4.1.21	Use of Property	52
4.1.22	Certificate of Occupancy; Licenses	52
4.1.23	Flood Zone	52
4.1.24	Physical Condition	52
4.1.25	Boundaries	52
4.1.26	Leases	53
4.1.27	Survey	53
4.1.28	Principal Place of Business; State of Organization	53
4.1.29	Filing and Recording Taxes	53
4.1.30	Special Purpose Entity/Separateness	53
4.1.31	Management Agreement	54
4.1.32	Illegal Activity	54
4.1.33	No Change in Facts or Circumstances; Disclosure	55
4.1.34	Investment Company Act	55
4.1.35	Embargoed Person	55
4.1.36	Cash Management Account	55
4.1.37	Filing of Returns	56
4.1.38	REA	56
Section 4.2	Survival of Representations	56
ARTICLE V BORROWER COVENANTS		56
Section 5.1	Affirmative Covenants	56
5.1.1	Existence; Compliance with Legal Requirements	56
5.1.2	Taxes and Other Charges	57
5.1.3	Litigation	58
5.1.4	Access to Properties	58
5.1.5	Notice of Default	58
5.1.6	Cooperate in Legal Proceedings	58
5.1.7	Perform Loan Documents	58
5.1.8	Award and Insurance Benefits	58
5.1.9	Further Assurances	58
5.1.10	Mortgage Taxes	59
5.1.11	Financial Reporting	59
5.1.12	Business and Operations	64
5.1.13	Title to the Properties	64
5.1.14	Costs of Enforcement	64
5.1.15	Estoppel Statement	65
5.1.16	Loan Proceeds	65
5.1.17	Performance by Borrower	65
5.1.18	Confirmation of Representations	65

5.1.19	No Joint Assessment	65
5.1.20	Leasing Matters	66
5.1.21	Alterations	67
5.1.22	Operation of Property	67
5.1.23	Changes in the Legal Requirements Regarding Taxation	68
5.1.24	No Credits on Account of the Obligations	68
5.1.25	Personal Property	68
5.1.26	Appraisals	68
5.1.27	ACM O&M Plan.	69
Section 5.2	Negative Covenants	69
5.2.1	Operation of Properties	69
5.2.2	Liens	69
5.2.3	Dissolution	70
5.2.4	Change in Business	70
5.2.5	Debt Cancellation	70
5.2.6	Zoning	70
5.2.7	No Joint Assessment	70
5.2.8	Principal Place of Business and Organization	70
5.2.9	ERISA	70
5.2.10	Transfers	71
5.2.11	REA	74
5.2.12	Special Purpose Entity/Separateness	74
5.2.13	Embargoed Person; OFAC	75
ARTICLE VI INSURANCE; CASUALTY; CONDEMNATION		75
Section 6.1	Insurance	75
Section 6.2	Casualty	78
Section 6.3	Condemnation	79
Section 6.4	Restoration	79
ARTICLE VII RESERVE FUNDS		83
Section 7.1	Required Repair Funds	83
7.1.1	Deposits	83
7.1.2	Release of Required Repair Funds	83
7.1.3	Balance in Required Repair Account	84
Section 7.2	Tax and Insurance Escrow	84
7.2.1	Tax and Insurance Escrow Funds	84
7.2.2	Disbursements from Tax and Insurance Escrow Funds	85
7.2.3	Conditional Waiver of Tax Escrow	85
7.2.4	Conditional Waiver of Insurance Escrow	86
Section 7.3	Replacements and Replacement Reserve	86
7.3.1	Replacement Reserve Funds	86
7.3.2	Disbursements from Replacement Reserve Account	87
7.3.3	Balance in the Replacement Reserve Account	88
Section 7.4	Rollover Reserve	88
7.4.1	Deposits to Rollover Reserve Funds	88
7.4.2	Withdrawal of Rollover Reserve Funds	89
Section 7.5	Excess Cash Reserve Funds	90
Section 7.6	Payment Reserve	90
Section 7.7	Occupancy Reserve	90
7.7.1	Deposits to Occupancy Reserve Funds	90
7.7.2	Withdrawal of Occupancy Reserve Funds.	91
Section 7.8	Reserve Funds, Generally	92

SCHEDULES

SCHEDULE I	Rent Roll
SCHEDULE II	Required Repairs/Deadlines For Completion
SCHEDULE III	Borrower Organizational Chart
SCHEDULE IV	Deposit Amounts
SCHEDULE V	Condominium Provisions
SCHEDULE VI	REA Description

EXHIBIT A-1	Gastro One Property Description
EXHIBIT A-2	Star Medical Center Property Description
EXHIBIT A-3	Marina Towers Property Description
EXHIBIT A-4	Surgical Institute of Michigan Property Description
EXHIBIT B	Form of Tenant Direction Letter

LOAN AGREEMENT

This LOAN AGREEMENT, dated as of March 31, 2016 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between CANTOR COMMERCIAL REAL ESTATE LENDING, L.P., a Delaware limited partnership, having an address at 110 East 59th Street, 6th Floor, New York, New York 10022 (“Lender”), and GMR MEMPHIS, LLC, a Delaware limited liability company (“Borrower 1”), GMR PLANO, LLC, a Delaware limited liability company (“Borrower 2”), GMR MELBOURNE, LLC, a Delaware limited liability company (“Borrower 3”) and GMR WESTLAND, LLC, a Delaware limited liability company (“Borrower 4”), each having its principal place of business at 4800 Montgomery Lane, Suite 450 Bethesda, Maryland 20814 (Borrower 1, Borrower 2, Borrower 3 and Borrower 4 are hereinafter referred to as, individually or collectively as the context may require, “Borrower”).

WITNESSETH:

WHEREAS, Borrower desires to obtain a loan in the original principal amount of Thirty-Two Million Ninety Seven Thousand Four Hundred and No/100 Dollars ($32,097,400.00) from Lender pursuant to this Agreement (the “Loan”); and

WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (as hereinafter defined).

NOW THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

ARTICLE I

DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1           Definitions. For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“2020 Exeter Parcel” shall mean that portion of the Gastro Property located at 2020 Exeter Road, Germantown, Tennessee and more particularly described on Exhibit A-1 attached hereto and labeled “[2020 EXETER ROAD LEGAL DESCRIPTION]”, but no other portion of the Gastro Property.

“Above the Line SPE Triggers” shall have the meaning set forth in Section 3.1(b) hereof.

“Acceptable Estoppel” shall mean a tenant estoppel certificate in form and substance acceptable to Lender that is executed by the applicable Tenant, certifying, among other things, that such Tenant has taken possession of and is in occupancy of the premises demised under such Tenant’s Lease, that no free rent or rent abatement period then exists, that each such Tenant is currently paying full rent, that no default or event of default exists under each such Tenant’s Lease, and that such Tenant is Continuously Operating.

“Acceptable Lease Extension” shall mean a duly executed and delivered renewal or extension of the Occupancy Reserve Lease between Borrower, as landlord, and the Occupancy Reserve Tenant that triggered the applicable Lease Trigger Period, which renewal or extension (including the documentation evidencing the same) is consented to in advance by Lender, such consent not to be unreasonably withheld.

“Acceptable Replacement Lease” shall mean each Lease duly executed and delivered by Borrower, as landlord, and a Tenant acceptable to Lender, which is upon terms and in form and substance acceptable to Lender and otherwise complies with the terms and conditions of Section 5.1.20 hereof.

“ACM Maintenance Program” shall have the meaning set forth in Section 5.1.27(a) hereof.

“ACM’s” shall have the meaning set forth in Section 5.1.27(a) hereof.

“Additional Insolvency Opinion” shall have the meaning set forth in Section 5.2.12(b) hereof.

“Adjusted Release Amount” shall mean in connection with a Partial Defeasance Event with respect to any of the Properties, an amount equal to the greater of (a) one hundred thirty percent (130%) of the Allocated Loan Amount with respect to such Property that is the Release Parcel and (b) ninety-five percent (95%) of the Net Sale Proceeds with respect to such Release Parcel.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person or is a director or officer of such Person or of an Affiliate of such Person.

“Affiliated Manager” shall mean any Manager in which Sponsor or Guarantor has, directly or indirectly, any legal, beneficial or economic interest.

“Agreement” shall mean this Loan Agreement, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Allocated Loan Amount” shall mean (i) with respect to the Gastro One Property, $10,727,400.00, (ii) with respect to the Star Medical Center Property, $9,250,000.00, (iii) with respect to the Marina Towers Property $9,270,000.00 and (iv) with respect to the Surgical Institute of Michigan Property $2,850,000.00.

“Allocated Loan Ratio” shall mean, with respect to each individual Property, the ratio of (a) the Allocated Loan Amount with respect to such Property to (b) the original principal amount of the Loan.

“ALTA” shall mean American Land Title Association or any successor thereto.

“Annual Budget” shall mean the operating budget, including all planned Capital Expenditures, for each of the Properties prepared by Borrower in accordance with Section 5.1.11(d) hereof for the applicable Fiscal Year or other period.

“Approved Accounting Method” means the income tax method of accounting or another accounting method commonly used for individuals or assets similarly situated to the Properties which is consistently applied and reasonably acceptable to Lender; provided, however, to the extent the use of another accounting method would result in the qualification, downgrade or withdrawal of the credit rating of the applicable Securities, Borrower agrees, upon notice from Lender, to immediately commence using GAAP.

“Approved Annual Budget” shall have the meaning set forth in Section 5.1.11(d) hereof.

“Approved Bank” shall mean a domestic bank or the U.S. agency, or branch of a foreign bank, or other financial institution (having locations acceptable to Lender) which has the Required Rating.

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“Approved Leasing Expenses” shall mean actual out-of-pocket expenses incurred by Borrower, on market terms and conditions, in leasing space at any of the Properties pursuant to Leases entered into in accordance with the Loan Documents, including brokerage commissions and tenant improvements, which expenses (a) are (i) specifically approved by Lender in connection with approving the applicable Lease, (ii) incurred in the ordinary course of business and on market terms and conditions in connection with Leases which do not require Lender’s approval under the Loan Documents, and with respect to which Lender shall have received a budget for such tenant improvement costs and a schedule of leasing commissions payments payable in connection therewith (which leasing commission payments shall be deemed

“Approved Leasing Expenses” for purposes of this Agreement so long as same are comparable to existing local market rates), or (iii) otherwise approved in writing by Lender, and (b) are substantiated by executed Lease documents and brokerage agreements.

“Approved Rating Agencies” shall mean each of S&P, Moody’s, Fitch and Morningstar or any other nationally-recognized statistical rating agency which has been approved by Lender and designated by Lender to assign a rating to the Securities.

“Assignments of Leases” shall mean, collectively, those certain first priority Assignments of Leases and Rents, dated as of the date hereof, from each Borrower, as assignor, to Lender, as assignee, assigning to Lender all of each such Borrower’s interest in and to the Leases and Rents of each of the applicable Properties as security for the Loan, as any of the same may be amended, restated, replaced, supplemented or otherwise modified from time to time (each, individually, an “Assignment of Leases”).

“Assignment of Management Agreement” shall mean an assignment of management agreement and subordination of management fees with the Manager, if required hereunder, from Borrower and Manager, if required hereunder, in favor of Lender, which agreement must be in form and substance acceptable to Lender, together with any amendments, replacements, supplements or other modifications thereto from time to time.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or part of any Property.

“Bankruptcy Action” shall mean with respect to any Person (a) such Person filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (b) the filing of an involuntary petition against such Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or soliciting or causing to be solicited petitioning creditors for any involuntary petition against such Person; (c) such Person filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or soliciting or causing to be solicited petitioning creditors for any involuntary petition from any Person; (d) such Person consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, assignee, sequestrator (or similar official), liquidator, or examiner for such Person or any portion of any Property; (e) the filing of a petition against a Person seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the Bankruptcy Code or any other applicable law, (f) under the provisions of any other law for the relief or aid of debtors, an action taken by any court of competent jurisdiction that allows such court to assume custody or Control of a Person or of the whole or any substantial part of its property or assets or (g) such Person making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due.

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“Bankruptcy Code” shall mean Title 11 of the United States Code, 11 U.S.C. § 101, et seq., as the same may be amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights or any other Federal or state bankruptcy or insolvency law.

“Basic Carrying Costs” shall mean, for any period, the sum of the following costs: (a) Taxes, (b) Other Charges and (c) Insurance Premiums.

“Borrower” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and permitted assigns.

“Borrower’s Account” shall mean that certain deposit account specified in Section 5(a) of each Clearing Account Agreement (collectively, the “Borrower’s Accounts”).

“Building” shall mean, as the context may require, (i) the Improvements now or hereafter constructed on the Gastro One Property, (ii) the Improvements now or hereafter constructed on the Star Medical Center Property, (iii) the Improvements now or hereafter constructed on the Marina Towers Property or (iv) the Improvements now or hereafter constructed on the Surgical Institute of Michigan Property.

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which any of the following institutions is not open for business: (i) banks and savings and loan institutions in New York, New York, (ii) the trustee under a Securitization (or, if no Securitization has occurred, Lender), (iii) any Servicer, (iv) the financial institution that maintains any collection account for or on behalf of any Servicer or any Reserve Funds, (v) the New York Stock Exchange or (vi) the Federal Reserve Bank of New York.

“Cantor” shall have the meaning set forth in Section 2.5.3 hereof.

“Capital Expenditures” shall mean, for any period, the amount expended for items capitalized under the Approved Accounting Method (including expenditures for building improvements or major repairs, leasing commissions and tenant improvements).

“Cash Management Account” shall have the meaning set forth in Section 2.7.2(a) hereof.

“Cash Management Agreement” shall mean that certain Cash Management Agreement, dated as of the date hereof, by and among Borrower, Deposit Bank and Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Cash Management Period” shall be deemed to (a) commence upon: (i) the commencement of any Cash Trap Period; (ii) the failure by Borrower, after the end of two (2) consecutive calendar quarters, to maintain the Debt Service Coverage Ratio of at least 1.35 to 1.0 or (iii) the occurrence from time to time of a Lease Trigger Period; and (b) end upon Lender giving notice to Borrower and Clearing Bank that the Cash Management Period has ended, which notice Lender shall only be required to give if: (1) the Loan and all other obligations under the Loan Documents have been repaid in full; (2) there has been a full Defeasance Event; (3) in the case of the foregoing clause (a)(i) or (a)(ii), for two (2) consecutive calendar quarters since the commencement of the existing Cash Management Period (A) no Cash Trap Period, Lease Trigger Period, Default or Event of Default has occurred or remains in effect during such period, (B) no other Cash Management Period is then in effect and no event that would trigger another Cash Management Period has occurred and (C) the Debt Service Coverage Ratio after the end of each of such two (2) consecutive calendar quarters has been at least equal to 1.40 to 1.0.

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“Cash Trap Period” shall be deemed to (a) commence upon: (i) the occurrence of any Event of Default; (ii) the occurrence of any Bankruptcy Action of Borrower, Principal, Guarantor or Manager (if required hereunder); or (iii) the failure by Borrower to maintain the Debt Service Coverage Ratio of at least 1.20 to 1.0 after the end of any calendar quarter; and (b) have terminated, if ever: (i) in the case of the foregoing clause (a)(i), Lender accepts a cure of the Event of Default giving rise to such Cash Trap Period and no other Event of Default has occurred which is continuing; (ii) in the case of a Bankruptcy Action of Manager only, if Borrower replaces the Manager with a Qualified Manager under a Replacement Management Agreement; or (iii) in the case of the foregoing clause (a)(ii) only, for two (2) consecutive calendar quarters since the commencement of the existing Cash Trap Period, (1) the Debt Service Coverage Ratio has been at least equal to 1.40 to 1.0 at the end of each such quarter, and (2) no other Cash Trap Period has occurred or remains in effect during such period.

“Casualty” shall have the meaning set forth in Section 6.2 hereof.

“Casualty Consultant” shall have the meaning set forth in Section 6.4(b)(iii) hereof.

“Clearing Account(s)” shall have the meaning set forth in Section 2.7.1(a) hereof.

“Clearing Account Agreement(s)” shall mean those certain Deposit Account Control Agreements, dated the date hereof among the applicable Borrower, Lender and Clearing Bank, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, relating to funds deposited in the Clearing Accounts (each, individually, a “Clearing Account Agreement”).

“Clearing Bank” shall mean Wells Fargo Bank, N.A. or any successor or permitted assigns thereof.

“Closing Date” shall mean the date of the funding of the Loan.

“Code” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Collateral” shall have the meaning ascribed to such term in the Security Instruments.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of any Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting any Property or any part of any of them.

“Condemnation Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Continuously Operate” or “Continuously Operating” shall mean the uninterrupted operation of a Tenant’s regular and customary business, open to the public, fully staffed, during the normal business hours of the medical centers and/or office buildings located on the Property by the Tenant, its subtenants or combination thereof. An interruption for a period of thirty (30) consecutive days shall be conclusive evidence that a Tenant or subtenant has failed to Continuously Operate. Temporary cessation of normal business operations during an alteration of the Improvements that is being conducted in accordance with Section 5.1.21 or after a Casualty or Condemnation during a Restoration performed in accordance with the terms of this Agreement shall not, in either instance, constitute an interruption of Tenant’s or subtenant’s regular and customary business for the purposes of this definition.

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“Contribution Agreement” shall mean that certain Contribution Agreement dated as of the date hereof by and between each Borrower, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Control” shall mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or activities of such Person, whether through ownership of voting securities, by contract or otherwise. “Controlled” and “Controlling” shall have correlative meanings.

“Covered Rating Agency Information” shall have the meaning set forth in Section 10.13(d) hereof.

“Debt” shall mean the Outstanding Principal Balance together with all interest accrued and unpaid thereon and all other sums (including the Defeasance Payment Amount, and any Yield Maintenance Premium) due to Lender in respect of the Loan under the Note, this Agreement, the Security Instruments or any other Loan Document.

“Debt Service” shall mean, with respect to any particular period of time, the greater of (a) the sum of all interest and, if applicable, principal payments actually due with respect to the Loan over such period and (b) the sum of all principal and interest payments that would be due and payable over such period with respect to a loan in a principal amount equal to the original principal amount of the Loan, assuming a thirty (30) year amortization period and an interest rate equal to the Interest Rate.

“Debt Service Coverage Ratio” shall mean, as of any date, the ratio calculated by Lender of (a) the Net Operating Income for the Properties (as a whole) for the twelve (12) month period ending with the most recently completed calendar month to (b) the Debt Service with respect to such period.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” shall mean a rate per annum equal to the lesser of (a) the Maximum Legal Rate and (b) five percent (5%) above the Interest Rate.

“Defeasance Date” shall have the meaning set forth in Section 2.5.1(a)(i) hereof.

“Defeasance Deposit” shall mean an amount equal to the sum of (x) an amount sufficient to purchase U.S. Obligations which provide payments that will meet the Scheduled Defeasance Payments, (y) costs and expenses incurred or to be incurred in the purchase of the U.S. Obligations which provide payments that will meet the Scheduled Defeasance Payments and (z) any revenue, documentary stamp or intangible taxes or any other tax or charge due in connection with the Defeasance Event (including, without limitation, any fees and expenses of accountants, attorneys and Rating Agencies).

“Defeasance Event” shall have the meaning set forth in Section 2.5.1(a) hereof.

“Defeasance Payment Amount” shall mean the amount which, when added to the remaining principal amount of the Note, will be sufficient to purchase U.S. Obligations providing the required Scheduled Defeasance Payments.

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“Defeased Note” shall have the meaning set forth in Section 2.5.4 hereof.

“Deposit Bank” shall mean Wells Fargo Bank, N.A. or any successor Eligible Institution acting as “Deposit Bank” under the Cash Management Agreement.

“Disclosure Document” shall mean a prospectus, prospectus supplement, private placement memorandum, offering memorandum, offering circular, term sheet, road show presentation materials or other offering documents or marketing materials, in each case in preliminary or final form, used to offer Securities in connection with a Securitization.

“Dollars” and the sign “$” shall mean lawful money of the United States of America.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a Federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a Federal or state chartered depository institution or trust company acting in its fiduciary capacity that has a Moody’s rating of at least “Baa3” and which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. § 9.10(b), having in either case a combined capital and surplus of at least $50,000,000.00 and subject to supervision or examination by Federal and state authority, as applicable. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” shall mean a depository institution or trust company insured by the Federal Deposit Insurance Corporation, the short-term unsecured debt obligations or commercial paper of which are rated at least “A-1+” by S&P and “P-1” by Moody’s, in the case of accounts in which funds are held for thirty (30) days or less (or, in the case of accounts in which funds are held for more than thirty (30) days, the long-term unsecured debt obligations of which are rated at least “A+” by S&P and “Aa3” by Moody’s.

“Embargoed Person” shall mean any person, entity or government subject to trade restrictions under U.S. law, including, but not limited to, The USA Patriot Act (including the anti-terrorism provisions thereof), the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701, et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder including those related to Specially Designated Nationals and Specially Designated Global Terrorists, with the result that the investment in Borrower, Principal or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan made by the Lender is in violation of law.

“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement, dated as of the date hereof, executed by Borrower and Guarantor in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

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“Environmental Statutes” shall mean any present and future Federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law, relating to protection of human health or the environment, relating to Hazardous Substances, and/or relating to liability for or costs of other actual or threatened danger to human health or the environment. The term “Environmental Statutes” includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Substances Transportation Act; the Resource Conservation and Recovery Act (including but not limited to Subtitle I relating to underground storage tanks); the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act; the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; and the River and Harbors Appropriation Act. The term “Environmental Statutes” also includes, but is not limited to, any present and future Federal, state and local laws, statutes ordinances, rules, regulations, permits or authorizations and the like, as well as common law, that (a) condition transfer of property upon a negative declaration or other approval of a Governmental Authority of the environmental condition of any Property; (b) require notification or disclosure of releases of Hazardous Substances or other environmental condition of a property to any Governmental Authority or other Person, whether or not in connection with any transfer of title to or interest in such property; (c) impose conditions or requirements in connection with permits or other authorization for lawful activity; (d) relate to nuisance, trespass or other causes of action related to any Property; or (e) relate to wrongful death, personal injury, or property or other damage in connection with any physical condition or use of any Property.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the ruling issued thereunder.

“ERISA Affiliate” shall mean each person (as defined in section 3(9) of ERISA) that together with Borrower would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Event of Default” shall have the meaning set forth in Section 8.1(a) hereof.

“Excess Cash” shall have the meaning set forth in Section 2.7.2(b)(viii) hereof.

“Excess Cash Reserve Account” shall have the meaning set forth in Section 7.5.1 hereof.

“Excess Cash Reserve Funds” shall have the meaning set forth in Section 7.5.1 hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as the same may be amended, modified or replaced, from time to time.

“Exchange Act Filing” shall have the meaning set forth in Section 5.1.11(f) hereof.

“Extraordinary Expense” shall have the meaning set forth in Section 5.1.11(e) hereof.

“First Payment Date” shall mean May 6, 2016.

“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.

“Fitch” shall mean Fitch, Inc.

“Force Majeure” shall mean an extraordinary event or circumstance beyond the reasonable control of Borrower, including war, strike, riot, crime, fire, flood or other act of God, which causes complete business interruption at the applicable Property; provided, however, that (i) any lack of funds except to the extent same is due to a default by Lender in advancing funds pursuant to the terms and conditions of this Agreement and/or (ii) a dislocation in capital or financial markets or economic conditions generally shall not be deemed to be a condition beyond the control of Borrower.

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“Full Defeasance Event” shall have the meaning set forth in Section 2.5.1(a) hereof.

“Full Replacement Cost” shall have the meaning set forth in Section 6.1(a)(i).

“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“Gastro One” shall mean Gastroenterology Center of the MidSouth, P.C., a Tennessee professional corporation, together with its permitted successors or assigns.

“Gastro One Lease” shall mean that certain Lease, dated January 1, 2016, by and between Borrower 1, as landlord, and Gastro One, as tenant and as the same may be further amended, restated, replaced, supplemented or otherwise modified from time to time, subject to and in accordance with Section 5.1.20 hereof.

“Gastro One Property” shall mean each parcel of real property described on Exhibit A-1, the Improvements thereon and all Personal Property owned by Borrower 1 and encumbered by the applicable Security Instruments, together with all rights pertaining to such property and Improvements, as more particularly described in the granting clause of such Security Instrument.

“Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (Federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“Gross Income from Operations” shall mean, for any period, all income, computed in accordance with the Approved Accounting Method, derived from the ownership and operation of the Properties or any individual Property, as applicable, from whatever source during such period, including, but not limited to, Rents from Tenants that are (directly or through subtenants) in occupancy, open for business and paying full contractual rent without right of offset or credit, utility charges, escalations, forfeited security deposits, interest (if any) on credit accounts and on Reserve Funds, business interruption or other loss of income or rental insurance proceeds, service fees or charges, license fees, parking fees, rent concessions or credits, and other pass-through or reimbursements paid by Tenants under the Leases of any nature but excluding (i) Rents from month to month Tenants, from Tenants during a free rent period or from Tenants that are included in any Bankruptcy Action, (ii) sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any Governmental Authority, (iii) refunds and uncollectible accounts, (iv) proceeds from the sale of furniture, fixtures and equipment, (v) Insurance Proceeds and Condemnation Proceeds (other than business interruption or other loss of income insurance), and (vi) any disbursements to Borrower from any of the Reserve Funds.

“Guarantor” shall mean Global Medical REIT Inc., a Maryland corporation.

“Guaranty” shall mean that certain Guaranty of Recourse Obligations (Unsecured), dated as of the date hereof, from Guarantor in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

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“Hazardous Substances” shall include, but is not limited to, (a) any and all substances (whether solid, liquid or gas) defined, listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, or words of similar meaning or regulatory effect under any present or future Environmental Statutes or that may have a negative impact on human health or the environment, including, but not limited to, petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, but excluding substances of kinds and in amounts ordinarily and customarily used or stored in properties similar to the Property for the purposes of cleaning or other maintenance or operations and otherwise in compliance with all Environmental Statutes, and (b) mold, mycotoxins, microbial matter, and/or airborne pathogens (naturally occurring or otherwise) which pose a threat (imminent or otherwise) to human health or the environment or adversely affect any Property.

“Improvements” shall have the meaning set forth in the granting clause of each Security Instrument.

“Indebtedness” shall mean for any Person, on a particular date, the sum (without duplication) at such date of (a) all indebtedness or liability of such Person (including, without limitation, amounts for borrowed money and indebtedness in the form of mezzanine debt and preferred equity); (b) obligations evidenced by bonds, debentures, notes, or other similar instruments; (c) obligations for the deferred purchase price of property or services (including trade obligations); (d) obligations under letters of credit; (e) obligations under acceptance facilities; (f) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds, to invest in any Person or entity, or otherwise to assure a creditor against loss; and (g) obligations secured by any Liens, whether or not the obligations have been assumed (other than Permitted Encumbrances).

“Indemnified Liabilities” shall have the meaning set forth in Section 10.13(b) hereof.

“Indemnified Parties” shall mean Lender and any Affiliate or designee of Lender that has filed any registration statement relating to the Securitization or has acted as the sponsor or depositor in connection with the Securitization, any Affiliate of Lender that acts as an underwriter, placement agent or initial purchaser of Securities issued in the Securitization, any other co-underwriters, co-placement agents or co initial purchasers of Securities issued in the Securitization, and each of their respective officers, directors, partners, employees, representatives, agents and Affiliates and each Person or entity who Controls any such Person within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, any Person who is or will have been involved in the origination of the Loan, any Person who is or will have been involved in the servicing of the Loan, any Person in whose name the encumbrances created by the Security Instruments are or will have been recorded, any Person who may hold or acquire or will have held a full or partial interest in the Loan (including, but not limited to, investors or prospective investors in the Securities, as well as custodians, trustees and other fiduciaries who hold or have held a full or partial interest in the Loan for the benefit of third parties) as well as the respective directors, officers, shareholders, partners, employees, agents, servants, representatives, contractors, subcontractors, affiliates, subsidiaries, participants, successors and assigns of any and all of the foregoing (including, but not limited to, any other Person who holds or acquires or will have held a participation or other full or partial interest in the Loan, whether during the term of the Loan or as a part of or following a foreclosure of the Loan and including, but not limited to any successors by merger, consolidation or acquisition of all or a substantial portion of Lender’s assets and business).

“Indemnifying Person” shall mean Borrower and Guarantor, on a joint and several basis.

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“Independent Director” shall mean a natural Person who (a) is not (at the time of initial appointment as director or manager, or at any time while serving as a director or manager) and is not, has never been, and will not be (at any time while serving as a director or manager): (i) a stockholder, partner, member or other equity owner, director (with the exception of serving as the Independent Director of Borrower), officer, employee, attorney or counsel of Borrower, Guarantor or any Affiliate of Borrower or Guarantor, (ii) a customer, supplier or other Person who derives any of its purchases or revenues from its activities with Borrower, Guarantor or any Affiliate of Borrower or Guarantor, (iii) a Person Controlling or under common Control with any such stockholder, partner, member or other equity owner, director, officer, customer, supplier or other Person, (iv) a member of the immediate family of any such stockholder, partner, member, equity owner, director, officer, employee, manager, customer, supplier or other Person, or (v) otherwise affiliated with Borrower, Guarantor or any stockholder, member, partner, director, officer, employee, attorney or counsel of Borrower or any Guarantor, and (b) has (i) prior experience as an independent director or independent manager for a corporation, a trust or a limited liability company whose charter documents required the unanimous consent of all independent directors or independent managers thereof before such corporation, trust or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable Federal or state law relating to bankruptcy and (ii) at least three (3) years of employment experience with one or more nationally-recognized professional service companies that provides, inter alia, professional independent directors or independent managers in the ordinary course of their respective business to issuers of securitization or structured finance instruments, agreements or securities or lenders originating commercial real estate loans for inclusion in securitization or structured finance instruments, agreements or securities and is at all times during his or her service as an Independent Director of Borrower an employee of such a company or companies. A natural Person who otherwise satisfies the foregoing definition other than subclause (a)(i) of this definition by reason of being the Independent Director of a Special Purpose Entity affiliated with Borrower shall not be disqualified from serving as an Independent Director of the Borrower, provided that the fees that such individual earns from serving as Independent Director of affiliates of the Borrower in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year.

As used in this definition and in the definition of “Special Purpose Entity,” the term “nationally recognized professional service company” shall mean Corporation Service Company, CT Corporation, Stewart Management Corporation, National Registered Agents, Inc. and Independent Director Services, Inc. and any other Person approved in writing by Lender.

“Individual Property Debt Service” shall mean, with respect to any Property and any particular period of time, the amount equal to the Allocated Loan Ratio for such Property multiplied by the Debt Service for such period.

“Individual Property Debt Service Coverage Ratio” shall mean, with respect to any Property as of any date, the ratio calculated by Lender of (a) the Net Operating Income with respect to such Property for the twelve (12) month period ending with the most recently completed calendar month to (b) the Individual Property Debt Service for such Property with respect to such period.

“Individual Property Loan to Value Ratio” shall mean, with respect to any Property as of the date of its calculation, the ratio of (a) the amount equal to the Outstanding Principal Balance multiplied by the Allocated Loan Ratio for such Property to (b) the fair market value of such Property, as determined, in Lender’s sole discretion, by any commercially reasonable method permitted to a REMIC.

“Initial Insurance Premiums Deposit” shall mean the amount set forth on Schedule IV.

“Initial Rollover Reserve Deposit” shall mean the amount set forth on Schedule IV.

“Initial Tax Deposit” shall mean the amount set forth on Schedule IV.

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“Insolvency Opinion” shall mean that certain substantive non-consolidation opinion letter, dated the date hereof, in connection with the Loan.

“Insurance Premiums” shall have the meaning set forth in Section 6.1(b) hereof.

“Insurance Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Interest Only Period” shall mean the period of time beginning on the Closing Date and continuing thereafter until and including the Payment Date occurring on April 6, 2021.

“Interest Period” shall mean (i) initially, the period commencing on and including the Closing Date and ending on and including the fifth (5th) day of the calendar month following the Closing Date, and (ii) thereafter, for any specified Payment Date including the Maturity Date, the period commencing on and including the sixth (6th) day of the calendar month prior to such Payment Date and ending on and including the fifth (5th) day of the calendar month in which such Payment Date occurs.

“Interest Rate” shall mean a fixed rate of 5.22000% per annum.

“Investor” shall have the meaning set forth in Section 9.1 hereof.

“IPO” shall mean a one-time sale of the stock in Sponsor, in connection with an initial public offering of such stock on the New York Stock Exchange or another nationally recognized stock exchange.

“Lease” shall mean any lease, sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in the Property by or on behalf of Borrower, and (a) every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement, and (b) every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

“Lease Cure Event” shall mean: (a) in the case of a Lease Trigger Period under clause (a)(i) thereof, (i) either (A) an Acceptable Lease Extension is delivered to Lender, or (B) at least 80% of the space demised under the Occupancy Reserve Lease which triggered the applicable Lease Trigger Period has been re-leased pursuant to one or more Acceptable Replacement Leases delivered to Lender and the Proforma Debt Service Coverage Ratio is equal to or greater than 1.40 to 1.0 at the end of the third consecutive full calendar month succeeding any such delivery to Lender, (ii) Lender has received an Acceptable Estoppel for each Acceptable Lease Extension or Acceptable Replacement Lease, as applicable, and (iii) no other Lease Trigger Period is then in effect and no event that would trigger another Lease Trigger Period has occurred; or (b) in the case of a Lease Trigger Period under clause (a)(ii) thereof, (i) at least 80% of the space demised under the Occupancy Reserve Lease which triggered the applicable Lease Trigger Period has been re-leased pursuant to one or more Acceptable Replacement Leases delivered to Lender and the Proforma Debt Service Coverage Ratio is equal to or greater than 1.40 to 1.0 at the end of the third consecutive full calendar month succeeding any such delivery to Lender, (ii) Lender has received an Acceptable Estoppel for each Acceptable Replacement Lease, and (iii) no other Lease Trigger Period is then in effect and no event that would trigger another Lease Trigger Period has occurred. For the purposes of determining the space demised under each such Occupancy Reserve Lease for this definition, such demised space shall be equal to the space demised under such Occupancy Reserve Lease as of the Closing Date plus any additional space demised under such Occupancy Reserve Lease after the Closing Date. In order to facilitate Lender’s determination that a Lease Cure Event has occurred, during any Lease Trigger Period, Borrower must deliver to Lender each monthly financial reporting item set forth in Section 5.1.11(c) hereof (including all related certificates) on a monthly basis, notwithstanding any provision contained therein which allows Borrower to deliver such items on a quarterly basis instead of a monthly basis.

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“Lease Trigger Period” shall: (a) commence upon the occurrence from time to time of any one or more of the following: (i) with respect to any Occupancy Reserve Tenant: the date which is the earlier to occur of (A) twelve (12) calendar months prior to each expiration date under such Tenant’s Lease, or (B) the date set forth in such Tenant’s Lease on or before which such Tenant is required to notify the landlord of its intent to either renew or terminate such Lease; and/or (ii) with respect to any Occupancy Reserve Tenant: (A) such Tenant fails to Continuously Operate, (B) such Tenant, or the guarantor of such Tenant’s obligations under such Tenant’s Lease, is the subject of a Bankruptcy Action, (C) such Tenant gives notice of its intent to terminate its Lease or to vacate or surrender its demised premises or otherwise vacates or surrenders its demised premises, or (D) such Tenant’s Lease terminates or expires, and (b) terminate, if ever, upon Lender giving notice to Borrower that an applicable Lease Cure Event has occurred.

“Legal Requirements” shall mean all Federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting any Property or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, including, without limitation, any Environmental Statutes, the Americans with Disabilities Act of 1990, as amended, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting Borrower, any Property or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to any Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.

“Lender” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and assigns.

“Letter of Credit” shall have the meaning set forth in Section 7.10(a) hereof.

“Liabilities” shall have the meaning set forth in Section 9.2 hereof.

“Licenses” shall have the meaning set forth in Section 4.1.22 hereof.

“Lien” shall mean any mortgage, deed of trust, deed to secure debt, indemnity deed of trust, lien (statutory or otherwise), pledge, hypothecation, easement, restrictive covenant, preference, assignment, security interest, or any other encumbrance, charge or transfer of, or any agreement to enter into or create any of the foregoing, on or affecting Borrower, the Properties or any Property, or any portion thereof or any interest therein, or any direct or indirect interest in Borrower, including, without limitation, any conditional sale (other than a purchase and sale agreement where the Loan will be assumed by the purchaser or paid in full or defeased with respect to the applicable Property at the time of closing thereunder, all as in accordance with the terms hereof) or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Liquid Assets” shall mean assets in the form of cash, cash equivalents, obligations of (or fully guaranteed as to principal and interest by) the United Stated or any agency or instrumentality thereof (provided the full faith and credit of the United States supports such obligation or guarantee), certificates of deposit issued by a commercial bank having net assets of not less than $500 million, securities listed and traded on a recognized stock exchange or traded over the counter and listed in the National Association of Securities Dealers Automatic Quotations, or liquid debt instruments that have a readily ascertainable value and are regularly traded in a recognized financial market.

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“Loan” shall have the meaning set forth in the recitals hereof.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Security Instruments, the Assignments of Leases, the Environmental Indemnity, the Assignments of Management Agreements, the Guaranty, the Clearing Account Agreements, the Cash Management Agreement, the Contribution Agreement and all other documents executed and/or delivered in connection with the Loan.

“Loan to Value Ratio” shall mean, as of the date of its calculation, the ratio of (i) the sum of the Outstanding Principal Balance of the Loan as of the date of such calculation to (ii) the fair market value of the Properties, as determined, in Lender’s sole discretion, by any commercially reasonable method permitted to a REMIC.

“Management Agreement” shall mean a management agreement entered into by and between Borrower and Qualified Manager which is in form and substance acceptable to Lender, pursuant to which Qualified Manager is to provide management and other services with respect to the Properties, or, if the context requires, the Replacement Management Agreement.

“Manager” shall mean a Qualified Manager who is managing the Properties in accordance with the terms and provisions of this Agreement pursuant to a Management Agreement.

“Marina Towers” shall mean Marina Towers, LLC, a Florida limited liability company, together with its permitted successors or assigns.

“Marina Towers Lease” shall mean that certain Lease, dated on or about the date hereof, by and between Borrower 3, as landlord, and Marina Towers, as tenant and as the same may be further amended, restated, replaced, supplemented or otherwise modified from time to time, subject to and in accordance with Section 5.1.20 hereof.

“Marina Towers Property” shall mean each parcel of real property described on Exhibit A-3, the Improvements thereon and all Personal Property owned by Borrower 3 and encumbered by the applicable Security Instrument, together with all rights pertaining to such property and Improvements, as more particularly described in the granting clause of such Security Instrument.

“Material Action” means, with respect to Borrower, to consolidate or merge Borrower with or into any Person, or sell all or substantially all of the assets of Borrower, or to institute a Bankruptcy Action or take action in furtherance of any such action, or, to the fullest extent permitted by law, to dissolve or liquidate Borrower.

“Material Adverse Change” shall mean the business, operations, prospects, property, assets, liabilities or financial condition of any applicable Person and each of their subsidiaries, taken as a whole, or in the ability of any such Person to perform its obligations under the Loan Documents has changed in a manner which could impair the value of Lender’s security for the Loan or prevent timely repayment of the Loan or otherwise prevent the applicable Person from timely performing any of its material obligations under the Loan Documents or the Lease, as the case may be, as determined by Lender in its reasonable discretion.

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“Material Agreements” shall mean each contract and agreement relating to the ownership, management, development, use, operation, leasing, maintenance, repair or improvement of each of the Properties, or any individual Property, other than the Management Agreement and the Leases, as to which either (a) there is an obligation of the applicable Borrower to pay more than $100,000, in the aggregate, or (b) the term thereof extends beyond one year (unless cancelable on thirty (30) days or less notice without requiring the payment of termination fees or payments of any kind).

“Maturity Date” shall mean the date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at the Stated Maturity Date, by declaration of acceleration, or otherwise.

“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Monthly Debt Service Payment Amount” shall mean (a) during the Interest Only Period, a monthly payment of interest only on the Outstanding Principal Balance calculated in accordance with Section 2.2 hereof, and (b) after the Interest Only Period, a constant monthly payment of $176,647.09.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Morningstar” shall mean Morningstar Credit Ratings, LLC.

“Multiemployer Plan” shall mean a multiemployer plan, as defined in Section 4001(a)(3) of ERISA to which Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions or has within any of the preceding three plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” shall mean an employee benefit plan, other than a Multiemployer Plan, to which Borrower or any ERISA Affiliate, and one or more employers other than Borrower or an ERISA Affiliate, is making or accruing an obligation to make contributions or, in the event that any such plan has been terminated, to which Borrower or an ERISA Affiliate made or accrued an obligation to make contributions during any of the five plan years preceding the date of termination of such plan.

“Net Cash Flow” shall mean, for any period, the amount obtained by subtracting Operating Expenses and Capital Expenditures for such period from Gross Income from Operations for such period.

“Net Cash Flow Schedule” shall have the meaning set forth in Section 5.1.11(b) hereof.

“Net Operating Income” shall mean, for any period, the amount obtained by subtracting Operating Expenses for such period from Gross Income from Operations for such period.

“Net Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Net Proceeds Account” shall have the meaning set forth in Section 6.4(b)(ii) hereof.

“Net Proceeds Deficiency” shall have the meaning set forth in Section 6.4(b)(vi) hereof.

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“Net Proceeds Threshold Amount” shall mean five percent (5%) of the amount equal to (a) the Outstanding Principal Balance of the Loan as of the date Net Proceeds are received by Lender multiplied by (b) the Allocated Loan Ratio for the Property to which such Net Proceeds are attributable, but in no event shall the Net Proceeds Threshold Amount be greater than $1,000,000.00.

“Net Sale Proceeds” shall mean, with respect to a sale of any individual Property, the gross proceeds of such sale less all reasonable and customary transaction costs (i.e., broker’s fees and commissions, attorney’s fees and expenses, defeasance costs, transfer taxes and other closing costs), such fees, expenses, taxes and other costs shall not exceed ten percent (10%) of the gross proceeds unless approved by Lender in its reasonable discretion.

“Net Worth” shall mean, as of a given date (x) the total assets of a Person as of such date less (y) the total liabilities of such Person as of such date, determined in accordance with GAAP.

“New Appraisal” shall mean an appraisal in form and substance acceptable to Lender dated no more than sixty (60) days prior to the Defeasance Date.

“New Mezzanine Loan” shall have the meaning set forth in Section 9.4(a) hereof.

“Note” shall mean that certain Promissory Note of even date herewith in the principal amount of Thirty-Two Million Ninety Seven Thousand Four Hundred and No/100 Dollars ($32,097,400.00), made by Borrower in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time. Following the occurrence of one or more Partial Defeasance Events hereunder, the “Note” shall be deemed to mean, collectively, all Defeased Notes and all Undefeased Notes from time to time outstanding (other than any Undefeased Note with respect to which substitute notes have been executed and delivered to Lender in accordance with Section 2.5.4(i) in connection with a subsequent Partial Defeasance Event), as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Obligations” shall mean, collectively, Borrower’s obligations for the payment of the Debt and the performance of the Other Obligations.

“Occupancy Reserve Account” shall have the meaning set forth in Section 7.7.1 hereof.

“Occupancy Reserve Cap” shall mean: (a) (i) $1,441,570.00, if a Lease Trigger Period is continuing solely as a result of an event solely relating to Gastro One (and no other Lease Trigger Period is continuing); (ii) $785,443.00, if a Lease Trigger Period is continuing solely as a result of an event solely relating to Star Medical Center (and no other Lease Trigger Period is continuing); (iii) $1,866,103.00, if a Lease Trigger Period is continuing solely as a result of an event solely relating to Marina Towers (and no other Lease Trigger Period is continuing); or (iv) $394,469, if a Lease Trigger Period is continuing solely as a result of an event solely relating to Surgical Institute of Michigan (and no other Lease Trigger Period is continuing); or (b) if a Lease Trigger Period is continuing solely as a result of a Lease Trigger Period relating to more than one Occupancy Reserve Tenant, the combined total of the amounts set forth in clause (a) of this definition for each such Occupancy Reserve Tenant shall be the Occupancy Reserve Cap.

“Occupancy Reserve Cap Condition” shall have the meaning set forth in Section 7.7.1 hereof.

“Occupancy Reserve Funds” shall have the meaning set forth in Section 7.7.1 hereof.

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“Occupancy Reserve Lease” shall mean each of the Gastro One Lease, the Star Medical Center Lease, the Marina Towers Lease, the Surgical Institute of Michigan Lease and any Acceptable Replacement Lease therefor.

“Occupancy Reserve Tenant” shall mean each of Gastro One, Star Medical Center, Marina Towers and Surgical Institute of Michigan and any other Tenant under an Occupancy Reserve Lease.

“OFAC” shall mean the Office of Foreign Asset Control of the Department of the Treasury of the United States of America.

“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by an authorized officer of (i) the general partner or managing member of Borrower or (ii) Manager, provided Borrower agrees that such shall be deemed to be signed and bind Borrower.

“Open Prepayment Date” shall mean the date which is the Payment Date occurring four (4) months prior to the Stated Maturity Date.

“Operating Expenses” shall mean, for any period, the greater of (a) the total of all expenditures, computed in accordance with the Approved Accounting Method, of whatever kind relating to the operation, maintenance and management of the Properties or any individual Property, as applicable, which expenditures are incurred on a regular monthly or other periodic basis, including without limitation, utilities, ordinary repairs and maintenance, insurance, license fees, Taxes, Other Charges, advertising expenses, management fees, accounting fees, payroll and related taxes, computer processing charges, tenant improvements and leasing commissions (except to the extent the same constitute Capital Expenditures), operational equipment or other lease payments as approved by Lender, and other similar costs, but excluding depreciation, debt service, Capital Expenditures, and contributions to any of the Reserve Funds, and (b) the Underwritten Stabilized Expense Amount for the Properties or any individual Property, as applicable.

“Other Charges” shall mean all ground rents, maintenance charges, impositions other than Taxes, any “common expenses” or other expenses allocated to and required to be paid by Borrower under the REA and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining any Property, now or hereafter levied or assessed or imposed against any Property or any part thereof.

“Other Obligations” shall mean (a) the performance of all obligations of Borrower contained herein; (b) the performance of each obligation of Borrower or Guarantor contained in any other Loan Document; (c) the payment of all costs, expenses, legal fees and liabilities incurred by Lender in connection with the enforcement of any of Lender’s rights or remedies under the Loan Documents, or any other instrument, agreement or document which evidences or secures any other Obligations or collateral therefor, whether now in effect or hereafter executed; and (d) the payment, performance, discharge and satisfaction of all other liabilities and obligations of Borrower and/or Guarantor to Lender, whether now existing or hereafter arising, direct or indirect, absolute or contingent, and including, without limitation, each liability and obligation of Borrower and Guarantor under any one or more of the Loan Documents and any amendment, extension, modification, replacement or recasting of any one or more of the instruments, agreements and documents referred to herein or therein or executed in connection with the transactions contemplated hereby or thereby.

“Outstanding Principal Balance” shall mean, as of any date, the outstanding principal balance of the Loan.

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“Partial Defeasance Event” shall have the meaning set forth in Section 2.5.1(a) hereof.

“Passive Owner” shall mean a Person, which (a) owns no indirect or direct interest in Borrower, Guarantor or any other Restricted Party (other than equity interest of less than 2% in a publicly traded company on the New York stock exchange or another nationally or internationally recognized stock exchange) and (b) does not Control Borrower, Guarantor or any other Restricted Party.

“Payment Date” shall mean, commencing with the First Payment Date, the sixth (6th) day of each calendar month during the term of the Loan until and including the Maturity Date or, for purposes of making payments hereunder, but not for purposes of calculating Interest Periods, if such day is not a Business Day, the immediately preceding Business Day.

“Payment Reserve” shall have the meaning set forth in Section 7.6 hereof.

“Payment Reserve Account” shall have the meaning set forth in Section 7.6 hereof.

“Payment Reserve Funds” shall have the meaning set forth in Section 7.6 hereof.

“Permitted Encumbrances” shall mean, collectively (a) the Liens and security interests created by the Loan Documents, (b) all Liens, encumbrances and other matters disclosed in “Schedule B-I” of the Title Insurance Policy, (c) Liens, if any, for Taxes imposed by any Governmental Authority which are not yet due or delinquent, and (d) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion, which Permitted Encumbrances in the aggregate do not materially adversely affect the value or use of the Properties or any Property or Borrower’s ability to repay the Loan.

“Permitted Indebtedness” shall mean, with respect to each Borrower, (a) the Loan, (b) unsecured trade and operational debt incurred in the ordinary course of business relating to the ownership and operation of the Property owned by such Borrower and the routine administration of such Borrower, in amounts not to exceed one percent (1%) of the Allocated Loan Amount with respect to the Property owned by such Borrower, in the aggregate, which liabilities are not more than sixty (60) days past the date incurred, are not evidenced by a note and are paid when due, and which amounts are normal and reasonable under the circumstances, and (c) such other liabilities that are permitted pursuant to this Agreement.

“Permitted Release Date” shall mean the date that is the earlier of (i) the date that is the fourth (4th) anniversary of the First Payment Date, or (ii) the date that is two (2) years from the “startup day” within the meaning of Section 860G(a)(9) of the Code for the REMIC which holds the portion of the Note last contributed to a Securitization.

“Permitted Transfer” means any of the following: (a) any transfer, directly as a result of the death of a natural person, of stock, membership interests, partnership interests or other ownership interests previously held by the decedent in question to the Person or Persons lawfully entitled thereto, (b) any transfer, directly as a result of the legal incapacity of a natural person, of stock, membership interests, partnership interests or other ownership interests previously held by such natural person to the Person or Persons lawfully entitled thereto and (c) any transfer permitted pursuant to Section 5.2.10.

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any Governmental Authority, and any fiduciary acting in such capacity on behalf of any of the foregoing.

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“Personal Property” shall have the meaning set forth in the granting clause of each Security Instrument.

“Physical Conditions Report” shall mean a structural engineering report or reports prepared by a company satisfactory to Lender regarding the physical condition of the Properties or any Property, satisfactory in form and substance to Lender in its sole discretion, which report shall, among other things, (a) confirm that the Properties or any particular Property and their respective uses comply, in all material respects, with all applicable Legal Requirements (including zoning, subdivision and building codes and laws), and (b) include a copy of a final certificate of occupancy with respect to all improvements, to the extent available from the applicable authorities.

“Policies” shall have the meaning specified in Section 6.1(b) hereof.

“Post-Defeasance Debt Service Coverage Ratio” shall mean with respect to the Undefeased Note, as of the Defeasance Date, the ratio calculated by Lender of: (i) the Net Operating Income with respect to the Remaining Parcel for the twelve (12) month period ending with the most recently completed calendar month to (ii) the Debt Service under the Undefeased Note for the twelve (12) calendar month period immediately succeeding the Defeasance Date, as estimated by Lender.

“Post-Defeasance Loan-to-Value Ratio” shall mean, with respect to the Remaining Parcel, the ratio of (x) the principal amount of the Undefeased Note as of the Defeasance Date (immediately after giving effect to the Partial Defeasance Event) to (y) fair market value of the Remaining Parcel as of the Defeasance Date as determined, in Lender’s sole discretion, by any commercially reasonably method permitted to a REMIC.

“Pre-Securitization Period” shall mean the period commencing on the Closing Date and ending on the date that is ten (10) days before Lender sells, transfers or contributes all or any portion of the Note in connection with a Securitization.

“Prepayment Rate” shall mean the bond equivalent yield (in the secondary market) on the United States Treasury Security that as of the Prepayment Rate Determination Date has a remaining term to maturity closest to, but not exceeding, the remaining term to the Maturity Date as most recently published in the “Treasury Bonds, Notes and Bills” section in The Wall Street Journal as of such Prepayment Rate Determination Date. If more than one issue of United States Treasury Securities has the remaining term to the Maturity Date, the “Prepayment Rate” shall be the yield on such United States Treasury Security most recently issued as of the Prepayment Rate Determination Date. The rate so published shall control absent manifest error. If the publication of the Prepayment Rate in The Wall Street Journal is discontinued, Lender shall determine the Prepayment Rate on the basis of “Statistical Release H.15 (519), Selected Interest Rates,” or any successor publication, published by the Board of Governors of the Federal Reserve System, or on the basis of such other publication or statistical guide as Lender may reasonably select.

“Prepayment Rate Determination Date” shall mean the date which is five (5) Business Days prior to the date that a prepayment is received by Lender under Section 2.4.3 hereof.

“Principal” shall mean: (i) if Borrower is a limited partnership, each general partner of Borrower, all of which are and shall continue to be Special Purpose Entities, or (ii) if Borrower is a multi-member limited liability company, the managing member of Borrower which is and shall continue to be a Special Purpose Entity, if any, or (iii) if Borrower is a single member limited liability company, its sole member or non-member manager. As of the Closing Date, Principal is Global Medical REIT L.P., a Delaware limited partnership, which, notwithstanding anything herein to the contrary, shall not be required to be a Special Purpose Entity. See Section 10.31 hereof.

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“Prior Lender” shall mean East West Bank, a California corporation.

“Prior Loan” shall mean any and all Indebtedness owing from Borrower to Prior Lender.

“Private Sale of Stock” shall mean a one-time sale of fifty percent (50%) or more of the stock in Sponsor to a Person that is not a Restricted Party.

“Proforma Debt Service Coverage Ratio” shall mean, as of any date, the ratio calculated by Lender of (i) the Projected Net Operating Income, to (ii) the Debt Service with respect to such period.

“Projected Net Operating Income” shall mean, for the twelve (12) month period succeeding the date of determination, the amount obtained by (i) subtracting Lender’s estimate of Operating Expenses for such period (based on, among other things, the actual Operating Expenses for the twelve (12) month period preceding the date of determination and the applicable Approved Annual Budget), from (ii) Lender’s estimate of Gross Income from Operations projected for collection during such period (based on, among other things, the most recent Rent Roll, in-place Leases, and the applicable Approved Annual Budget).

“Prohibited Transaction” shall mean any action or transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA or Section 4975 of the Code.

“Properties” shall mean, collectively, the Gastro One Property, the Star Medical Center Property, the Marina Towers Property and the Surgical Institute of Michigan Property.

“Property” shall mean any of the Gastro One Property, the Star Medical Center Property, the Marina Towers Property or the Surgical Institute of Michigan Property, individually. Any one of such Properties may be referred to herein as an individual Property.

“Provided Information” shall mean any and all financial and other information provided at any time by, or on behalf of, any Indemnifying Person with respect to the Properties or any Property, Borrower, Guarantor and/or Manager.

“Qualified Letter of Credit” shall mean an irrevocable, evergreen/auto-renewing, unconditional, transferable, clean sight draft letter of credit, issued by an Approved Bank in favor of Lender, that is freely transferable without cost or the consent of any Person other than Lender, has an initial term of not less than one (1) year with automatic renewals for one (1) year periods, is in form and substance reasonably satisfactory to Lender, for which Borrower shall have no reimbursement obligation and for which no reimbursement obligation is secured by the Property or any other property pledged to secure the Note, entitling Lender, but no other Person, to draw or make demand thereon, unconditionally, in New York, New York, without notice to Borrower or any Guarantor, based solely on a statement that Lender has the right to draw thereon purportedly executed by an officer or authorized signatory of Lender, and which shall permit partial draws.

“Qualified Manager” shall mean, in the reasonable judgment of Lender, a Person which is a reputable and experienced management organization possessing experience in managing properties similar in size, scope, use and value as the Properties, provided, that (i) Borrower shall have obtained a Rating Agency Confirmation from each Approved Rating Agency with respect to the change of management of the Properties, and (ii) such Person shall have entered into a Management Agreement and Assignment of Management Agreement.

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“Rating Agencies” shall mean each of S&P, Moody’s, Fitch and Morningstar or any other nationally recognized statistical rating agency which has assigned a rating to the Securities.

“Rating Agency Confirmation” shall mean a written affirmation from a Rating Agency that the credit rating of the Securities issued by such Rating Agency immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Rating Agency’s sole and absolute discretion; provided, however, if (a) a Securitization has not occurred or (b) a Securitization has occurred but any Rating Agency, within the period of time provided in the Securitization’s pooling and servicing agreement (or similar agreement), has not responded to the request for a Rating Agency Confirmation of has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for a Rating Agency Confirmation, then Lender’s written approval shall be required in lieu of a Rating Agency Confirmation from such Rating Agency, which such approval shall be based on Lender’s reasonable determination of whether such Rating Agency would issue a Rating Agency Confirmation (unless Lender has an independent approval right in respect of the matter at issue pursuant to the terms of this Agreement, in which case the discretion afforded to Lender in connection with such independent approval right shall apply instead).

“REA” shall mean, collectively, as the same may be amended, restated, supplemented or otherwise modified from time to time, those certain documents more specifically described on Schedule VI attached hereto.

“Regulation AB” shall mean Regulation AB under the Securities Act and the Exchange Act, as such Regulation may be amended from time to time.

“REIT Required Distributions” shall mean the declaration and/or payment (and the incurring of any obligation (contingent or otherwise) to declare and/or pay) by the Operating Partnership of pro rata dividends on its Equity Interests or make pro rata distributions with respect thereto, in an amount for any fiscal year of the Sponsor equal to the greater of (i) 95% of funds from operations for such fiscal year and (ii) such amount that will result in the Sponsor receiving the necessary amount of funds required to be distributed to its equity holders in order for the Sponsor to (x) maintain its status as a REIT for federal and state income tax purposes and (y) avoid the payment of federal or state income or excise tax; provided, however, (1) if an Event of Default shall have occurred and be continuing or would result therefrom, the Operating Partnership shall only be permitted to declare and/or pay (and incur any obligation (contingent or otherwise) to declare and/or pay) pro rata dividends on its Equity Interests or make pro rata distributions with respect thereto in an amount that will result in the Parent receiving the minimum amount of funds required to be distributed to its equity holders in order for the Parent to maintain its status as a REIT for federal and state income tax purposes and (2) notwithstanding clause (1) of this proviso, no payment pursuant to this paragraph shall be permitted following an acceleration of the Indebtedness pursuant to Section 8.2 or following the occurrence of an Event of Default under Section 8.1(a)(vii) or (viii).

“Related Entities” shall have the meaning specified in Section 5.2.10(f)(v) hereof.

“Related Loan” shall mean a loan to an Affiliate of Borrower or secured by a Related Property, that is included in a Securitization with the Loan, and any other loan that is cross-collateralized with the Loan.

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“Related Property” shall mean a parcel of real property, together with improvements thereon and personal property related thereto, that is “related” within the meaning of the definition of Significant Obligor, to the Property.

“Release” shall have the meaning set forth in Section 2.6.3 hereof.

“Release Date” shall mean the date (which must be a Business Day) specified by Borrower in its written request for the Release pursuant to Section 2.6.3(a) hereof.

“Release Parcel” shall have the meaning set forth in Section 2.5.1(a) hereof.

“Remaining Parcel” shall mean, collectively, the Properties remaining subject to the lien of the Security Instruments after the occurrence of a Partial Defeasance Event with respect to a Release Parcel.

“Remaining Post-Release Parcel” shall mean, collectively, the Properties remaining subject to the lien of the Security Instruments after the occurrence of a Release with respect to the 2020 Exeter Parcel.

“REMIC” shall mean a “real estate mortgage investment conduit” within the meaning of Section 860D(a) of the Code.

“Rents” shall mean all rents (including additional rents of any kind and percentage rents), rent equivalents, moneys payable as damages (including payments by reason of the rejection of a Lease in a Bankruptcy Action) or in lieu of rent or rent equivalents, royalties (including, without limitation, all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other payments and consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower or any of their agents or employees from any and all sources arising from or attributable to the Properties or any Property, and the Improvements, including charges for oil, gas, water, steam, heat, ventilation, air-conditioning, electricity, license fees, maintenance fees, charges for Taxes, operating expenses or other amounts payable to Borrower (or for the account of Borrower), revenues, if any, from telephone services, laundry, vending, television and all receivables, customer obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of the Properties or any Property or rendering of services by Borrower, Manager, or any of their respective agents or employees and proceeds, if any, from business interruption or other loss of income insurance.

“Replacement Letter of Credit” shall have the meaning set forth in Section 7. 10(b) hereof.

“Replacement Management Agreement” shall mean, collectively, (a) a management agreement with a Qualified Manager which is acceptable to Lender in form and substance, provided that, Lender, at its option, may require that Borrower obtain a Rating Agency Confirmation from each Approved Rating Agency with respect to each such management agreement; and (b) an Assignment of Management Agreement executed and delivered to Lender by Borrower and such Qualified Manager at Borrower’s expense.

“Replacement Reserve Account” shall have the meaning set forth in Section 7.3.1 hereof.

“Replacement Reserve Cap Condition” shall have the meaning set forth in Section 7.3.1 hereof.

“Replacement Reserve Funds” shall have the meaning set forth in Section 7.3.1 hereof.

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“Replacement Reserve Monthly Deposit” shall mean the amount set forth on Schedule IV.

“Replacements” shall have the meaning set forth in Section 7.3.1 hereof.

“Required Rating” shall mean a long-term unsecured debt rating at the time such letter of credit is delivered to Lender and throughout the term of such letter of credit, of not lower than “A” and a short-term unsecured debt rating of not less than “A-1” (or such comparable rating) by the Rating Agencies, or, if a Securitization has not occurred, such other rating that is acceptable to Lender or, if a Securitization shall have occurred, such other rating with respect to which Lender shall have received a Rating Agency Confirmation.

“Required Records” shall have the meaning set forth in Section 5.1.11(k) hereof.

“Required Repair Account” shall have the meaning set forth in Section 7.1.1 hereof.

“Required Repair Funds” shall have the meaning set forth in Section 7.1.1 hereof.

“Required Repairs” shall have the meaning set forth in Section 7.1.1 hereof.

“Required Repairs Amount” shall mean the amount set forth on Schedule IV.

“Reserve Accounts” shall mean, collectively, the Tax and Insurance Escrow Account, the Replacement Reserve Account, the Required Repair Account, the Rollover Reserve Account, the Occupancy Reserve Account, the Excess Cash Reserve Account, the Net Proceeds Account, the Payment Reserve Account, the TI/LC Reserve Account and any other escrow or reserve account established pursuant to the Loan Documents.

“Reserve Funds” shall mean, collectively, the Tax and Insurance Escrow Funds, the Replacement Reserve Funds, the Rollover Reserve Funds, the Required Repair Funds, the Occupancy Reserve Funds, the Excess Cash Reserve Funds, the Payment Reserve Funds, the TI/LC Reserve Funds and any other escrow or reserve fund established pursuant to the Loan Documents.

“Restoration” shall mean the repair and restoration of any Property after a Casualty or Condemnation as nearly as possible to the condition such Property was in immediately prior to such Casualty or Condemnation, with such alterations as may be reasonably approved by Lender.

“Restricted Party” shall mean, collectively (a) Borrower, Principal, Guarantor and any Affiliated Manager, and (b) any shareholder, partner, member, non-member manager, direct or indirect legal or beneficial owner, agent or employee of, Borrower, Guarantor, any Affiliated Manager or any non-member manager, provided that “Restricted Party” shall not include any of the foregoing Persons or any Person if such Person is a publicly traded company on the New York stock exchange or another nationally or internationally recognized stock exchange.

“Retention Amount” shall have the meaning set forth in Section 6.4(b)(iv) hereof.

“RICO” shall mean the Racketeer Influenced and Corrupt Organizations Act.

“Rollover Reserve Account” shall have the meaning set forth in Section 7.4.1(a) hereof.

“Rollover Reserve Cap Conditions” shall have the meaning set forth in Section 7.4.1(a) hereof.

“Rollover Reserve Funds” shall have the meaning set forth in Section 7.4.1(a) hereof.

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“Rollover Reserve Monthly Deposit” shall mean the amount set forth on Schedule IV.

“S&P” shall mean Standard & Poor’s Ratings Group, a division of the McGraw-Hill Companies.

“Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, assignment, transfer, encumbrance, pledge, grant of an option or other transfer or disposal of a legal or beneficial interest, whether direct or indirect.

“Scheduled Defeasance Payments” shall have the meaning set forth in Section 2.5.1(b) hereof.

“Securities” shall have the meaning set forth in Section 9.1 hereof.

“Securities Act” shall mean the Securities Act of 1933, as the same shall be amended from time to time.

“Securitization” shall have the meaning set forth in Section 9.1 hereof.

“Security Agreement” shall have the meaning set forth in Section 2.5.1(a)(v) hereof.

“Security Instruments” shall mean those certain first priority mortgages, deeds of trust, deeds to secure debt or similar security agreements, dated the date hereof, executed and delivered by each Borrower as security for the Obligations which, collectively, encumber one or more of the Properties, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time (each, individually, a “Security Instrument”).

“Servicer” shall have the meaning set forth in Section 9.3 hereof.

“Servicing Agreement” shall have the meaning set forth in Section 9.3 hereof.

“Severed Loan Documents” shall have the meaning set forth in Section 8.2(c) hereof.

“Significant Obligor” shall have the meaning set forth in Item 1101(k) of Regulation AB under the Securities Act.

“Special Purpose Entity” shall mean a corporation, limited partnership or limited liability company which at all times prior to, on and after the date hereof:

(a)          was, is and will be organized solely for the purpose of (i) in the case of Borrower, acquiring, developing, owning, holding, selling, leasing, transferring, exchanging, managing and operating the applicable Property (and no other property), entering into this Agreement with Lender and performing its obligations under the Loan Documents, refinancing the applicable Property in connection with a permitted repayment of the Loan, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing, or (ii) in the case of Principal, acting as a general partner of the limited partnership that owns the Property or member of the limited liability company that owns the Property;

(b)          has not been, is not, and will not be engaged, in any business unrelated to (i) in the case of Borrower, the acquisition, development, ownership, management or operation of the applicable Property, and (ii) in the case of Principal, acting as general partner of the limited partnership that owns the applicable Property, or acting as a member of the limited liability company that owns the applicable Property, as applicable;

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(c)          has not had, does not have, and will not have, any assets other than (i) in the case of Borrower, those related to the applicable Property or (ii) in the case of Principal, its partnership interest in the limited partnership or the membership interest in the limited liability company that owns the Property or acts as the general partner or managing member thereof, as applicable;

(d)          has not engaged, sought or consented to, and will not engage in, seek or consent to, any dissolution, winding up, liquidation, consolidation, merger, sale of all or substantially all of its assets, transfer of partnership or membership interests (if such entity is a general partner in a limited partnership or a member in a limited liability company) or amendment of its limited partnership agreement, articles of incorporation, articles of organization, certificate of formation or operating agreement (as applicable) with respect to the matters set forth in this definition;

(e)          if such entity is a limited partnership, has, had, now has, and will have as its only general partners, Special Purpose Entities each of which (A) is a corporation or single-member Delaware limited liability company or multimember Delaware limited liability company treated as a single member limited liability company that complies with the requirements set forth in Section (h) hereof, (B) has one (1) Independent Director, and (C) holds a direct interest as general partner in the limited partnership of not less than 0.5% (or 0.1%, if the limited partnership is a Delaware entity);

(f)          if such entity is a corporation, has had, now has and will have at least one (1) Independent Director, and has not caused or allowed, and will not cause or allow, the board of directors of such entity to take any Bankruptcy Action either with respect to itself or, if the corporation is a Principal, with respect to Borrower or any action requiring the unanimous affirmative vote of one hundred percent (100%) of the members of its board of directors unless the Independent Director shall have participated in such vote and shall have voted in favor of such action;

(g)          if such entity is a limited liability company with more than one member, has had, now has and will have at least one member that is a Special Purpose Entity (A) that is a corporation, (B) that has at least one (1) Independent Director, and (C) that directly owns at least one-half-of-one percent (0.5%) of the equity of the limited liability company (or 0.1% if the limited liability company is a Delaware entity);

(h)          if such entity is a limited liability company with only one member, has been, now is, and will be a limited liability company organized in the State of Delaware that (A) intentionally omitted, (B) has at least one (1) Independent Director, (C) has not caused or allowed, and will not cause or allow the members or managers of such entity to take any Bankruptcy Action, either with respect to itself or, if the company is a Principal, with respect to Borrower, in each case unless the Independent Director then serving as managers of the company shall have consented in writing to such action, and (D) has and shall have either (1) a member which owns no economic interest in the company, has signed the company’s limited liability company agreement and has no obligation to make capital contributions to the company, or (2) two natural persons or one entity that is not a member of the company, that has signed its limited liability company agreement and that, under the terms of such limited liability company agreement becomes a member of the company immediately prior to the withdrawal or dissolution of the last remaining member of the company;

(i)          has been, is and intends to remain solvent and has paid and shall pay its debts and liabilities from its then available assets (including a fairly-allocated portion of any personnel and overhead expenses that it shares with any Affiliate) as the same shall become due, and has maintained and shall intend to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; provided, however, that nothing herein shall be deemed to obligate any member of Borrower to make an additional capital contribution, loan or other financial accommodation available to Borrower in order to meet such capital requirement nor to prohibit any REIT Required Distributions by the Operating Partnership or Sponsor;

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(j)          has not failed, and will not fail, to correct any known misunderstanding regarding the separate identity of such entity and has not and shall not identify itself as a division of any other Person;

(k)         has maintained and will maintain its accounts, books and records separate from any other Person and has filed and will file its own tax returns, except to the extent that it has not been or is not required to file tax returns under applicable law, and, if it is a corporation, has not filed and shall not file a consolidated Federal income tax return with any other corporation, except to the extent that it is required by law to file consolidated tax returns;

(l)          has maintained and will maintain its own records, books, resolutions and agreements;

(m)        other than with respect to the other Borrowers as provided in the Cash Management Agreement, (i) has not commingled, and will not commingle, its funds or assets with those of any other Person and (ii) has not participated and will not participate in any cash management system with any other Person;

(n)         has held and will hold its assets in its own name;

(o)         has conducted and shall conduct its business in its name or in a name franchised or licensed to it by an entity other than an Affiliate of itself or of Borrower, except for business conducted on behalf of itself by another Person under a business management services agreement that is on commercially reasonable terms, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of Borrower;

(p)         has maintained and will maintain its books, bank accounts, balance sheets, financial statements, accounting records and other entity documents separate from any other Person and has not permitted, and will not permit, its assets to be listed as assets on the financial statement of any other entity except as required by the Approved Accounting Method; provided, however, that appropriate notation shall be made on any such consolidated statements to indicate its separateness from such Affiliate and to indicate that its assets and credit are not available to satisfy the debt and other obligations of such Affiliate or any other Person and such assets shall be listed on its own separate balance sheet;

(q)         has paid and will pay its own liabilities and expenses, including the salaries of its own employees, out of its own funds and assets, and has maintained and will maintain a sufficient number of employees in light of its contemplated business operations;

(r)         has observed and will observe all partnership, corporate or limited liability company formalities, as applicable;

(s)         has had no and will have no Indebtedness (including loans, whether or not such loans are evidenced by a written agreement) other than Permitted Indebtedness;

(t)          has not assumed or guaranteed or become obligated for, and will not assume or guarantee or become obligated for, the debts of any other Person and has not held out and will not hold out its credit as being available to satisfy the obligations of any other Person except with respect to the other Borrowers as permitted pursuant to this Agreement;

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(u)         has not acquired and will not acquire obligations or securities of its partners, members or shareholders or any other Affiliate except with respect to the other Borrowers as permitted pursuant to this Agreement;

(v)         has allocated and will allocate, fairly and reasonably, any overhead expenses that are shared with any Affiliate, including, but not limited to, paying for shared office space and services performed by any employee of an Affiliate;

(w)        has maintained and used, now maintains and uses, and will maintain and use, separate stationery, invoices and checks bearing its name, which stationery, invoices, and checks utilized by the Special Purpose Entity or utilized to collect its funds or pay its expenses have borne, shall bear its own name and have not borne and shall not bear the name of any other entity unless such entity is clearly designated as being the Special Purpose Entity’s agent;

(x)         except with respect to the other Borrowers pursuant to the Loan Documents, has not pledged and will not pledge its assets for the benefit of any other Person;

(y)         has held itself out and identified itself, and will hold itself out and identify itself, as a separate and distinct entity under its own name or in a name franchised or licensed to it by an entity other than an Affiliate of Borrower and not as a division or part of any other Person, except for services rendered under a business management services agreement with an Affiliate that complies with the terms contained in clause (z) below of this definition, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of Borrower;

(z)         has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(aa)       has not made and will not make loans to any Person or hold evidence of indebtedness issued by any other Person or entity (other than cash and investment-grade securities issued by an entity that is not an Affiliate of or subject to common ownership with such entity);

(bb)      has not identified and will not identify its partners, members or shareholders, or any Affiliate of any of them, as a division or part of it, and has not identified itself, and shall not identify itself, as a division of any other Person;

(cc)       has not entered into or been a party to, and will not enter into or be a party to, any transaction with its partners, members, shareholders or Affiliates except (i) in the ordinary course of its business and on terms which are intrinsically fair, commercially reasonable and are substantially similar to those that would be obtained in a comparable arm’s-length transaction with an unrelated third party, (ii) in connection with this Agreement, and (iii) capital contributions and distributions permitted under the terms of its organizational documents;

(dd)      has not had and shall not have any obligation to, and has not indemnified and shall not indemnify its partners, officers, directors or members, as the case may be, in each case unless such an obligation or indemnification is fully subordinated to the Debt and shall not constitute a claim against it in the event that its cash flow is insufficient to pay the Debt;

(ee)       if such entity is a corporation, it shall consider the interests of its creditors in connection with all corporate actions;

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(ff)        does not and will not have any of its obligations guaranteed by any Affiliate except for the Guarantor as provided in the Loan Documents;

(gg)      has conducted and shall conduct its business so that each of the assumptions made about it and each of the facts stated about it in the Insolvency Opinion are true;

(hh)      has complied and will comply in all material respects with all of the terms and provisions contained in its organizational documents concerning its status as a Special Purpose Entity and cause statements of facts concerning its status as a Special Purpose Entity contained in its organizational documents to be and to remain true and correct;

(ii)         has not permitted and shall not permit any Affiliate or constituent party independent access to its bank accounts except with respect to the other Borrowers as permitted under the Loan Documents; and

(jj)         has not held and will not hold out the assets or credit of any Affiliate as being available to satisfy its debts or obligations, except for the Guarantor’s as permitted pursuant to this Agreement.

“Sponsor” shall mean Global Medical REIT Inc., a Maryland corporation.

“Sponsor Controlled Party” shall mean an entity Controlled by the Sponsor.

“Sponsor Related Entities” shall have the meaning set forth in the definition of Sponsor Transfer Conditions.

“Sponsor Transfer” shall mean either (i) an IPO, or (ii) a Private Sale of Stock, provided that, in each instance, the applicable Sponsor Transfer Conditions are satisfied as determined by Lender.

“Sponsor Transfer Conditions” shall mean (A) in connection with an IPO, each of the following conditions: (i) Sponsor, both immediately before and after the consummation of the IPO, shall not be in default of its obligations under the Guaranty or the Environmental Indemnity, including the covenants set forth in Section 5.2 of the Guaranty, (ii) Sponsor shall reaffirm in a writing acceptable to Lender its obligations and liabilities under the Guaranty and the Environmental Indemnity, (iii) each Approved Rating Agency shall have issued a Rating Agency Confirmation with respect to the IPO, if such confirmation is required by Lender, (iv) no Default or Event of Default shall have occurred and be continuing and shall not occur as a result of the consummation of the IPO, and (v) Borrower shall pay any and all reasonable out-of-pocket costs incurred in connection with such IPO, including Lender’s counsel fees and disbursements and fees of the Approved Rating Agencies; and (B) in connection with a Private Sale of Stock, each of the following conditions: (i) Sponsor, both immediately before and after the consummation of the Private Sale of Stock, shall not be in default of its obligations under the Guaranty or the Environmental Indemnity, including the covenants set forth in Section 5.2 of the Guaranty, (ii) the reputation, experience and qualifications of the Stock Transferees and the Stock Transferees’ Principals shall be reasonably acceptable to Lender, (iii) the Stock Transferees, the Stock Transferees’ Principals and all entities which may be owned or Controlled directly or indirectly by the Stock Transferees’ Principals, or any of them (the “Sponsor Related Entities”) shall not have been subject to a Bankruptcy Action within the seven (7) years prior to the date of the consummation of the Private Sale of Stock, (iv) Sponsor shall reaffirm in a writing acceptable to Lender its obligations and liabilities under the Guaranty and the Environmental Indemnity, (v) there shall be no material litigation or regulatory action pending or threatened against the Stock Transferees, the Stock Transferees’ Principals or the Sponsor Related Entities that is not reasonably acceptable to Lender, (vi) each Approved Rating Agency shall have issued a Rating Agency Confirmation with respect to the Private Sale of Stock, (vii) no Default or Event of Default shall have occurred and be continuing and shall not occur as a result of the consummation of the Private Sale of Stock, and (viii) Borrower shall pay any and all reasonable out-of-pocket costs incurred in connection with such Private Sale of Stock, including Lender’s counsel fees and disbursements and fees of the Approved Rating Agencies; provided, however, that, in either case, under no circumstances shall Borrower or Sponsor be required to pay a transfer fee in connection with a Sponsor Transfer that satisfies the requirements of this Agreement.

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“Star Medical Center” shall mean Star Medical Center, LLC, a Texas limited liability company, together with its permitted successors or assigns.

“Star Medical Center Lease” shall mean that certain Lease, dated January 28, 2016, by and between Borrower 2, as landlord, and Star Medical Center, as tenant, and as the same may be further amended, restated, replaced, supplemented or otherwise modified from time to time, subject to and in accordance with Section 5.1.20 hereof.

“Star Medical Center Property” shall mean each parcel of real property described on Exhibit A-2, the Improvements thereon and all Personal Property owned by Borrower 2 and encumbered by the applicable Security Instrument, together with all rights pertaining to such property and Improvements, as more particularly described in the granting clause of such Security Instrument.

“State” shall mean the State or Commonwealth in which each Property or any part thereof is located.

“Stated Maturity Date” shall mean April 6, 2026.

“Stock Transferees” shall mean the proposed transferees of Sponsor’s stock.

“Stock Transferees’ Principals” shall mean collectively (i) each such Stock Transferees’ managing members, general partners or principal shareholders and (ii) such other members, partners or shareholders which directly or indirectly shall own fifty-one percent (51%) or greater economic and voting interest in each such Stock Transferee.

“Successor Borrower” shall have the meaning set forth in Section 2.5.3 hereof.

“Surgical Institute of Michigan” shall mean The Surgical Institute of Michigan, LLC, a Delaware limited liability company, together with its permitted successors or assigns.

“Surgical Institute of Michigan Lease” shall mean that certain Lease, dated on or about the date hereof, by and between Borrower 4, as landlord, and Surgical Institute of Michigan, as tenant and as the same may be further amended, restated, replaced, supplemented or otherwise modified from time to time, subject to and in accordance with Section 5.1.20 hereof.

“Surgical Institute of Michigan Property” shall mean each parcel of real property described on Exhibit A-4, the Improvements thereon and all Personal Property owned by Borrower 4 and encumbered by the applicable Security Instrument, together with all rights pertaining to such property and Improvements, as more particularly described in the granting clause of such Security Instrument.

“Survey” shall mean collectively, the survey of each Property prepared by a surveyor licensed in the State and satisfactory to Lender and the company or companies issuing the Title Insurance Policy, and containing a certification of such surveyor satisfactory to Lender.

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“Swap” shall mean, collectively, any and all interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether the applicable Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such applicable Person otherwise assures a creditor against loss, and any other transactions entered into in connection therewith.

“Tax and Insurance Escrow Account” shall have the meaning set forth in Section 7.2.1 hereof.

“Tax and Insurance Escrow Funds” shall have the meaning set forth in Section 7.2.1 hereof.

“Taxes” shall mean all taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against (a) any Property or part thereof, together with all interest and penalties thereon and (b) against the rents, issues, income or profits thereof or upon the lien or estate hereby created, whether any or all of said taxes, assessments or charges be levied directly or indirectly or as excise taxes or ad valorem real estate or personal property taxes or as income taxes.

“Tenant” shall mean the lessee of all or any portion of the Property under a Lease.

“Tenant Direction Letter” shall mean a letter to each Tenant under a Lease instructing such Tenant to deliver all Rents directly to the applicable Clearing Account, which letter shall be substantively identical to the form letter attached hereto as Exhibit B.

“Threshold Amount” shall mean five percent (5%) of the amount equal to (a) the Outstanding Principal Balance of the Loan as of a date as determined by Lender multiplied by (b) the Allocated Loan Ratio for the Property which is the subject of the alterations.

“TI/LC Lease” shall mean the Star Medical Center Lease.

“TI/LC Reserve Account” shall have the meaning set forth in Section 7.8.1 hereof.

“TI/LC Reserve Funds” shall mean the amount set forth on Schedule IV attached hereto.

“Title Company” shall mean the title insurance company which issued the Title Insurance Policy.

“Title Insurance Policy” shall mean, one or more ALTA mortgagee title insurance policies in a form acceptable to Lender (or, if a Property is in a State which does not permit the issuance of such ALTA policy, such form as shall be permitted in such State and acceptable to Lender) with respect to the Properties and insuring the lien of the Security Instruments encumbering the Properties.

“Transfer” shall have the meaning set forth in Section 5.2.10(b) hereof.

“Transferee” shall have the meaning set forth in Section 5.2.10(f)(iii) hereof.

“Transferee’s Principals” shall mean collectively, (A) Transferee’s managing members, general partners or principal shareholders and (B) such other members, partners or shareholders which directly or indirectly shall own a fifty-one percent (51%) or greater economic and voting interest in Transferee.

“UCC” shall mean the Uniform Commercial Code as in effect on the date hereof in the State in which each Property is located, as applicable; provided, however, that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection or priority of the security interest in any item or portion of the collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State in which each Property is located (“Other UCC State”), “UCC” means the Uniform Commercial Code as in effect in such Other UCC State for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or priority.

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“Undefeased Note” shall have the meaning set forth in Section 2.5.4 hereof.

“Underwritten Stabilized Expense Amount” shall mean (i) with respect to the Gastro One Property, an amount equal to $5,575.54 per month, (ii) with respect to the Star Medical Center Property, an amount equal to $3,124.29 per month, (iii) with respect to the Marina Towers Property, an amount equal to $8,798.91 per month and (iv) with respect to the Surgical Institute of Michigan Property, an amount equal to $3,865.63 per month.

“U.S. Obligations” shall mean non-redeemable securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are (a) direct obligations of the United States of America for the payment of which its full faith and credit is pledged, or (b) to the extent acceptable to the Approved Rating Agencies, other “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended.

“Yield Maintenance Premium” shall mean an amount equal to the greater of (a) three percent (3%) of the outstanding principal balance of the Loan to be prepaid or satisfied; and (b) the excess, if any, of (i) the sum of the present values of all then-scheduled payments of principal and interest under the Note assuming that all scheduled payments are made timely and that the remaining outstanding principal and interest on the Loan is paid on the Stated Maturity Date (with each such payment and assumed payment discounted to its present value at the date of prepayment at the rate which, when compounded monthly, is equivalent to the Prepayment Rate when compounded semi-annually and deducting from the sum of such present values any short-term interest paid from the date of prepayment to the next succeeding Payment Date in the event such payment is not made on a Payment Date), over (ii) the principal amount being prepaid or satisfied.

Section 1.2           Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

ARTICLE II

GENERAL TERMS

Section 2.1	Loan Commitment; Disbursement to Borrower.

2.1.1           Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make, and Borrower hereby agrees to borrow, the Loan on the Closing Date.

2.1.2           Single Disbursement to Borrower. Borrower may request and receive only one disbursement hereunder in respect of the Loan and any amount borrowed and repaid or defeased hereunder in respect of the Loan may not be re-borrowed. Borrower acknowledges and agrees that the Loan has been fully funded as of the Closing Date.

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2.1.3           The Note, Security Instruments and Loan Documents. The Loan shall be evidenced by the Note and secured by the Security Instruments, the Assignments of Leases and other Loan Documents for each Property. Each of the Security Instruments are cross-collateralized and cross-defaulted.

2.1.4           Use of Proceeds. Borrower shall use the proceeds of the Loan to (a) acquire, refinance and/or recapitalize the Properties and/or repay and discharge any existing loans relating to the Properties, (b) pay all past-due Basic Carrying Costs, if any, with respect to the Properties, (c) make deposits into the Reserve Funds on the Closing Date in the amounts provided herein, (d) pay costs and expenses incurred in connection with the closing of the Loan, as approved by Lender, (e) fund any working capital requirements of the Properties, and (f) distribute the balance, if any, to Borrower for business purposes.

Section 2.2	Interest Rate.

2.2.1           Interest Rate. Subject to Section 2.2.4 hereof, interest on the Outstanding Principal Balance shall accrue from the Closing Date to but excluding the Maturity Date at the Interest Rate.

2.2.2           Interest Calculation. With respect to any applicable period, interest on the Outstanding Principal Balance shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made by (b) a daily rate based on the Interest Rate and a three hundred sixty (360) day year by (c) the average Outstanding Principal Balance in effect for the applicable period as calculated by Lender.

2.2.3           Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the Outstanding Principal Balance and, to the extent permitted by law, all accrued and unpaid interest in respect thereof and any other amounts due pursuant to the Loan Documents, shall accrue interest at the Default Rate, calculated from the date such payment was due without regard to any grace or cure periods contained herein.

2.2.4           Usury Savings. This Agreement, the Note and the other Loan Documents are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

Section 2.3	Debt Service Payments.

2.3.1           Payments Generally. For purposes of making payments hereunder, but not for purposes of calculating Interest Periods, if the day on which such payment is due is not a Business Day, then amounts due on such date shall be due on the immediately preceding Business Day. All amounts due pursuant to this Agreement and the other Loan Documents shall be payable without setoff, counterclaim, defense or any other deduction whatsoever.

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2.3.2           Monthly Debt Service Payment. On the Closing Date, Borrower shall make a payment of interest only for the period commencing on and including the Closing Date through and including April 5, 2016. On each Payment Date up to and including the Maturity Date, Borrower shall make a payment to Lender of interest and, if applicable, principal in an amount equal to the Monthly Debt Service Payment Amount, which payments shall be applied first to accrued and unpaid interest and, if applicable, the balance to principal.

2.3.3           Payment on Maturity Date. Borrower shall pay to Lender not later than 3:00 P.M., New York City time, on the Maturity Date the Outstanding Principal Balance, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Security Instruments and the other Loan Documents.

2.3.4           Late Payment Charge. If any principal, interest or any other sums due under the Loan Documents, including the payment of principal due on the Maturity Date, is not paid by Borrower on or prior to the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of (a) five percent (5%) of such unpaid sum, and (b) the Maximum Legal Rate, in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Security Instruments and the other Loan Documents to the extent permitted by applicable law.

2.3.5           Method and Place of Payment. Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 1:00 P.M., New York City time, on the date when due and shall be made in Dollars in immediately available funds at Lender’s office or as otherwise directed by Lender, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day. Any payments required to be made hereunder or under the Cash Management Agreement by Lender or Servicer out of the Cash Management Account shall be deemed to have been timely made for purposes of this Section 2.3.5.

Section 2.4	Prepayments.

2.4.1           Voluntary Prepayments. (a) Except as otherwise provided herein, Borrower shall not have the right to prepay or defease the Loan in whole or in part prior to the Maturity Date.

(b)          Intentionally Omitted.

(c)          Open Prepayment. On the Open Prepayment Date, or on any Payment Date thereafter, so long as no Event of Default has occurred and is continuing, Borrower may, at its option and upon not less than thirty (30) days irrevocable prior written notice to Lender, prepay the entire Outstanding Principal Balance provided that such prepayment is accompanied by (i) all accrued and unpaid interest on the Outstanding Principal Balance prepaid and (ii) all other amounts due under the Note, this Agreement, or any of the other Loan Documents, without payment of the Yield Maintenance Premium. In addition, if for any reason Borrower prepays the Loan on a day other than a Payment Date, Borrower shall also pay interest on the principal amount so prepaid through the next succeeding Payment Date.

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2.4.2           Mandatory Prepayments. Following any Casualty or Condemnation, on the next occurring Payment Date following the date on which Lender actually receives any Net Proceeds, if Lender is not obligated to make such Net Proceeds available to Borrower for Restoration, Borrower shall prepay, or authorize Lender to apply Net Proceeds as a prepayment of, the Outstanding Principal Balance of the Note in an amount equal to one hundred percent (100%) of such Net Proceeds, and provided that no Event of Default has occurred and is continuing, such prepayment to be made without payment of the Yield Maintenance Premium; provided, however, if an Event of Default has occurred and is continuing, Lender may apply such Net Proceeds to the Debt (until paid in full) in any order or priority in its sole discretion. Any partial prepayment under this Section 2.4.2 shall be applied to the last payments of principal due under the Loan and shall not in any event reduce or otherwise change the Monthly Debt Service Payment Amount. Notwithstanding anything to the contrary set forth herein, and provided no Event of Default has occurred and is continuing, in the event of a partial prepayment as set forth in this Section 2.4.2, for a period of one hundred eighty (180) days following such partial prepayment, Borrower may prepay the remaining Outstanding Principal Balance, without payment of the Yield Maintenance Premium, provided and on condition that: (i) Borrower shall provide Lender with not less than thirty (30) days irrevocable prior written notice of the date upon which Borrower shall prepay the Debt; and (ii) Borrower shall pay: (A) all accrued and unpaid interest on the Outstanding Principal Balance prepaid; (B) all other amounts due under the Note, this Agreement or any of the other Loan Documents; and (C) interest on the Outstanding Principal Balance so prepaid through the next succeeding Payment Date in the event that Borrower prepays the Debt on any date other than a Payment Date.

2.4.3           Prepayments Made While an Event of Default Exists. If, following the occurrence and during the continuance of an Event of Default, payment of all or any part of the Debt is tendered by Borrower for any reason or otherwise recovered by Lender (including, without limitation, through acceleration or the application of any Reserve Funds or Net Proceeds), such tender or recovery shall include (a) interest at the Default Rate on the outstanding principal amount of the Loan from the date such Event of Default occurred through the end of the Interest Period related to the Payment Date next occurring following the date of such tender or recovery, or if such tender or recovery occurs on a Payment Date, through and including the Interest Period related to such Payment Date and (b) an amount equal to the applicable Yield Maintenance Premium.

Section 2.5	Defeasance.

2.5.1           Voluntary Defeasance. (a) Provided no Event of Default shall then exist, Borrower shall have the right at any time after the Permitted Release Date and prior to the Open Prepayment Date, to cause the release of all of the Properties (such event being a “Full Defeasance Event”) or an individual Property (such event being a “Partial Defeasance Event”; any such Full Defeasance Event or Partial Defeasance Event is referred to herein as a "Defeasance Event") from the lien of the applicable Security Instrument and the other Loan Documents upon the satisfaction of the following conditions:

(i)          Borrower shall provide not less than thirty (30) days nor more than ninety (90) days prior written notice to Lender specifying the Payment Date (the “Defeasance Date”) on which the Defeasance Event shall occur, and, in the case of a Partial Defeasance Event, specifying the individual Property to be released (such individual Property, the “Release Parcel”);

(ii)         in the case of a Partial Defeasance Event, Borrower shall deliver to Lender New Appraisals of the Release Parcel and the Remaining Parcel;

(iii)        Borrower shall pay to Lender all accrued and unpaid interest on the principal balance of the Loan to and including the Defeasance Date. If for any reason the Defeasance Date is not a Payment Date, Borrower shall also pay interest that would have accrued on the Note through and including the next Payment Date, unless the Defeasance Deposit shall include (or if the U.S. Obligations purchased with such Defeasance Deposit shall provide for payment of) all principal and interest computed from the Payment Date prior to the Defeasance Date through the next succeeding Payment Date;

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(iv)        Borrower shall pay to Lender all other sums, not including scheduled interest or principal payments, then due under the Note, this Agreement, the Security Instrument and the other Loan Documents;

(v)         Borrower shall deliver to Lender the Defeasance Deposit;

(vi)        Borrower shall execute and deliver a pledge and security agreement, in form and substance that would be reasonably satisfactory to a prudent lender creating a first priority lien on the Defeasance Deposit and the U.S. Obligations purchased with the Defeasance Deposit in accordance with the provisions of this Section 2.5 (the “Security Agreement”);

(vii)       Borrower shall deliver an opinion of counsel for Borrower, that is standard in commercial lending transactions and subject only to customary qualifications, assumptions and exceptions opining, among other things, that (A) Borrower has legally and validly transferred and assigned the U.S. Obligations and all obligations, rights and duties under and to the Note (in the case of a Full Defeasance Event) or the Defeased Note (in the case of a Partial Defeasance Event) to the Successor Borrower, (B) Lender has a perfected first priority security interest in the Defeasance Deposit and the U.S. Obligations delivered by Borrower, (C) any REMIC formed pursuant to a Securitization will not fail to maintain its status as a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code as a result of such Defeasance Event, (D) the Defeasance Event will not result in a deemed exchange for purposes of the Code and will not adversely affect the status of the Note as indebtedness for Federal income tax purposes, and (E) delivery of the Defeasance Deposit and the grant of a security interest therein to Lender shall not constitute an avoidable preference under Section 547 of the Bankruptcy Code or applicable state law;

(viii)      Borrower shall deliver a Rating Agency Confirmation from each of the Approved Rating Agencies with respect to such Defeasance Event and, if required by the Approved Rating Agencies, Borrower shall also deliver or cause to be delivered (from counsel satisfactory to Lender) a non-consolidation opinion with respect to the Successor Borrower in form and substance satisfactory to Lender and the Approved Rating Agencies;

(ix)         Borrower shall deliver an Officer’s Certificate certifying that the requirements set forth in this Section 2.5.1(a) have been satisfied;

(x)          Borrower shall deliver a certificate of Borrower’s independent certified public accountant certifying that the U.S. Obligations purchased with the Defeasance Deposit generate monthly amounts equal to or greater than the Scheduled Defeasance Payments;

(xi)         Borrower shall deliver such other certificates, documents or instruments as Lender may reasonably request; and

(xii)        Borrower shall pay all costs and expenses of Lender incurred in connection with the Defeasance Event, including (A) any costs and expenses associated with a release of the Lien of the Security Instrument as provided in Section 2.6 hereof, (B) reasonable attorneys’ fees and expenses incurred in connection with the Defeasance Event, (C) the costs and expenses of the Approved Rating Agencies, (D) any revenue, documentary stamp or intangible taxes or any other tax or charge due in connection with the transfer of the Note or the Defeased Note, as applicable, or otherwise required to accomplish the defeasance, and (E) the costs and expenses of Servicer and any trustee, including reasonable attorneys’ fees and expenses.

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(b)          In connection with each Defeasance Event, Borrower shall use the Defeasance Deposit to purchase U.S. Obligations which provide payments (A) on or prior to, but as close as possible to, all successive scheduled Payment Dates after the Defeasance Date through and including the Open Prepayment Date and (B) in amounts equal to, (x) in the case of a Full Defeasance Event, the scheduled payments due on each such Payment Date under this Agreement and the Note (including, without limitation, scheduled payments of principal, interest, servicing fees (if any), and any other amounts due under the Loan Documents) together with the entire outstanding principal balance of the Note on the Open Prepayment Date (assuming the Note is prepaid in full on the Open Prepayment Date) and (y) in the case of a Partial Defeasance Event, the scheduled payments due on each such Payment Date under the Defeased Note (including, without limitation, scheduled payments of principal, interest, servicing fees (if any), and any other amounts due under the Loan Documents) together with the entire outstanding principal balance of the Defeased Note on the Open Prepayment Date (assuming the Defeased Note is prepaid in full on the Open Prepayment Date) (the “Scheduled Defeasance Payments”). Borrower, pursuant to the Security Agreement or other appropriate document, shall authorize and direct that the payments received from the U.S. Obligations may be made directly to the applicable Clearing Account(s) (unless otherwise directed by Lender) and applied to satisfy the Debt. Any portion of the Defeasance Deposit in excess of the amount necessary to purchase the U.S. Obligations required by this Section 2.5 and satisfy the Debt under this Section 2.5 and Section 2.6 shall be remitted to Borrower.

(c)          Notwithstanding anything to the contrary contained herein, no Partial Defeasance Event shall be permitted with respect to any Release Parcel unless, simultaneously with such Partial Defeasance Event, the applicable Borrower shall transfer fee title to such Release Parcel in connection with a bona fide arms-length transaction to a third party Person that is not a Restricted Party.

2.5.2           Collateral. Each of the U.S. Obligations that are part of the defeasance collateral shall be duly endorsed by the holder thereof as directed by Lender or accompanied by a written instrument of transfer in form and substance that would be satisfactory to a prudent lender (including, without limitation, such instruments as may be required by the depository institution holding such securities or by the issuer thereof, as the case may be, to effectuate book-entry transfers and pledges through the book-entry facilities of such institution) in order to perfect upon the delivery of the defeasance collateral a first priority security interest therein in favor of Lender in conformity with all applicable state and Federal laws governing the granting of such security interests.

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2.5.3           Successor Borrower. In connection with any Defeasance Event, Borrower shall transfer and assign all obligations, rights and duties under and to the Note (in the case of a Full Defeasance Event) or the Defeased Note (in the case of a Partial Defeasance Event) and the Security Agreement together with the pledged Defeasance Deposit and the U.S. Obligations purchased with the Defeasance Deposit to a newly-created successor entity, which entity shall be a single purpose, bankruptcy remote entity and which entity shall be designated or established by Lender, at Lender’s option (the “Successor Borrower”). Lender shall also have the right to purchase on behalf of Borrower, or cause to be purchased on behalf of Borrower, the U.S. Obligations with the pledged Defeasance Deposit. Such rights to designate or establish the Successor Borrower as provided above or to purchase, or cause the purchase of, on behalf of Borrower the U.S. Obligations purchased with the Defeasance Deposit as provided above may be exercised by Cantor Commercial Real Estate Lending, L.P. (“Cantor”) in its sole discretion and shall be retained by Cantor (and any successor or assign of Cantor under a specific assignment of such retained rights separate and apart from a transfer or Securitization of the Loan in whole or in part), notwithstanding any transfer or Securitization of the Loan in whole or in part. Such Successor Borrower shall assume the obligations under the Note (in the case of a Full Defeasance Event) or the Defeased Note (in the case of a Partial Defeasance Event) and any Security Agreement and shall be bound by and obligated under Sections 2.3, 3.1, 5.1.19, 5.1.15(a), 8.2, 10.13 and 10.18 of this Agreement; provided, however, that all references therein to “Property” shall be deemed to refer only to the Defeasance Deposit and the U.S. Obligations purchased with the Defeasance Deposit delivered to Lender. Upon such assumption by Successor Borrower with respect to a Full Defeasance Event, Borrower shall be relieved of its obligations under such documents, except with respect to any provision therein which by their terms expressly survive a payment, repayment, defeasance or other satisfaction of the Loan and/or transfer of the Properties or any individual Property in connection with Lender’s exercise of its remedies under this Agreement and the other Loan Documents. Upon such assumption by Successor Borrower with respect to a Partial Defeasance Event, Borrower shall be relieved of its obligations under the Defeased Note and the Security Agreement, except with respect to any provisions therein which by their terms expressly survive a payment, repayment, defeasance or other satisfaction of the Loan and/or a transfer of the Properties or any individual Property in connection with Lender’s exercise of its remedies under this Agreement and the other Loan Documents. Borrower shall pay a minimum of $1,000 to any such Successor Borrower as consideration for assuming the obligations under the Note (in the case of a Full Defeasance Event) or the Defeased Note (in the case of a Partial Defeasance Event), this Agreement and the Security Instrument. Borrower shall pay all costs and expenses incurred by Lender, including the cost of establishing the Successor Borrower and Lender’s attorney’s reasonable fees and expenses and any fees and expenses of any Rating Agencies, incurred in connection therewith.

2.5.4           Additional Requirements Regarding Partial Defeasance Event. With respect to a Partial Defeasance Event, Borrower shall also satisfy all of the following additional requirements:

(a)         Borrower shall execute and deliver to Lender all documents necessary to amend, restate and substitute the Note with two substitute notes: one note having a principal balance equal to the Adjusted Release Amount with respect to the Release Parcel (the “Defeased Note”) and one note having a principal balance equal to the remaining principal balance outstanding on the Note as of the Defeasance Date (the “Undefeased Note”). The “Monthly Debt Service Payment Amount” of the Defeased Note and the Undefeased Note shall be determined by proportionately allocating on a pro rata basis the Monthly Debt Service Payment Amount between them, as determined by Lender, such that the aggregate payment each month under the Defeased Note and the Undefeased Note equals the Monthly Debt Service Payment Amount. The Defeased Note shall mature on the Stated Maturity Date, and except as set forth above shall have identical terms as the original Note (except for the principal balance), except that a Defeased Note cannot be the subject of any further defeasance. The Undefeased Note shall have identical terms as the original Note (except for the principal balance and Monthly Debt Service Payment Amount thereunder) and may be the subject of a further defeasance in accordance with the terms of this Section 2.5. After the occurrence of a Partial Defeasance Event, the term “Note” as used in this Section 2.5, shall refer to the Undefeased Note that is the subject of further defeasance (and not to the Defeased Note, which is not subject to further defeasance).

(b)         if applicable, an executed copy of the contract for the purchase and sale of the Release Parcel, together with any other information requested by Lender, certified as true, correct, and complete by Borrower, which contract must be received at least thirty (30) days prior to the date of the Defeasance Date.

(c)         if applicable, (A) a copy of the proposed closing settlement statement for the purchase and sale of the Release Parcel, certified as true, correct, and complete by Borrower as of such date, which statement must be received at least two (2) Business Days prior to the Defeasance Date, and (B) the final, executed closing settlement statement for the purchase and sale of the Release Parcel, certified as true, correct, and complete by Borrower, which must be received prior to the consummation of the Defeasance Event.

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(d)         one or more endorsements to the Title Insurance Policy insuring that, after giving effect to the Partial Defeasance Event, (i) the Lien created by the Security Instrument is a first priority Lien on the Remaining Parcel, subject only to the Permitted Encumbrances; (ii) the Title Insurance Policy is in full force and effect showing no new encumbrances that were not otherwise approved by Lender and other similar materials as Lender may deem necessary at the time of such Partial Defeasance Event; (iii) the Remaining Parcel is a separate tax lot; and (iv) the Remaining Parcel is in compliance with all applicable zoning codes.

(e)         Lender shall have received a copy of a deed conveying all of such Borrower’s right, title and interest in and to the Release Parcel and a letter from such Borrower countersigned by a title insurance company acknowledging receipt of such deed and agreeing to record such deed in the real estate records of the appropriate recording office in which the Release Parcel is located.

(f)          No partial defeasance granted by Lender shall, in any way, impair or affect the lien or priority of the applicable Security Instruments relating to the Remaining Parcel.

(g)         The Remaining Parcel will be in compliance with all provisions of any Lease(s) of any portion of the Remaining Property that are then in effect;

(h)         After giving effect to such Partial Defeasance Event:

(i)          no Event of Default would exist;

(ii)         the Post-Defeasance Debt Service Coverage Ratio is not less than the greater of (A) 1.45 to 1.00 and (B) the Debt Service Coverage Ratio as calculated immediately prior to such Partial Defeasance Event; and

(iii)        the Post-Defeasance Loan to Value Ratio is not greater than the lesser of (A) sixty-percent (60%) and (B) the Loan to Value Ratio as calculated immediately prior to such Partial Defeasance Event.

(i)          Notwithstanding anything contained herein to the contrary, each Property (other than the Star Medical Center Property) must be released from the Lien of the applicable Security Instruments (in accordance with the terms of this Agreement) prior to the time that any Partial Defeasance Event may occur with respect to the Star Medical Center Property. In no event may the Star Medical Center Property be defeased last.

Section 2.6           Release of Property. Except as set forth in this Section 2.6, no repayment, prepayment or defeasance (if and to the extent expressly permitted herein) of all or any portion of the Note shall cause, give rise to a right to require, or otherwise result in, the release of the Lien of the applicable Security Instrument.

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2.6.1       Release of Property.

(a)         If Borrower has defeased the entire Loan pursuant to a Full Defeasance Event and the requirements of Section 2.5 and this Section 2.6 have been satisfied, the Properties shall be released from the Liens of the Security Instruments and the U.S. Obligations, pledged pursuant to the each Security Agreement, shall be the sole source of collateral securing the Note. If Borrower has partially defeased the Loan pursuant to a Partial Defeasance Event and the requirements of Section 2.5 and this Section 2.6 have been satisfied, the Release Parcel shall be released from the Lien of the applicable Security Instrument and the U.S. Obligations, pledged pursuant to such Security Agreement, shall be the sole source of collateral securing the Defeased Note.

(b)         In connection with the release of the Properties from the Liens of the Security Instruments (in the case of a Full Defeasance Event) or of the Release Parcel from the Lien of the applicable Security Instrument (in the case of a Partial Defeasance Event), Borrower shall submit to Lender, not less than thirty (30) days prior to the Defeasance Date, a release of Lien (and related Loan Documents) for the Properties (in the case of a Full Defeasance Event) or the Release Parcel (in the case of a Partial Defeasance Event) for execution by Lender. Such releases shall be in a form appropriate in the jurisdiction(s) in which each individual Property is located and that would be satisfactory to a prudent lender and contains standard provisions protecting the rights of the releasing lender. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all Legal Requirements, and (ii) will effect such releases in accordance with the terms of this Agreement. Borrower shall reimburse Lender and Servicer for any costs and expenses Lender and Servicer incur arising from such release (including reasonable attorneys’ fees and expenses) and Borrower shall pay, in connection with such release, (A) all recording charges, filing fees, taxes or other expenses payable in connection therewith, and (B) to any Servicer, the current fee being assessed by such Servicer to effect such release.

2.6.2           Release on Payment in Full. Lender shall, upon the written request and at the expense of Borrower, upon payment in full of the Debt in accordance with the terms of this Agreement and the other Loan Documents, release the Liens of the Security Instruments.

2.6.3           Release of 2020 Exeter Parcel. Borrower may request that Lender release the 2020 Exeter Parcel from the Lien of the Security Instrument (the “Release”), which request will be granted by Lender after it determines that all of the following terms and conditions are satisfied by Borrower:

(a)         Lender must have received from Borrower, at least thirty (30) (except that during the Pre-Securitization Period this number shall be reduced to five (5)) but not more than sixty (60) days’ prior written notice requesting the Release on the Release Date specified in such written notice, which notice must include a certificate of Borrower stating that the Release is not detrimental in any material respect to the use, operation and value of, or cash flow from, the Remaining Post-Release Parcel;

(b)         The Release must occur contemporaneously with the transfer of fee title to the 2020 Exeter Parcel to a Person that is not Borrower or Principal;

(c)         No Event of Default or Cash Management Period has occurred and is continuing as of the date such notice is received by Lender or as of the specified Release Date;

(d)         Lender must have received from Borrower reimbursement or payment of all reasonable costs and expenses incurred by Lender (including appraisal and title costs, reasonable attorneys’ fees and disbursements, servicing fees and rating agency fees) in connection with the Release;

(e)         Borrower, at its sole cost and expense, must have delivered to Lender one or more endorsements to the Title Insurance Policy insuring that, after giving effect to the Release, (i) the Lien created by the Security Instruments and insured under the Title Insurance Policy is a first priority lien on the Remaining Post-Release Parcel, subject only to the Permitted Encumbrances, (ii) the Title Insurance Policy is in full force and effect showing no new encumbrances that were not otherwise approved by Lender;

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(f)          Borrower must provide Lender with an opinion of counsel dated as of the Release Date in the form and substance reasonably acceptable to Lender that all consents and approvals required for the transfer of fee title to the 2020 Exeter Parcel or otherwise in connection with the Release have been obtained from the applicable Governmental Authorities and third parties, if any;

(g)         No default or breach of the Gastro One Lease or the REA will occur as a result of the Release and the Gastro One Lease shall be amended to remove the 2020 Exeter Parcel from the Gastro One Lease pursuant to a lease amendment in form and substance acceptable to Lender and Borrower must deliver to Lender such lease amendment along with an updated estoppel from Gastro One certifying, among other things, that the Gastro One Lease, as so amended, remains in full force and effect;

(h)         Borrower must, at its sole cost and expense, prepare any and all additional documents and instruments necessary to consummate the Release;

(i)          Borrower must have delivered to Lender and the Approved Rating Agencies (if a Securitization has occurred) such other instruments, legal opinions, certificates and other documents as Lender or such Approved Rating Agencies may reasonably request;

(j)          Lender shall have received (at Borrower’s expense) a Rating Agency Confirmation from each of the Approved Rating Agencies with respect to the Release;

(k)         Lender must have received from Borrower an Officer’s Certificate certifying that all conditions precedent to the Release have been complied with;

(l)          The Release must not occur within ten (10) days prior to or thirty (30) days after any Securitization; and

(m)        If any REMIC owns an interest in the Loan, (I) either (A) Borrower must have delivered to the Lender and the Approved Rating Agencies (if a Securitization has occurred) an opinion of counsel (in form and substance reasonably acceptable to, and given by counsel reasonably acceptable to, Lender and, if applicable, the Approved Rating Agencies) that the Release will not cause the Loan to cease to be a qualified mortgage (within the meaning of section 860G(a)(3) of the Code) by reason of section 1.860G-2(a)(8)(i) of the Treasury Regulations promulgated under the Code, or (B) if such opinion cannot be given, then immediately prior to or simultaneously with the Release the Loan will be paid down (with payment of the Yield Maintenance Premium) by the lowest amount that permits the Release to constitute a qualified pay-down transaction (within the meaning of Section 5.03 of Revenue Procedure 2010-30, 2010-36 IRB 316), and (II) if the REMIC provisions of the Code have been amended or if the Regulation referred to above (or Regulations incorporated therein by reference) have been revoked, modified or proposed to be changed or if the Servicer does not reasonably believe that the criterion set forth in clause (I)(B) above has been satisfied (as contemplated by Section 5.06 of the Revenue Procedure referred to above) or such Revenue Procedure has been revoked, declared obsolete or modified, in each case on or after the date hereof, Borrower must have delivered to the Lender (and, if applicable, the Approved Rating Agencies) such other opinion or opinions of counsel (as described above) as Lender may request to the effect that the Release will not adversely affect any such REMIC.

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Upon the satisfaction of the conditions set forth in this Section 2.6.3, the Lien of Lender under the applicable Security Instrument and the other Loan Documents will be released with respect to the 2020 Exeter Parcel, and Lender will execute and deliver any agreements reasonably requested by Borrower to release and terminate the Lien of the applicable Security Instrument as to the 2020 Exeter Parcel; provided, however, that such agreements will be made without recourse to Lender and made without any representation or warranty. Upon the consummation of the Release, all references in this Agreement and the other Loan Documents relating to the 2020 Exeter Parcel will be deemed deleted, except with respect to indemnities or guaranties relating to such 2020 Exeter Parcel (which will expressly survive such Release) and except as otherwise expressly provided in any of the other Loan Documents. All agreements, instruments and other documentation to be delivered to Lender pursuant to this Section 2.6.3 must be in form and substance reasonably satisfactory to Lender.

Notwithstanding anything herein to the contrary, so long as all other conditions for the Release have been satisfied during the Pre-Securitization Period, and the Release has been recorded in the applicable county real estate records during the Pre-Securitization Period and the title policy endorsements have been issued by the Title Company pursuant to subparagraph (e) of this Section 2.6.3 during the Pre-Securitization Period, Borrower shall not be required to satisfy the requirements set forth in subparagraphs (i), (j) and (m) of this Section 2.6.3 (and in such event no appraisal, servicing or rating agency fees would be payable pursuant to subparagraph (d) of this Section 2.6.3).

Section 2.7	Cash Management.

2.7.1      Clearing Accounts.

(a)          Each Borrower shall establish and maintain a segregated Eligible Account (individually or collectively, as the context may require, the “Clearing Account”) with the Clearing Bank in trust for the benefit of Lender in accordance with the terms hereof and of the Clearing Account Agreements, which Clearing Accounts shall be under the sole dominion and control of Lender. The Clearing Accounts shall be entitled “[APPLICABLE BORROWER], as pledgor, for the benefit of Cantor Commercial Real Estate Lending, L.P., as Secured Party – Clearing Account,” or such other name as required by Lender from time to time. Borrower (i) hereby grants to Lender a first priority security interest in the Clearing Accounts and all deposits at any time contained therein and the proceeds thereof, and (ii) will take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Clearing Accounts, including, without limitation, the execution of any account control agreement required by Lender. Borrower will not in any way alter, modify or close the Clearing Accounts and will notify Lender of the account numbers thereof. Except as may be expressly permitted in the Clearing Account Agreements, Lender and Servicer shall have the sole right to make withdrawals from the Clearing Accounts and all costs and expenses for establishing and maintaining the Clearing Accounts shall be paid by Borrower. All monies now or hereafter deposited into the Clearing Accounts shall be deemed additional security for the Debt.

(b)         Borrower shall, or shall cause Manager to, deliver duly executed Tenant Direction Letters to all Tenants under Leases which shall instruct each such Tenant to deliver all Rents payable thereunder directly to the applicable Clearing Account. Borrower shall, and shall cause Manager to, deposit into each applicable Clearing Account within one (1) Business Day after receipt all amounts received by Borrower or Manager constituting Rents. The Clearing Account Agreements and Clearing Accounts for each Borrower shall remain in effect until the Loan has been repaid or defeased in full with respect to all of the Property owned by such Borrower.

(c)         During any Cash Management Period, Borrower shall cause the Clearing Bank to transfer to the Cash Management Account in immediately available funds by Federal wire transfer all amounts on deposit in the Clearing Accounts once every Business Day. If a Cash Management Period has not occurred or ceases to exist, the Clearing Bank shall transfer to the applicable Borrower’s Account(s) in immediately available funds by federal wire transfer all amounts in the Clearing Accounts once every Business Day.

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(d)          Upon the occurrence of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, direct Clearing Bank to immediately pay over all funds on deposit in the Clearing Accounts to Lender and to apply any such funds to the payment of the Debt in any order in its sole discretion.

(e)          Funds deposited into the Clearing Accounts shall not be commingled with other monies held by Borrower, Manager or Clearing Bank.

(f)          Borrower shall not further pledge, assign or grant any security interest in the Clearing Accounts or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 financing statements, except those naming Lender as the secured party, to be filed with respect thereto.

(g)          Borrower shall indemnify Lender and Clearing Bank and hold Lender and Clearing Bank harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys’ fees and expenses) arising from or in any way connected with the Clearing Accounts, the Clearing Account Agreements or the performance of the obligations for which the Clearing Accounts were established (unless arising from the gross negligence or willful misconduct of Lender or Clearing Bank, as applicable).

2.7.2           Cash Management Account. (a) Upon the occurrence of a Cash Management Period, Lender shall establish and maintain a segregated Eligible Account (the “Cash Management Account”) to be held by Deposit Bank in trust for the benefit of Lender, which Cash Management Account shall be under the sole dominion and control of Lender. The Cash Management Account shall be entitled “GMR MEMPHIS, LLC, GMR PLANO, LLC, GMR MELBOURNE, LLC AND GMR WESTLAND, LLC, as pledgor, for the benefit of Cantor Commercial Real Estate Lending, L.P., as Secured Party – Cash Management Account,” or such other name as required by Lender from time to time. Lender will also establish subaccounts of the Cash Management Account which shall at all times be Eligible Accounts (and may be ledger or book entry accounts and not actual accounts) (such subaccounts are referred to herein as “Subaccounts”). Borrower (i) hereby grants to Lender a first priority security interest in the Cash Management Account and the Subaccounts and all deposits at any time contained therein and the proceeds thereof, and (ii) will take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Cash Management Account and the Subaccounts, including, without limitation, filing or authorizing Lender to file UCC-1 financing statements and continuations thereof. Borrower will not in any way alter, modify or close the Cash Management Account and will notify Lender of the account number thereof. Lender and Servicer shall have the sole right to make withdrawals from the Cash Management Account and the Subaccounts and all costs and expenses for establishing and maintaining the Cash Management Account and the Subaccounts shall be paid by Borrower. All monies now or hereafter deposited into the Cash Management Account and the Subaccounts shall be deemed additional security for the Debt.

(b)          Provided no Event of Default shall have occurred and be continuing, on each Payment Date (or, if such Payment Date is not a Business Day, on the immediately preceding Business Day) all funds on deposit in the Cash Management Account shall be applied by Lender (or by Deposit Bank at Lender’s direction) to the payment of the following items in the order indicated:

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(i)          First, payment to Lender (for deposit in the Tax and Insurance Escrow Account) in respect of the Tax and Insurance Escrow Funds in accordance with the terms and conditions of Section 7.2 hereof, to be disbursed as set forth in this Agreement;

(ii)         Second, payment to Deposit Bank of the fees and expenses of Deposit Bank then due and payable pursuant to the Cash Management Agreement;

(iii)        Third, payment to Lender of the Monthly Debt Service Payment Amount, applied first to the payment of interest computed at the Interest Rate with the remainder applied to the reduction of the Outstanding Principal Balance;

(iv)        Fourth, payment to Lender (for deposit in the Replacement Reserve Account) in respect of the Replacement Reserve Monthly Deposit in accordance with the terms and conditions of Section 7.3.1 hereof, if the Replacement Reserve Cap Condition is not satisfied;

(v)         Fifth, payment to Lender (for deposit in the Rollover Reserve Account) in respect of the Rollover Reserve Monthly Deposit in accordance with the terms and conditions of Section 7.4.1 hereof, if the Rollover Reserve Cap Conditions are not satisfied;

(vi)        Sixth, payment to Lender of any other amounts then due and payable under the Loan Documents (other than the Outstanding Principal Balance);

(vii)       Seventh, payment to Borrower in an amount equal to the aggregate of (A) operating expenses due and payable by Borrower during the succeeding month with respect to all of the Properties as set forth in the Approved Annual Budget, and (B) Extraordinary Expenses, if any, approved by Lender, which approval shall not be withheld if the same is necessary to prevent personal injury, damage to a Property or a default under any Lease;

(viii)      Eighth, if a Lease Trigger Period is then continuing, payment of all amounts then remaining after payment of items (i) through (vii) (all amounts then remaining after payment of items (i) through (vii) being hereinafter referred to as “Excess Cash”) to the Occupancy Reserve Account in accordance with the terms and conditions of Section 7.7 hereof, if the Occupancy Reserve Cap Condition is not satisfied;

(ix)         Ninth, if a Cash Trap Period is then continuing but no Lease Trigger Period is then continuing (or the Occupancy Reserve Cap Condition is satisfied), then payment of all Excess Cash to the Excess Cash Reserve Account in accordance with the terms and conditions of Section 7.5 hereof; and

(x)          Lastly, if no Lease Trigger Period (or the Occupancy Reserve Cap Condition is satisfied) or Cash Trap Period is then continuing, all Excess Cash to Borrower’s Account.

(c)          The insufficiency of funds on deposit in the Cash Management Account shall not relieve Borrower of the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.

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(d)          Notwithstanding Section 2.7.2(b) above, following the occurrence of an Event of Default and during the continuance thereof, all funds on deposit in the Cash Management Account may be applied by Lender in such order and priority as Lender shall determine in its sole discretion until the Debt has been paid in full.

(e)          Borrower hereby agrees to reasonably cooperate with Lender with respect to any requested modifications to the Cash Management Agreement for the purpose of establishing additional sub-accounts in connection with any payments otherwise required under this Agreement and the other Loan Documents.

2.7.3      Payments Received Under the Cash Management Agreement. Notwithstanding anything to the contrary contained in this Agreement and the other Loan Documents, and provided no Event of Default has occurred and is continuing, Borrower’s obligations with respect to the payment of the Monthly Debt Service Payment Amount and amounts required to be deposited into the Reserve Funds shall be deemed satisfied to the extent sufficient amounts are deposited in the Cash Management Account to satisfy such obligations on the dates each such payment is required, regardless of whether any of such amounts are so applied by Lender.

ARTICLE III

EXCULPATION

Section 3.1           Exculpation. (a) Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Note, this Agreement, the Security Instruments or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Security Instruments and the other Loan Documents, or in the Properties or any Property, the Rents, or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Properties, in the Rents and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Security Instruments and the other Loan Documents, agrees that it shall not sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding under, or by reason of, or in connection with, the Note, this Agreement, the Security Instruments or the other Loan Documents. The provisions of this Section 3.1 shall not, however, (i) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (ii) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under any Security Instrument; (iii) affect the validity or enforceability of any Guaranty made in connection with the Loan or any of the rights and remedies of Lender thereunder; (iv) impair the right of Lender to obtain the appointment of a receiver; (v) impair the enforcement of the Assignments of Leases; or (vi) constitute a prohibition against Lender seeking a deficiency judgment against Borrower in order to fully realize the security granted by each Security Instrument or commencing any other appropriate action or proceeding in order for Lender to exercise its remedies against the Properties or any Property.

(b)          Nothing contained herein shall in any manner or way release, affect or impair the right of Lender to recover, and Borrower shall be fully and personally liable and subject to legal action, for any losses, damages (including, without limitation, punitive or exemplary damages), costs, expenses, liabilities (including, without limitation, strict liability), claims, obligations, settlement payments, penalties, fines, assessments, citations, litigation, demands, defenses, judgments, suits, proceedings or other expenses of any kind whatsoever incurred or suffered by Lender (including reasonable attorneys’ fees and expenses and court costs) arising out of or in connection with the following:

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(i)          fraud or intentional misrepresentation by or on behalf of Borrower, Guarantor, or any Affiliate of any of them in connection with the Loan or any Property;

(ii)         gross negligence or willful misconduct of Borrower, Guarantor or any Affiliate of any of them in connection with the Loan or any Property;

(iii)        breach of any representation, warranty, covenant or indemnification provision in the Environmental Indemnity, the Loan Agreement or the Security Instruments concerning Environmental Statutes or Hazardous Substances;

(iv)        material physical waste of any Property resulting from intentional misconduct or gross negligence by or on behalf of Borrower, Guarantor or any Affiliate of any of them;

(v)         intentional removal or disposal of any portion of any Property (A) at any time after a monetary Event of Default occurs (without any notice from Lender of the occurrence of such Event of Default) or (B) at any time after Borrower receives notice from Lender that a non-monetary Event of Default has occurred;

(vi)        breach of any Legal Requirement (including RICO) mandating the forfeiture by Borrower of the Properties or any Property, or any portion thereof, because of the conduct or purported conduct of criminal activity by Borrower or any Restricted Party in connection therewith;

(vii)       any intentional misrepresentation, intentionally misleading or incorrect certification by Borrower or Guarantor or breach of any representation, warranty or certification contained in this Agreement or any other Loan Document or in any document executed in connection therewith by Borrower or Guarantor, pursuant to any of the Loan Documents or otherwise to induce Lender to make the Loan, or any advance thereof, or to release monies from any account held by Lender (including any reserve or escrow) or to take other action with respect to the Collateral;

(viii)      misapplication, misappropriation or conversion by or on behalf of Borrower of (A) any Insurance Proceeds, (B) any Awards, (C) any Rents, (D) any Rents paid more than one (1) month in advance, (E) any reserves held by Borrower pursuant to any Lease, or (F) any other monetary collateral for the Loan (including Borrower’s failure to deliver to Lender any insurance proceeds received in connection with the 2020 Exeter Parcel, whether from fire or other casualty or otherwise, as required by Section 1.9(c)(v) of Schedule V attached hereto);

(ix)         failure to pay charges for Taxes or Other Charges (except to the extent that (a) sums sufficient to pay such amounts have been deposited in escrow with Lender pursuant to the terms of this Agreement and there exists no impediment to Lender’s utilization thereof; or (b) the Property to which such Taxes or Other Charges relate fails to generate sufficient revenues to pay such items when payments are made in the order set forth in the waterfall at Section 2.7.2(b) hereof), or failure to pay labor or materials or judgments that can create Liens on any portion of any Property, unless (A) such charges are the subject of a bona fide dispute in which Borrower is contesting the amount or validity thereof in accordance with the terms of this Agreement, or (B) any Property fails to generate sufficient revenue to pay for such labor or materials or judgment, provided that this limitation (B) shall not apply if any such Lien(s) would be senior to the lien of the Security Instruments (or any of them) or otherwise impair the priority of the Security Instruments (or any of them);

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(x)          failure by Borrower, Manager or any Affiliate of either to deliver to Lender any security deposits, advance deposits or any other deposits or reserves collected with respect to any Property upon a foreclosure of any such Property or action in lieu thereof, except to the extent any such security deposits or reserves were applied in accordance with the terms and conditions of any of the Leases prior to the occurrence of the Event of Default that gave rise to such foreclosure or action in lieu thereof;

(xi)         failure by Borrower to obtain and maintain, from time to time, the fully paid for insurance policies in accordance with the terms of this Agreement (except to the extent with respect to the payment of Insurance Premiums only: (a) (I) Lender is paying such Insurance Premiums subject to and in accordance with Section 7.2 of this Agreement, and (II) sums sufficient to pay such Insurance Premiums have been deposited into the Tax and Insurance Escrow Fund and there exists no impediment to Lender’s utilization thereof or an Event of Default, or (b) the applicable Property fails to generate sufficient revenues to pay the Insurance Premiums when payments are made in the order set forth in the waterfall at Section 2.7.2(b) hereof and Borrower has provided written notice to Lender stating that the Properties are not able to generate sufficient revenues to pay the Insurance Premiums next becoming due and such notice is delivered to Lender not less than thirty (30) days prior to the earliest date upon which the payment of Insurance Premiums are next due and payable);

(xii)        any act or omission of Borrower, Principal or Guarantor which hinders, delays or interferes with Lender’s enforcement of its rights under any Loan Document or the realization of the collateral, including the assertion by any of Borrower, Principal or Guarantor of defenses or counterclaims, unless Borrower, Principal or Guarantor prevails in any legal proceeding with respect to such matters;

(xiii)       breach or violation by Borrower of any Occupancy Reserve Lease (except to the extent that such breach or violation was directly caused by Borrower having inadequate funds to satisfy its obligations under such Occupancy Reserve Lease and the applicable Property fails to generate sufficient revenues to satisfy such obligations when payments are made in the order set forth in the waterfall at Section 2.7.2(b) hereof and Borrower has provided written notice to Lender stating that the applicable Property is not able to generate sufficient revenues to satisfy such obligations and such notice is delivered to Lender not less than ten (10) Business Days prior to the expiration of (A) the applicable notice and cure periods under the applicable Occupancy Reserve Lease or (B) if the applicable Occupancy Reserve Lease contains no notice and cure periods in favor of Borrower, the earliest date upon which such obligations are due and payable or are required to be performed pursuant to the applicable Occupancy Reserve Lease;

(xiv)      Borrower’s indemnifications of Lender set forth in Section 9.2 of this Agreement and Section 8.1 of the Security Instruments;

(xv)       the creation of any security interest or lien pursuant to this Agreement or any of the other Loan Documents, or any other transfer of property described in the Loan Documents, being deemed fraudulent conveyances or preferences or otherwise being deemed void pursuant to any principles limiting the rights of creditors, whether such claims, demands or assertions are made under the Bankruptcy Code or under any applicable state fraudulent conveyance statutes or similar laws; or

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(xvi)      Borrower failing to comply with any representation, warranty or covenant set forth in Section 4.1.30 hereof specifically related to any of the following items set forth in the definition of “Special Purpose Entity” at Section 1.1 hereof: (j) - (l), (o) - (r), (u) - (w), (y), (z), (bb), (dd), (ee), (hh) or (ii) (unless such failure is de minimis and promptly cured) (each such item collectively, the “Above the Line SPE Triggers”).

(c)          Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, (i) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the U.S. Bankruptcy Code to file a claim for the full amount of the Debt secured by the Security Instruments or to require that all collateral shall continue to secure all of the Obligations in accordance with the Loan Documents, and (ii) Borrower shall be personally liable for the payment of the Debt in the event of: (A) Borrower, Principal or Guarantor filing a voluntary petition under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law; (B) the filing of an involuntary petition against Borrower, Principal or Guarantor under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, in which Borrower, Principal, Guarantor or any Person owning an interest (directly or indirectly) in Borrower, Principal or Guarantor causes such event or condition to occur (by way of example, but not limitation, such Person seeks the appointment of a receiver or files a bankruptcy petition), consents to, aids, solicits, supports, or otherwise cooperates or colludes to cause such condition or event; (C) Borrower, Principal or Guarantor or any Person (other than a Passive Owner) owning an interest (directly or indirectly) in Borrower, Principal or Guarantor filing an answer consenting to or otherwise acquiescing or joining in any involuntary petition filed against Borrower, Principal or Guarantor, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (D) Borrower, Principal or Guarantor or any Person owning an interest (directly or indirectly) in Borrower, Principal or Guarantor consenting to or otherwise acquiescing or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower or any portion of any Property; (E) Borrower, Principal or Guarantor making an assignment for the benefit of creditors, or admitting, in writing to any creditor of Borrower, Principal or Guarantor (other than Lender or Servicer) or in any legal proceeding, its insolvency or inability to pay its debts as they become due (provided, however, that Borrower’s failure to deny a truthful, factual allegation that it is insolvent or failing to pay its debts in the ordinary course shall not be deemed to be included in the events described in this clause (E)); (F) Borrower or Principal failing to obtain Lender’s prior written consent to any Indebtedness or voluntary Lien encumbering any Property as required by this Agreement or the Security Instrument; (G) Borrower or Principal failing to obtain Lender’s prior written consent to any Transfer, as required by this Agreement or the Security Instrument; (H) Borrower failing to comply with any representation, warranty or covenant set forth in Section 4.1.30 hereof specifically related to any of the following items set forth in the definition of “Special Purpose Entity” at Section 1.1 hereof: (a)-(i), (m), (n), (s), (t), (x), (aa), (cc), (ff) or (gg) (unless such failure is de minimis and promptly cured), as required by, and in accordance with, the terms and provisions of this Agreement or the Security Instrument; or (I) Borrower failing to comply with any representation, warranty or covenant set forth in Section 4.1.30 hereof specifically related to any of the Above the Line SPE Triggers, but only if Borrower’s assets are substantively consolidated with the assets of another Person; (I) the first Monthly Debt Service Payment Amount is not paid when due; or (J) any amendment, modification, termination or surrender of any Occupancy Reserve Lease in violation of Section 5.1.20 hereof.

(d)          Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, Borrower shall be personally liable for the payment of the TI/LC Reserve Funds.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1                Borrower Representations. Borrower represents and warrants as of the date hereof that:

4.1.1           Organization. Borrower has been duly organized and is validly existing and in good standing with requisite power and authority to own its properties and to transact the business in which it is now engaged. Borrower is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations. Borrower possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which it is now engaged, and the sole business of Borrower is the ownership, management and operation of the Properties. The ownership interests of Borrower are as set forth on the organizational chart attached hereto as Schedule III. Borrower (a) has complied in all respects with its certificate of incorporation, bylaws, limited partnership agreement, articles of organization and limited liability company operating agreement, as applicable; (b) has maintained complete books and records and bank accounts separate from those of its Affiliates; (c) has obeyed all formalities required to maintain its status as, and at all times has held itself out to the public as, a legal entity separate and distinct from any other entity (including, but not limited to, any Affiliate thereof); and (d) has all requisite power and authority to conduct its business and to own its property, as now conducted or owned, and as contemplated by this Agreement, including, without limitation, the power and authority to do business in the state in which the Properties are located. The signatory hereto has all necessary power, authority and legal right to execute this Agreement, the Note and the other Loan Documents on Borrower’s behalf to which Borrower is a party. Guarantor has the necessary power, authority and legal right to execute, deliver and perform its obligations under the Guaranty.

4.1.2           Proceedings. Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents. This Agreement and the other Loan Documents have been duly executed and delivered by or on behalf of Borrower and constitute the legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

4.1.3           No Conflicts. The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower and/or Guarantor, as applicable, will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement, management agreement or other agreement or instrument to which Borrower is a party or by which any of Borrower’s property or assets is subject, nor will such action result in any violation of the provisions of any Legal Requirements of any Governmental Authority having jurisdiction over Borrower or any of Borrower’s properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any court or any such Governmental Authority required for the execution, delivery and performance by Borrower and/or Guarantor, as applicable, of this Agreement or any other Loan Documents has been obtained and is in full force and effect.

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4.1.4           Litigation. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or threatened against or affecting Borrower, Guarantor, Principal or the Properties or any Property, which actions, suits or proceedings, if determined against Borrower, Guarantor, Principal or the Properties or any Property, could reasonably be expected to materially adversely affect the condition (financial or otherwise) or business of Borrower, Guarantor, Principal or the condition or ownership of the Properties or any Property.

4.1.5           Agreements. Borrower is not a party to any agreement or instrument or subject to any restriction which might materially and adversely affect Borrower or the Properties or any Property, or Borrower’s business, properties or assets, operations or condition, financial or otherwise. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower or the Properties or any Property are bound. Borrower has no material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower is a party or by which Borrower or the Properties or any Property is otherwise bound, other than (a) any obligations incurred in the ordinary course of the operation of the Properties or any Property as permitted pursuant to clause (s) of the definition of “Special Purpose Entity” set forth in Section 1.1 hereof, and (b) the obligations under the Loan Documents.

4.1.6           Title. Borrower has good, marketable and insurable fee simple title to the real property comprising part of the applicable Property and good title to the balance of the applicable Property, free and clear of all Liens whatsoever except the Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. The Permitted Encumbrances in the aggregate do not materially and adversely affect the value, operation or use of the Properties or any Property (as currently used) or Borrower’s ability to repay the Loan. The Security Instrument and the Assignment of Leases, when properly recorded in the appropriate records, together with any UCC-1 financing statements required to be filed in connection therewith, will create (a) a valid, perfected first priority lien on the Property, subject only to Permitted Encumbrances and the Liens created by the Loan Documents, and (b) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. There are no claims for payment for work, labor or materials affecting any Property which are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents.

4.1.7           Solvency. Borrower has (a) not entered into the transaction contemplated by this Agreement or executed the Note, this Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under such Loan Documents. After giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s assets is and will, immediately following the making of the Loan, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debts and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debts and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of the obligations of Borrower). No Bankruptcy Action exists against Borrower or any Principal, and neither Borrower nor Principal has ever been a party to a Bankruptcy Action. Neither Borrower nor Principal is contemplating either a Bankruptcy Action or the liquidation of all or a major portion of Borrower’s assets or properties, and Borrower has no knowledge of any Person contemplating the filing of any petition against it or any Principal.

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4.1.8           Full and Accurate Disclosure. No statement of fact made by or on behalf of Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no material fact presently known to Borrower which has not been disclosed to Lender which adversely affects, nor as far as Borrower can foresee, might adversely affect, any Property or the business, operations or condition (financial or otherwise) of Borrower or Guarantor.

4.1.9           No Plan Assets. Borrower is not an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA or Section 4975 of the Code, and none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101. Compliance by Borrower and Guarantor with the provisions hereof will not involve any Prohibited Transaction. Neither Guarantor nor Borrower has any pension, profit sharing, stock option, insurance or other arrangement or plan for employees covered by Title IV of ERISA, and no “Reportable Event” as defined in ERISA has occurred and is now continuing with respect to any such plan. The performance by Borrower of its obligations under the Loan Documents and Borrower’s conducting of its operations do not violate any provisions of ERISA. In addition, (a) Borrower is not a “governmental plan” within the meaning of Section 3(32) of ERISA, (b) transactions by or with Borrower are not subject to any state statute or regulation regulating investments of, or fiduciary obligations with respect to, governmental plans within the meaning of Section 3(32) of ERISA which is similar to the provisions of Section 406 of ERISA or Section 4975 of the Code currently in effect, which prohibit or otherwise restrict the transactions contemplated by this Agreement, and (c) none of Borrower, Guarantor or ERISA Affiliate is at the date hereof, or has been at any time within the two years preceding the date hereof, an employer required to contribute to any Multiemployer Plan or Multiple Employer Plan, or a “contributing sponsor” (as such term is defined in Section 4001 of ERISA) in any Multiemployer Plan or Multiple Employer Plan; and none of Borrower, Guarantor or any ERISA Affiliate has any contingent liability with respect to any post-retirement “welfare benefit plan” (as such term is defined in ERISA) except as disclosed to the Lender in writing.

4.1.10         Compliance. Borrower and each of the Properties (including the use thereof) comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes. Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority. There has not been committed by Borrower, or any other Person in occupancy of or involved with the operation or use of any Property, any act or omission affording any Governmental Authority the right of forfeiture as against any such Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Neither the Improvements as constructed, nor the use of any Property by Tenants under the Leases and the contemplated accessory uses, will violate (a) any Legal Requirements (including subdivision, zoning, building, environmental protection and wetland protection Legal Requirements), or (b) any building permits, restrictions or records, or agreements affecting any Property or any part thereof. Neither the zoning authorizations, approvals or variances nor any other right to construct or to use any Property is to any extent dependent upon or related to any real estate other than such Property.

4.1.11         Financial Information. All financial data with respect to the Properties and Guarantor, including, without limitation, the statements of cash flow and income and operating expense, that have been delivered to Lender in connection with the Loan (a) are true, complete and correct in all material respects, (b) accurately represent the financial condition of each of the Properties and Guarantor as of the date of such reports, and (c) have been prepared in accordance with the Approved Accounting Method throughout the periods covered, except as disclosed therein. Except for Permitted Encumbrances, Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a materially adverse effect on the Properties or any Property or the operation thereof as a medical office building or medical center (or office building in the case of the Marina Towers Property), except as referred to or reflected in said financial statements. Since the date of such financial statements, there has been no Material Adverse Change in the financial condition, operation or business of Borrower or Guarantor from that set forth in said financial statements.

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4.1.12         Condemnation. No Condemnation or other similar proceeding has been commenced or, to Borrower’s actual knowledge, is threatened or contemplated with respect to all or any portion of any Property or for the relocation of any roadway providing access to any Property.

4.1.13         Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by any Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

4.1.14         Utilities and Public Access. Each Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service such Property for its intended uses. All public utilities necessary or convenient to the full use and enjoyment of each Property are available at such Property and are located either in the public right-of-way abutting such Property (which are connected so as to serve such Property without passing over other property) or in recorded easements serving such Property and such easements are set forth in and insured by the Title Insurance Policy. All roads necessary for the use of each Property for its current purpose have been completed and dedicated to public use and accepted by all Governmental Authorities. There is no on-site sewage disposal system and each Property is served by a sewer system maintained by a Governmental Authority or property owners association.

4.1.15         Not a Foreign Person. Borrower is not a “foreign person” within the meaning of §1445(f)(3) of the Code.

4.1.16         Separate Lots. Each Property is comprised of one (1) or more parcels which constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of such Property.

4.1.17         Assessments. There are no pending or proposed special or other assessments for public improvements or otherwise affecting any Property, nor are there any contemplated improvements to any Property that may result in such special or other assessments.

4.1.18         Enforceability. The Loan Documents are enforceable by Lender (or any subsequent holder thereof) in accordance with their respective terms, subject to principles of equity and bankruptcy, insolvency and other laws generally applicable to creditors’ rights and the enforcement of debtors’ obligations. The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower or Guarantor, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (subject to principles of equity and bankruptcy, insolvency and other laws generally affecting creditors’ rights and the enforcement of debtors’ obligations), and Borrower and Guarantor have not asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

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4.1.19         No Prior Assignment. There are no prior assignments of the Leases or any portion of the Rents due and payable or to become due and payable which are presently outstanding.

4.1.20         Insurance. Borrower has obtained and has delivered to Lender certified copies of all Policies, with all premiums paid thereunder, reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. No claims have been made or are currently pending, outstanding or otherwise remain unsatisfied under any such Policies, and no Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any such Policies.

4.1.21         Use of Property. Properties are used exclusively as medical office buildings or medical centers (or office buildings in the case of the Marina Towers Property) and other appurtenant and related uses.

4.1.22         Certificate of Occupancy; Licenses. To Borrower’s actual knowledge, and except as may be disclosed in the zoning reports ordered and obtained by Lender in connection with the closing of the Loan, all certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits and, if applicable, any liquor license and certificate of need required for the legal use, occupancy and operation of medical office buildings and medical centers (or office buildings in the case of the Marina Towers Property) (collectively, the “Licenses”), have been obtained and are in full force and effect. Borrower shall keep and maintain all Licenses necessary for the operation of medical office buildings and medical centers (or office buildings in the case of the Marina Towers Property). The use being made of each Property is in conformity with the certificate of occupancy issued for such Property.

4.1.23         Flood Zone. None of the Improvements on any Property are located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards or, if so located, the flood insurance required pursuant to Section 6.1(a)(i) hereof is in full force and effect with respect to the Property.

4.1.24         Physical Condition. To Borrower’s actual knowledge and except as may be disclosed in the Physical Condition Report, each Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components are in good condition, order and repair in all material respects. There exists no structural or other material defects or damages in any Property, whether latent or otherwise, and Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in any Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

4.1.25         Boundaries. To Borrower’s actual knowledge, and except as may be disclosed in the Survey, all of the Improvements which were included in determining the appraised value of each Property lie wholly within the boundaries and building restriction lines of such Property, and no improvements on adjoining properties encroach upon such Property, and no easements or other encumbrances upon such Property encroach upon any of the Improvements, so as to adversely affect the value or marketability of such Property except those easements or other encumbrances with respect to which the Title Insurance Policy insures against any losses resulting therefrom.

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4.1.26         Leases. The Properties are not subject to any Leases other than the Leases described on the rent roll attached at Schedule I. Borrower is the owner and lessor of landlord’s interest in the Leases. No Person has any possessory interest in any Property or right to occupy the same except under and pursuant to the provisions of the Leases. The current Leases are in full force and effect and, to Borrower’s knowledge, there are no defaults thereunder by either party and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder. The copies of the Leases and any related guaranty (including all amendments thereto) delivered to Lender are accurate, true and complete, and there are no oral agreements with respect thereto. No Rent (other than security deposits, if any, listed on Schedule I) has been paid more than one (1) month in advance of its due date. All work to be performed by the landlord under each Lease has been performed as required in such Lease and has been accepted by the applicable Tenant, and any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by the landlord under such Lease to any Tenant has already been received by such Tenant. There has been no prior sale, transfer or assignment, hypothecation or pledge of any Lease or of the Rents received therein which is still in effect. Except as listed on Schedule I, to Borrower’s knowledge, no Tenant has assigned its Lease or sublet all or any portion of the premises demised thereby, no such Tenant holds its leased premises under assignment or sublease, nor does anyone except such Tenant and its employees occupy such leased premises. Except as listed on Schedule I, no Tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of any Property of which the leased premises are a part. Except as listed on Schedule I, no Tenant under any Lease has any right or option for additional space in the Improvements. To Borrower’s knowledge, no action or inaction or event has occurred that would entitle any Occupancy Reserve Tenant to terminate its respective Occupancy Reserve Lease.

4.1.27         Survey. Each Survey for the Property delivered to Lender in connection with this Agreement has been prepared by a professional and properly licensed land surveyor and to Borrower’s knowledge, in accordance with the 2011 Minimum Detail Requirements for ALTA/ACSM Land Title Surveys as jointly established and adopted by ALTA and National Society of Professional Surveyors. Each Survey reflects the same legal description contained in the Title Insurance Policy for the applicable Property. The surveyor’s seal is affixed to the Survey and to Borrower’s knowledge does not fail to reflect any material matter affecting any of the Properties or the title thereto.

4.1.28         Principal Place of Business; State of Organization. Borrower’s principal place of business as of the date hereof is the address set forth in the introductory paragraph of this Agreement. Borrower 1 is organized under the laws of the State of Delaware and its organizational identification number is 5902707; Borrower 2 is organized under the laws of the State of Delaware and its organizational number is 5873641; Borrower 3 is organized under the laws of the State of Delaware and its organizational number is 5937783; and Borrower 4 is organized under the laws of the State of Delaware and its organizational number is 5965886.

4.1.29         Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the transfer of each Property to Borrower have been paid. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Security Instruments, have been paid or are being paid simultaneously herewith.

4.1.30         Special Purpose Entity/Separateness. (a) Until the Debt has been paid in full, Borrower hereby represents, warrants and covenants that Borrower is, shall be and shall continue to be a Special Purpose Entity.

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(b)          The representations, warranties and covenants set forth in Section 4.1.30(a) shall survive for so long as any amount remains payable to Lender under this Agreement or any other Loan Document.

(c)          Any and all of the stated facts and assumptions made in any Insolvency Opinion, including, but not limited to, any exhibits attached thereto, will have been and shall be true and correct in all respects, and Borrower and Principal will have complied and will comply with all of the stated facts and assumptions made with respect to it in any Insolvency Opinion. Each entity other than Borrower and Principal with respect to which an assumption is made or a fact stated in any Insolvency Opinion will have complied and will comply with all of the assumptions made and facts stated with respect to it in any such Insolvency Opinion. Borrower covenants that in connection with any Additional Insolvency Opinion delivered in connection with this Agreement it shall provide an updated certification regarding compliance with the facts and assumptions made therein.

(d)          Borrower covenants and agrees that Borrower shall provide Lender with fifteen (15) days’ prior written notice prior to the removal of an Independent Director of any Borrower and/or Principal.

(e)          Borrower (i) is and has always been duly formed, validly existing and in good standing in the state of its incorporation or formation and in all other jurisdictions where it is qualified to do business; (ii) has not had and does not have any judgments or liens of any nature against it (except for Liens for Taxes not yet due); (iii) has been and is in compliance with all Legal Requirements and has received and maintains all Licenses; (iv) is not the subject of, or currently involved in any capacity in, any pending or threatened litigation; (v) is not, and has not been, involved in any dispute with any taxing authority; (vi) has paid all Taxes and Other Charges; (vii) has never owned any property other the applicable Property; (viii) is not now and has not ever been a party to any lawsuit, arbitration, summons or legal proceeding; (ix) has not failed to provide Lender with complete financial statements that reflect a fair and accurate view of its financial condition; and (x) has no material contingent or actual obligations not related to the applicable Property.

(f)          (i) Prior Lender is the current holder of the Prior Loan, (ii) the Prior Loan has been indefeasibly satisfied in full on or before the date hereof, (iii) none of Borrower, Principal, nor Guarantor have any remaining liabilities or obligations in connection with the Prior Loan (other than environmental and other limited and customary indemnity obligations), (iv) Prior Lender has released all collateral and security for the Prior Loan as of the date hereof, (v) the Swap, if any, relating to the Prior Loan, has been terminated on or before the date hereof, (vi) all obligations of Borrower and Guarantor under such Swap, if any, have been satisfied in full on or before the date hereof, (vii) none of Borrower, Principal, nor Guarantor have any remaining liabilities or obligations in connection with such Swap, if any, and (viii) either no collateral or security was provided in connection with such Swap, if any, or all such collateral or security given in connection therewith has been released as of the date hereof.

4.1.31         Management Agreement. The Management Agreement (if any) is in full force and effect and there is no default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder.

4.1.32         Illegal Activity. No portion of any Property has been or will be purchased with proceeds of any illegal activity.

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4.1.33         No Change in Facts or Circumstances; Disclosure. All information submitted by Borrower to Lender including, but not limited to, all financial statements, rent rolls, reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower in this Agreement or in any other Loan Document, are accurate, complete and correct in all material respects. There has been no Material Adverse Change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects or might materially and adversely affect the use, operation or value of the Properties or any Property or the business operations and/or the financial condition of Borrower or Guarantor. Borrower and Guarantor have disclosed to Lender all material facts and have not failed to disclose any material fact that could cause any Provided Information or representation or warranty made herein to be materially misleading.

4.1.34         Investment Company Act. Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 2005, as amended; or (c) subject to any other Federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

4.1.35         Embargoed Person. As of the date hereof and at all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower, Principal and Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person; (b) no Embargoed Person has any interest of any nature whatsoever in Borrower, Principal or Guarantor, as applicable, with the result that the investment in Borrower, Principal or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of Borrower, Principal or Guarantor, as applicable, have been derived from any unlawful activity with the result that the investment in Borrower, Principal or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law.

4.1.36         Cash Management Account. (a) This Agreement, together with the other Loan Documents, creates a valid and continuing security interest (as defined in the UCC) in the Clearing Accounts and Cash Management Account in favor of Lender, as and when each such account may be established, which security interest is prior to all other Liens, other than Permitted Encumbrances, and is enforceable as such against creditors of and purchasers from Borrower. Other than in connection with the Loan Documents and except for Permitted Encumbrances, Borrower has not sold, pledged, transferred or otherwise conveyed its interest in the Clearing Accounts and Cash Management Account;

(b)          Each of the Clearing Accounts and the Cash Management Account shall constitute a “deposit account” within the meaning of the UCC;

(c)          Pursuant and subject to the terms hereof and of the other Loan Documents, Borrower agrees that the Clearing Bank shall comply with all instructions originated by Lender, without further consent by Borrower, directing disposition of the Clearing Accounts and all sums at any time held, deposited or invested therein, together with any interest or other earnings thereon, and all proceeds thereof (including proceeds of sales and other dispositions), whether accounts, general intangibles, chattel paper, deposit accounts, instruments, documents or securities;

(d)          The Clearing Accounts and Cash Management Account shall not be held in the name of any Person other than Borrower, as pledgor, for the benefit of Lender, as secured party; and

(e)          The Properties are not subject to any cash management system (other than pursuant to the Loan Documents), and any and all existing tenant instruction letters issued in connection with any previous financing have been duly terminated prior to the date hereof.

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4.1.37         Filing of Returns. Borrower, Principal and Guarantor have filed all Federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and have paid all material taxes and assessments payable by it that have become due, other than those not yet delinquent and except for those being contested in good faith. Borrower and Guarantor have each established on its books such charges, accruals and reserves in respect of taxes, assessments, fees and other governmental charges for all fiscal periods as are required by sound accounting principles consistently applied. Neither Borrower, Principal nor Guarantor knows of any proposed assessment for additional Federal, foreign or state taxes for any period, or of any basis therefor, that, individually or in the aggregate, taking into account such charges, accruals and reserves in respect thereof as such Person has made, could reasonably be expected to cause a Material Adverse Change with respect to Borrower, Guarantor or the Properties or any Property.

4.1.38         REA. The REA is in full force and effect and neither Borrower nor any other party to the REA, is in default thereunder, and there are no conditions which, with the passage of time or the giving of notice, or both, would constitute a default thereunder. Except as set forth in the definition of “REA” in Section 1.1 of this Agreement, the REA has not been modified, amended or supplemented.

Section 4.2              Survival of Representations. Borrower agrees that all of the representations and warranties of Borrower set forth in Section 4.1 and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any amount remains owing to Lender under this Agreement or any of the other Loan Documents by Borrower. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

ARTICLE V

BORROWER COVENANTS

Section 5.1               Affirmative Covenants. From the date hereof and until payment and performance in full of all Obligations, Borrower hereby covenants and agrees with Lender that:

5.1.1           Existence; Compliance with Legal Requirements. Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply with all Legal Requirements applicable to Borrower and each of the Properties. There shall never be committed by Borrower, and Borrower shall not permit any other Person in occupancy of or involved with the operation or use of any Property to commit, any act or omission affording any Governmental Authority the right of forfeiture against any such Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Borrower shall not commit, permit or suffer to exist any act or omission affording such right of forfeiture. Borrower shall at all times maintain, preserve and protect all franchises and trade names, preserve all the remainder of its property used or useful in the conduct of its business, and shall keep each of the Properties in good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully provided in the Security Instruments. Borrower shall keep each of the Properties insured at all times by financially sound and reputable insurers, to such extent and against such risks, and maintain liability and such other insurance, as is more fully provided in this Agreement. After prior notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to Borrower or any Property or any alleged violation of any Legal Requirement, provided, that: (a) no Default or Event of Default has occurred and remains uncured; (b) such proceeding shall be permitted under, and be conducted in accordance with, the provisions of any instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (c) neither any Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (d) Borrower shall, upon final determination thereof, promptly comply with any such Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement; (e) such proceeding shall suspend the enforcement of the contested Legal Requirement against Borrower and the applicable Property or Properties; and (f) Borrower shall furnish such security as may be required in the proceeding, or as may be requested by Lender, to insure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith. Lender may apply any such security, as necessary to cause compliance with such Legal Requirement at any time when, in the reasonable judgment of Lender, the validity, applicability or violation of such Legal Requirement is finally established or any Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost.

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5.1.2           Taxes and Other Charges. Borrower shall pay, or shall cause its Tenant(s) to pay (to the extent any Tenant is obligated to make such payments under its Lease) all Taxes and Other Charges now or hereafter levied or assessed or imposed against each of the Properties, or any part thereof, as the same become due and payable; provided, however, Borrower’s obligation to directly pay Taxes shall be suspended for so long as Borrower is required to deposit funds into the Tax and Insurance Escrow Account on a monthly basis and Borrower otherwise complies with the terms and provisions of Section 7.2 hereof. Borrower will deliver to Lender receipts for payment or other evidence satisfactory to Lender that the Taxes and Other Charges have been so paid or are not then delinquent no later than ten (10) days prior to the date on which the Taxes and/or Other Charges would otherwise be delinquent if not paid; provided, however, Borrower is not required to furnish such receipts for payment of Taxes in the event that such Taxes have been paid by Lender pursuant to Section 7.2 hereof. Borrower shall not suffer and shall promptly cause to be paid and discharged any Lien or charge whatsoever which may be or become a Lien or charge against any Property, and shall promptly pay for all utility services provided to the Property (or cause Tenant to pay). After prior notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (a) no Default or Event of Default has occurred and remains uncured; (b) such proceeding shall be permitted under, and be conducted in accordance with, the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (c) neither any Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (d) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (e) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the applicable Property or Properties (except that if such Taxes or Other Charges must be paid sooner in order to avoid being delinquent, then Borrower shall cause the same to be paid prior to delinquency, and upon making such payment prior to delinquency Borrower may continue such contest); and (f) Borrower shall furnish such security as may be required in the proceeding, or as may be requested by Lender, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon. Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established or any Property (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of the applicable Security Instrument being primed by any related Lien.

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5.1.3           Litigation. Borrower shall give prompt notice to Lender of any litigation or proceedings by any Governmental Authority pending or threatened against Borrower, Principal and/or Guarantor which might materially adversely affect Borrower’s, Principal’s or Guarantor’s condition (financial or otherwise) or business or the Properties or any Property.

5.1.4           Access to Properties. Subject to the provisions regarding access in the Leases with Tenants unaffiliated with Borrower, Borrower shall permit agents, representatives and employees of Lender to inspect the Properties or any Property or any part thereof at reasonable hours upon reasonable advance notice (which may be given verbally).

5.1.5           Notice of Default. Borrower shall promptly advise Lender (a) of any Material Adverse Change in Borrower’s, Principal’s or Guarantor’s condition, financial or otherwise, or (b) of the occurrence of any Default or Event of Default of which Borrower has knowledge.

5.1.6           Cooperate in Legal Proceedings. Borrower shall cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

5.1.7           Perform Loan Documents. Borrower shall observe, perform and satisfy all the terms, provisions, covenants and conditions of, and shall pay when due all costs, fees and expenses to the extent required under the Loan Documents executed and delivered by, or applicable to, Borrower. Payment of the costs and expenses associated with any of the foregoing shall be in accordance with the terms and provisions of this Agreement, including, without limitation, the provisions of Section 10.13 hereof.

5.1.8           Award and Insurance Benefits. Borrower shall cooperate with Lender in obtaining for Lender the benefits of any Awards or Insurance Proceeds lawfully or equitably payable in connection with any Property, and Lender shall be reimbursed for any expenses incurred in connection therewith (including attorneys’ fees and disbursements, and the payment by Borrower of the expense of an appraisal on behalf of Lender in case of Casualty or Condemnation affecting any Property or any part thereof) out of such Insurance Proceeds or Awards.

5.1.9           Further Assurances. Borrower shall, at Borrower’s sole cost and expense:

(a)              furnish to Lender all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by Borrower pursuant to the terms of the Loan Documents or which are reasonably requested by Lender in connection therewith;

(b)             execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the Obligations under the Loan Documents, as Lender may reasonably require; and

(c)             do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time. In furtherance hereof, Borrower grants to Lender an irrevocable power of attorney coupled with an interest for the purpose of protecting, perfecting, preserving and realizing upon the interests granted pursuant to this Agreement and to effect the intent hereof, all as fully and effectually as Borrower might or could do; and Borrower hereby ratifies all that Lender shall lawfully do or cause to be done by virtue hereof. Upon receipt of an affidavit of an officer of Lender as to the loss, theft, destruction or mutilation of the Note or any other Loan Document which is not of public record, and, in the case of any such mutilation, upon surrender and cancellation of such Note or other applicable Loan Document, Borrower will issue, in lieu thereof, a replacement Note or other applicable Loan Document, dated the date of such lost, stolen, destroyed or mutilated Note or other Loan Document in the same principal amount thereof and otherwise of like tenor.

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5.1.10         Mortgage Taxes. Borrower shall simultaneously herewith pay all state, county and municipal recording and all other taxes imposed upon the execution and recordation of the Security Instruments.

5.1.11         Financial Reporting. (a) Borrower will keep and maintain or will cause to be kept and maintained on a Fiscal Year basis in accordance with the Approved Accounting Method, and the requirements of Regulation AB, proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower and all items of income and expense in connection with the operation of the Properties. Lender shall have the right from time to time at all times during normal business hours upon reasonable notice (which may be verbal) to examine such books, records and accounts at the office of Borrower or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire. After the occurrence and during the continuance of an Event of Default, Borrower shall pay any reasonable costs and expenses incurred by Lender to examine Borrower’s accounting records with respect to the Properties or any Property, as Lender shall reasonably determine to be necessary or appropriate in the protection of Lender’s interest. Upon Lender’s reasonable request, Borrower shall furnish to Lender such other information reasonably necessary and sufficient to fairly represent the financial condition of Borrower and the Properties or any Property.

(b)             Borrower will furnish to Lender annually, within one hundred twenty (120) days following the end of each Fiscal Year of Borrower, a complete copy of Borrower’s and Guarantor’s annual financial statements certified as true and correct by the party providing such statements and prepared by an independent certified public accountant acceptable to Lender in accordance with the Approved Accounting Method and the requirements of Regulation AB covering the Properties for such Fiscal Year and containing statements of profit and loss for Borrower and Guarantor and each of the Properties and a balance sheet for Borrower and Guarantor. Such statements of Borrower shall set forth the financial condition and the results of operations for each of Properties for such Fiscal Year, and shall include, but not be limited to, amounts representing annual Net Cash Flow, Net Operating Income, Gross Income from Operations and Operating Expenses for each of the Properties and accompanied by an annual rent roll. To the extent that the Borrower consists of more than one entity, the annual financial statement shall include a combined balance sheet of all Borrowers (and no other entities), together with the related combined statement of operations, members’ capital and cash flows, including a combined balance sheet and statement of income for the Properties on a combined basis. Borrower’s annual financial statements shall be accompanied by (i) a comparison of the budgeted income and expenses and the actual income and expenses for the prior Fiscal Year, (ii) intentionally deleted, (iii) a list of Tenants, if any, occupying more than twenty percent (20%) of the total floor area of the each Building, (iii) a breakdown showing the year in which each Lease then in effect expires and the percentage of total floor area of the applicable Building and the percentage of base rent for each Property with respect to which Leases shall expire in each such year, each such percentage to be expressed on both a per year and cumulative basis, (iv) a schedule prepared by such independent certified public accountant reconciling Net Operating Income to Net Cash Flow for each of the Properties (the “Net Cash Flow Schedule”), which shall itemize all adjustments made to Net Operating Income to arrive at Net Cash Flow deemed material by such independent certified public accountant, and (v) an Officer’s Certificate certifying that each annual financial statement fairly presents the financial condition and the results of operations of Borrower and the Property subject to such reporting, and that such financial statements have been prepared in accordance with the Approved Accounting Method and as of the date thereof whether there exists an event or circumstance which constitutes a Default or Event of Default under the Loan Documents executed and delivered by, or applicable to, Borrower, and if such Default or Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same. Guarantor’s annual financial statements shall be accompanied by an Officer’s Certificate certifying that each annual financial statement presents fairly the financial condition and the results of operations of Guarantor being reported upon and that such financial statements have been prepared in accordance with the Approved Accounting Method and as of the date thereof whether there exists an event or circumstance which constitutes a Default or Event of Default under the Loan Documents executed and delivered by, or applicable to, Guarantor, and if such Default or an Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same.

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(c)              Borrower will furnish, or cause to be furnished, to Lender on or before twenty (20) days after the end of each calendar month which occurs during the first year of the term of the Loan, and thereafter on or before twenty (20) days after the end of each calendar quarter, the following items, accompanied by an Officer’s Certificate stating that such items are true, correct, accurate, and complete and fairly present the financial condition and results of the operations of Borrower and each of the Properties (subject to normal year-end adjustments) as applicable: (i) a rent roll for the subject month or quarter (and each such rent roll shall specify whether or not each Occupancy Reserve Tenant is Continuously Operating); (ii) monthly, quarterly and year-to-date operating statements (including Capital Expenditures) prepared for each calendar month or quarter, as applicable, noting Net Operating Income, Gross Income from Operations, and Operating Expenses for each of the Properties (not including any contributions to the Replacement Reserve Account, the Rollover Reserve Account, and the Occupancy Reserve Account), and, upon Lender’s request, other information necessary and sufficient to fairly represent the financial position and results of operation of each of the Properties during such calendar month or quarter, as applicable, and containing a comparison of budgeted income and expenses and the actual income and expenses together with a detailed explanation of any variances of five percent (5%) or more between budgeted and actual amounts for such periods, all in form satisfactory to Lender; (iii) a calculation reflecting the annual Debt Service Coverage Ratio as of the last day of such month or quarter, as applicable; and (iv) a Net Cash Flow Schedule. In addition, such Officer’s Certificate shall also state that the representations and warranties of Borrower set forth in Section 4.1.30 are true and correct as of the date of such certificate and that there are no trade payables outstanding for more than sixty (60) days.

DEEMED APPROVAL: In connection with Lender’s approval of the Annual Budget pursuant to this Section 5.1.11(d), Borrower shall provide to Lender, along with the proposed budget, all required information and documentation relating thereto as reasonably required by Lender for approval, together with a notice that is marked in bold lettering with the following language: “LENDER’S RESPONSE IS REQUIRED WITHIN FIFTEEN (15) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF THE LOAN AGREEMENT BETWEEN THE UNDERSIGNED AND THE LENDER” and the envelope containing the request must be marked “PRIORITY”. If Lender does not approve or reject the proposed budget within fifteen (15) Business Days of its receipt of the budget and additional information and documentation, Borrower shall send a second notice to Lender that is marked in bold lettering with the following language: “LENDER’S RESPONSE IS REQUIRED WITHIN FIVE (5) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF THE LOAN AGREEMENT BETWEEN THE UNDERSIGNED AND THE LENDER” and the envelope containing the request must be marked “PRIORITY”. In the event Lender fails to respond to the second notice, the proposed budget shall be deemed the Approved Annual Budget; provided, however, if Lender reasonably requests additional information at any time after the first or second notice is given but prior to the time period in which Lender has to respond, the time for Lender’s response shall be extended for either fifteen (15) or five (5) Business Days, as applicable, following its receipt of all reasonably requested information and documentation. The budgets submitted by Borrower for 2016 are hereby approved.

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(d)             For the partial year period commencing on the date hereof, and for each Fiscal Year thereafter, Borrower shall submit to Lender an Annual Budget not later than sixty (60) days prior to the commencement of such period or Fiscal Year in form reasonably satisfactory to Lender. The Annual Budget shall be subject to Lender’s approval (each such Annual Budget, an “Approved Annual Budget”). In the event that Lender objects to a proposed Annual Budget submitted by Borrower which requires the approval of Lender hereunder, Lender shall advise Borrower of such objections within fifteen (15) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise such Annual Budget and resubmit the same to Lender. Lender shall advise Borrower of any objections to such revised Annual Budget within ten (10) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise the same in accordance with the process described in this subsection until Lender approves the Annual Budget. Until such time that Lender approves a proposed Annual Budget which requires the approval of Lender hereunder, the most recently Approved Annual Budget shall apply; provided that, such Approved Annual Budget shall be adjusted to reflect actual increases in Taxes, Insurance Premiums and Other Charges.

(e)              In the event that Borrower must incur an extraordinary Operating Expense or Capital Expenditure not set forth in the Approved Annual Budget (each an “Extraordinary Expense”), then Borrower shall promptly deliver to Lender a reasonably detailed explanation of such proposed Extraordinary Expense for Lender’s approval.

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(f)              If, at the time a Disclosure Document is being prepared for a Securitization, Lender expects that Borrower alone or Borrower and one or more Affiliates of Borrower collectively, or the Properties alone or the Properties and Related Properties collectively, will be a Significant Obligor, Borrower shall furnish to Lender upon request (i) the selected financial data or, if applicable, Net Operating Income for Borrower and the Properties for the most recent fiscal year and interim period (or such longer period as may be required by Regulation S-K if the Loan is not treated as a non-recourse loan under Instruction 3 for Item 1101(k) of Regulation AB) meeting the requirements and covering the time periods specified in Section 301 of Regulation S-K and Item 1112 of Regulation AB, if Lender expects that the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization may, or if the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization and at any time during which the Loan and any Related Loans are included in a Securitization does, equal or exceed ten percent (10%) (but less than twenty percent (20%)) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in the Securitization, or (ii) the financial statements required under Item 1112(b)(2) of Regulation AB, if Lender expects that the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization may, or if the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization and at any time during which the Loan and any Related Loans are included in a Securitization does, equal or exceed twenty percent (20%) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in the Securitization. Such financial data or financial statements shall be furnished to Lender (A) within ten (10) Business Days after notice from Lender in connection with the preparation of Disclosure Documents for the Securitization, (B) not later than thirty (30) days after the end of each fiscal quarter of Borrower and (C) not later than seventy-five (75) days after the end of each fiscal year of Borrower; provided, however, that Borrower shall not be obligated to furnish financial data or financial statements pursuant to clauses (B) or (C) of this sentence with respect to any period for which a filing pursuant to the Exchange Act in connection with or relating to the Securitization (an “Exchange Act Filing”) is not required. If requested by Lender, Borrower shall use commercially reasonable efforts to furnish to Lender financial data and/or financial statements for any Tenant of any Property if, in connection with a Securitization, Lender expects there to be, with respect to such Tenant or group of Affiliated Tenants, a concentration within all of the mortgage loans included or expected to be included, as applicable, in the Securitization such that such Tenant or group of affiliated Tenants would constitute a Significant Obligor. All financial data and financial statements provided by Borrower hereunder pursuant to this Section 5.1.11(f) shall be prepared in accordance with the Approved Accounting Method, and shall meet the requirements of Regulation S-K or Regulation S-X, as applicable, Regulation AB and other applicable legal requirements. All financial statements referred to in this Section 5.1.11(f) hereof shall be prepared by independent accountants of Borrower reasonably acceptable to Lender in accordance with Regulation AB, Regulation S-K or Regulation S-X, as applicable, and all other applicable legal requirements, shall be accompanied by the manually executed report of the independent accountants thereon, which report shall meet the requirements of Regulation S-K or Regulation S-X, as applicable, Regulation AB and all other applicable legal requirements, and shall be further accompanied by a manually executed written consent of the independent accountants, in form and substance acceptable to Lender, to the inclusion of such financial statements in any Disclosure Document and any Exchange Act Filing and to the use of the name of such independent accountants and the reference to such independent accountants as “experts” in any Disclosure Document and Exchange Act Filing, all of which shall be provided at the same time as the related financial statements are required to be provided. All financial data and financial statements (audited or unaudited) provided by Borrower under this Section 5.1.11(f) shall be accompanied by an Officer’s Certificate, which certification shall state that such financial statements meet the requirements set forth in this Section 5.1.11(f). If requested by Lender, Borrower shall provide Lender, promptly upon request, with any other or additional financial statements, or financial, statistical or operating information, as Lender shall reasonably determine to be required pursuant to Regulation S-K or Regulation S-X, as applicable, Regulation AB or any amendment, modification or replacement thereto or other legal requirements in connection with any Disclosure Document or any Exchange Act filing in connection with or relating to a Securitization or as shall otherwise be reasonably requested by the Lender. In the event Lender determines, in connection with a Securitization, that the financial data and financial statements required in order to comply with Regulation S-K or Regulation S-X, as applicable, Regulation AB or any amendment, modification or replacement thereto or other legal requirements are other than as provided herein, then notwithstanding the provisions of this Section 5.1.11(f), Lender may request, and Borrower shall promptly provide, such other financial data and financial statements as Lender determines to be necessary or appropriate for such compliance.

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(g)              If requested by Lender, Borrower shall provide Lender, promptly upon request, a list of Tenants (including all Affiliates of such Tenants) that in the aggregate (i) occupy 10% or more (but less than 20%) of the total floor area of the Building located at any Property or represent 10% or more (but less than 20%) of aggregate base rent for any Property, and (ii) occupy 20% or more of the total floor area of the Building located at any Property or represent 20% or more of aggregate base rent.

(h)              Borrower shall furnish to Lender, within ten (10) Business Days after request (or as soon thereafter as may be reasonably possible), such further detailed information with respect to the operation of the Properties or any Property and the financial affairs of Borrower as may be reasonably requested by Lender. Notwithstanding anything herein to the contrary, in the event the securities of Sponsor are traded on a United States public exchange, Borrower shall not be required to furnish to Lender any financial information that the Securities Act or Exchange Act prohibits Sponsor from providing to Lender.

(i)               Borrower shall furnish to Lender, within ten (10) Business Days after Lender’s request (or as soon thereafter as may be reasonably possible), financial and sales information from any Tenant designated by Lender (to the extent such financial and sales information is required to be provided under the applicable Lease and same is received by Borrower after request therefor).

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(j)          Any reports, statements or other information required to be delivered under this Agreement shall be delivered (i) in paper form, (ii) on a diskette, and (iii) if requested by Lender and within the capabilities of Borrower’s data systems without change or modification thereto, in electronic form and prepared using Microsoft Word for Windows or WordPerfect for Windows files (which files may be prepared using a spreadsheet program and saved as word processing files). Borrower agrees that Lender may disclose information regarding the Properties or any Property and Borrower that is provided to Lender pursuant to this Section 5.1.11 in connection with any Securitization to such parties requesting such information in connection with such Securitization.

(k)             Breach. If Borrower fails to provide to Lender or its designee any of the financial statements, certificates, reports or information that have been delivered by Borrower on previous occasions and/or are customary in connection with the operation of property of the same type and nature as the Properties (the “Required Records”) required by this Section 5.1.11 within the applicable time periods set forth in this Section 5.1.11, Borrower shall pay to Lender, at Lender’s option and in its discretion, an amount equal to $2,500 for each Required Record that is not delivered within twenty (20) days after written notice of such failure. In addition, if Borrower fails to deliver any Required Records to Lender within the applicable time periods set forth in this Section 5.1.11, Lender shall have the option, upon twenty (20) days’ notice to Borrower that the same is past due, to gain access to Borrower’s books and records and prepare or have prepared at Borrower’s expense, any Required Records not delivered by Borrower. In addition, it shall be an Event of Default if any of the following shall occur: (i) any failure of Borrower to provide to Lender any of the Required Records within the applicable time periods set forth in this Section 5.1.11, if such failure continues for twenty (20) days after written notice that the same is past due, or (ii) in the event any Required Records shall be materially inaccurate or false, or (iii) in the event of the failure of Borrower to permit Lender or its representatives to inspect said books, records and accounts upon request of Lender as required by this Section 5.1.11.

5.1.12         Business and Operations. Borrower will continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Properties. Borrower will qualify to do business and will remain in good standing under the laws of each jurisdiction as and to the extent the same are required for the ownership, maintenance, management and operation of the Properties.

5.1.13         Title to the Properties. Borrower will warrant and defend (a) the title to the Properties and every part thereof, subject only to Permitted Encumbrances, and (b) the validity and priority of the Lien of the Security Instruments and the Assignments of Leases, subject only to Permitted Encumbrances, in each case against the claims of all Persons whomsoever. Borrower shall reimburse Lender for any losses, costs, damages or expenses (including reasonable attorneys’ fees and expenses, and court costs) incurred by Lender if an interest in any Property, other than as permitted hereunder, is claimed by another Person.

5.1.14         Costs of Enforcement. In the event (a) that any Security Instrument is foreclosed in whole or in part or that any Security Instrument is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any mortgage prior to or subsequent to any Security Instrument in which proceeding Lender is made a party, or (c) of a Bankruptcy Action related to Borrower or any Principal or an assignment by Borrower or any Principal for the benefit of its creditors, Borrower, on behalf of itself and its successors and assigns, agrees that it/they shall be chargeable with and shall pay all costs of collection and defense, including attorneys’ fees and expenses, and court costs, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, together with all required taxes.

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5.1.15         Estoppel Statement. (a) After request by Lender, Borrower shall within ten (10) days furnish Lender with a statement, duly acknowledged and certified, setting forth (i) the original principal amount of the Loan, (ii) the Outstanding Principal Balance, (iii) the Interest Rate of the Loan, (iv) the date installments of interest and/or principal were last paid, (v) any offsets or defenses to the performance of the Obligations, if any, and (vi) that the Note, this Agreement, the Security Instruments and the other Loan Documents are valid, legal and binding obligations of Borrower and have not been modified or if modified, giving particulars of such modification.

(b)              Upon request of Lender, Borrower shall use commercially reasonable efforts to deliver to Lender, tenant estoppel certificates from each commercial Tenant leasing space at the Property, in form and substance reasonably satisfactory to Lender, provided that Borrower shall not be required to request such certificates more frequently than one (1) time in any calendar year so long as no Event of Default has occurred and is continuing. The foregoing limitation shall exclude any tenant estoppel certificates that Borrower delivers to Lender in connection with any other provision of this Agreement.

(c)              Upon request of Lender, Borrower shall use commercially reasonable efforts to deliver to Lender, estoppel certificates from each party under the REA in form and substance satisfactory to Lender; provided that such certificates may be in the form required under the REA.

5.1.16         Loan Proceeds. Borrower shall use the proceeds of the Loan received by it on the Closing Date only for the purposes set forth in Section 2.1.4.

5.1.17         Performance by Borrower. Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by, or applicable to, Borrower and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, Borrower without the prior written consent of Lender.

5.1.18         Confirmation of Representations. Borrower shall deliver, in connection with any Securitization, (a) one or more Officer’s Certificates certifying as to the accuracy of all representations made by Borrower in the Loan Documents as of the date of the closing of such Securitization in all relevant jurisdictions, and (b) certificates of the relevant Governmental Authorities in all relevant jurisdictions indicating the good standing and qualification of Borrower as of the date of the Securitization.

5.1.19         No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of the Property (a) with any other real property constituting a tax lot separate from the Property, and (b) which constitutes real property with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of the Property.

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5.1.20         Leasing Matters. Any Lease executed after the Closing Date and any amendment or modification of any Lease executed after the Closing Date shall require the prior written consent of Lender, which consent shall not be unreasonably withheld. Upon request, Borrower shall furnish Lender with true, correct and complete executed copies of all Leases, amendments thereof and any related agreements. All renewals of Leases (other than renewal options that are set forth in Leases executed before the Closing Date that specify the rental rates during the renewal term of such Lease) and all proposed Leases shall provide for rental rates comparable to existing local market rates and shall be written on the form of standard lease attached to the Borrower’s Closing Certificate dated as of the Closing Date. All proposed Leases shall be on commercially reasonable market rate terms and shall not contain any terms which would materially impair Lender’s rights under the Loan Documents. All Leases executed after the date hereof shall provide that they are subordinate to the applicable Security Instrument and the Lien created thereby and that the Tenant thereunder agrees to attorn to Lender or any purchaser at a sale by foreclosure or power of sale. Borrower (a) shall observe and perform the obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (b) shall enforce the terms, covenants and conditions contained in the Leases upon the part of the Tenant thereunder to be observed or performed in a commercially reasonable manner and in a manner not to impair the value of the Property involved, except that Borrower shall not terminate or accept the surrender by a Tenant of, any Lease unless by reason of a Tenant default and then only in a commercially reasonable manner to preserve and protect the Property; provided, however, that no such termination or surrender of any Lease will be permitted without the prior written consent of Lender or unless such termination or surrender is specifically provided for in the Lease; (c) shall not collect any of the Rents more than one (1) month in advance (other than security deposits required pursuant to such Lease); (d) shall not execute any other assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); (e) shall not alter, modify or change the terms of the Leases in a manner inconsistent with the provisions of the Loan Documents; and (f) shall execute and deliver at the request of Lender all such further assurances, confirmations and assignments in connection with the Leases as Lender shall from time to time reasonably require. Notwithstanding anything to the contrary contained herein, Borrower shall not enter into a Lease of all or substantially all of any Property without Lender’s prior written consent. Notwithstanding anything to the contrary contained herein, all new Leases and all amendments, modifications, extensions, and renewals of existing Leases with Tenants that are Affiliates of Borrower shall be subject to the prior written consent of Lender. Lender shall have the right to require each new Tenant to execute and deliver to Lender a subordination, non-disturbance of possession and attornment agreement in form, content and manner of execution reasonably acceptable to Lender. Furthermore, if any Occupancy Reserve Tenant is no longer Continuously Operating, Borrower shall notify Lender of such fact within ten (10) Business Days after obtaining knowledge thereof.

DEEMED APPROVAL: In the event Borrower is required to obtain Lender’s written consent to a proposed Lease under this Section 5.1.20, Borrower may send to Lender two (2) written requests for approval of such proposed Lease as follows: (1) The first written request (the “First Lease Request”) shall state in bold font and all capital letters on the top of the first page: “PENULTIMATE NOTICE - YOU MUST OBJECT WITHIN THIRTY (30) DAYS OR YOU WILL BE DEEMED TO HAVE APPROVED THE REQUEST CONTAINED HEREIN”; and (2) The second written request (the “Second Lease Request”) shall state in bold font and all capital letters on the top of the first page: “FINAL NOTICE - YOU MUST OBJECT WITHIN FIFTEEN (15) DAYS OR YOU WILL BE DEEMED TO HAVE APPROVED THE REQUEST CONTAINED HEREIN.” The Second Lease Request shall be sent by Borrower to Lender no earlier than fifteen (15) days after the First Lease Request is deemed given to Lender. If Lender fails to respond to Borrower (such response may be to approve or disapprove a proposed Lease or to request additional information) in a writing that is deemed given to Borrower within fifteen (15) days after the Second Lease Request is deemed given to Lender, then Lender shall be deemed to have approved of such proposed Lease. All written correspondence that is required under this Section 5.1.20 shall be sent in accordance with Section 10.6 hereof, and shall be “deemed given” to the recipient in accordance with Section 10.6.

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5.1.21         Alterations. Borrower shall obtain Lender’s prior written consent to any alterations to any Improvements, which consent shall not be unreasonably withheld except with respect to any alterations to any Improvements which may have a material adverse effect on Borrower’s financial condition, the value of any Property or the Net Operating Income with respect to any Property. Notwithstanding the foregoing, Lender’s consent shall not be required in connection with any alterations that will not have a material adverse effect on Borrower’s financial condition, the value of any Property or the Net Operating Income with respect to any Property, provided that such alterations (a) are either work performed pursuant to the terms of any Lease approved or deemed approved in accordance with the terms hereof, or the costs for such alterations are adequately covered in the current Approved Annual Budget, (b) do not adversely affect any structural component of any Improvements, any utility or HVAC system contained in any Improvements or the exterior of any Building constituting a part of any Improvements and (c) the aggregate cost thereof for all of the Properties combined (not including the cost of any previous alterations which have been satisfactorily completed and indefeasibly paid for in full prior to the commencement of such new alterations), and for any individual Property, does not exceed the Threshold Amount for the applicable Property, or (d) are performed in connection with Restoration after the occurrence of a Casualty in accordance with the terms and provisions of this Agreement. If the total unpaid amounts due and payable with respect to alterations to the Improvements at any Property (other than such amounts to be paid or reimbursed by Tenants under the Leases) shall at any time exceed the Threshold Amount, Borrower shall promptly deliver to Lender as security for the payment of such amounts and as additional security for the Obligations any of the following: (i) cash or U.S. Obligations or (ii) an irrevocable letter of credit (payable on sight draft only) issued by a financial institution (y) having a rating by S&P of not less than “A-1+” if the term of such bond or letter of credit is no longer than three (3) months or, if such term is in excess of three (3) months, issued by a financial institution having a rating that is acceptable to Lender, and (z) with respect to which each Approved Rating Agency has issued a Rating Agency Confirmation. Such security shall be in an amount equal to the excess of the total unpaid amounts with respect to alterations to the Improvements on such Property (other than such amounts to be paid or reimbursed by Tenants under the Leases) over the Threshold Amount and Lender may apply such security from time to time at the option of Lender to pay for such alterations.

5.1.22        Operation of Property.

(a)             Borrower represents and warrants that it self-manages the Properties, and no agent, affiliated or unaffiliated with Borrower, receives a fee or other compensation for managing the Properties. Borrower shall not engage a property manager without Lender’s prior written consent. In the event that Lender determines that the Properties are not being managed in accordance with generally accepted management practices for properties similar to the Properties, Lender shall deliver written notice thereof to Borrower, which notice shall specify with particularity the grounds for Lender’s determination. If (i) Lender determines that the conditions specified in such notice are not remedied to Lender’s satisfaction by Borrower within thirty (30) days from receipt of such notice, or (ii) an Event of Default occurs and is continuing, then (A) Borrower shall, at Lender’s direction, engage a Qualified Manager and enter into a Management Agreement, (B) Borrower and such Qualified Manager shall execute an Assignment of Management Agreement conditionally assigning Borrower’s interest in such Management Agreements to Lender and subordinating such Qualified Manager’s right to receive fees and expenses under such Management Agreements while the Obligations remains outstanding, and (C) Borrower shall comply with Section 5.1.22(b), (c) and (d) below.

(b)             Borrower shall: (i) promptly perform and/or observe in all material respects all of the covenants and agreements required to be performed and observed by it under the Management Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any material default under the Management Agreement of which it is aware; (iii) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, notice, report and estimate received by it under the Management Agreement; and (iv) enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed by Manager under the Management Agreement, in a commercially reasonable manner.

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(c)              If (i) an Event of Default occurs and is continuing, (ii) the Manager shall be the subject of a Bankruptcy Action or become insolvent, (iii) a material default occurs under the Management Agreement beyond any applicable grace and cure periods, or there is otherwise cause to terminate the Management Agreement (including but not limited to fraud, gross negligence, willful misconduct or misappropriation of funds) or (iv) fifty percent (50%) or more of the direct or indirect ownership interest in Manager has changed or Control of Manager has changed, in each event from what it was on the Closing Date, Borrower shall, at the request of Lender, terminate the Management Agreement and replace the Manager with a manager approved by Lender on terms and conditions satisfactory to Lender, it being understood and agreed that the management fee for such replacement manager shall not exceed then prevailing market rates (and in any event shall not exceed three percent (3%) of Gross Income from Operations per annum, for the applicable Property from time to time).

(d)             All Material Agreements shall be subject to the prior review and approval, not to be unreasonably withheld, of Lender.

5.1.23         Changes in the Legal Requirements Regarding Taxation. If any Legal Requirement or other law, order, requirement or regulation of any Governmental Authority is enacted or adopted or amended after the date the Loan is funded which imposes a tax, either directly or indirectly, on the Obligations or Lender’s interest in any Property, Borrower must pay such tax, with interest and penalties thereon, if any. If Lender is advised by counsel chosen by it that the payment of such tax or interest and penalties by Borrower would be unlawful or taxable to Lender or unenforceable or provide the basis for a defense of usury, then in any such event, Lender may, by written notice to Borrower of not less than ninety (90) days, declare the Obligations immediately due and payable (provided that, so long as no Event of Default has occurred and is continuing, no Yield Maintenance Premium shall be payable in connection with such prepayment).

5.1.24         No Credits on Account of the Obligations. Borrower will not claim or demand or be entitled to any credit or credits on account of the Obligations for any payment of Taxes assessed against any Property and no deduction shall otherwise be made or claimed from the assessed value of any Property for real estate tax purposes because of the Loan Documents or the Obligations. If Legal Requirements or other laws, orders, requirements or regulations require such claim, credit or deduction, Lender may, by written notice to Borrower of not less than ninety (90) days, declare the Obligations immediately due and payable (provided that, so long as no Event of Default has occurred and is continuing, no Yield Maintenance Premium shall be payable in connection with such prepayment).

5.1.25         Personal Property. Borrower shall cause all of its personal property, fixtures, attachments and equipment delivered upon, attached to or used in connection with the operation of each Property to always be located at such Property and shall be kept free and clear of all Liens, encumbrances and security interests, except Permitted Encumbrances.

5.1.26         Appraisals. Lender shall have the right to obtain a new or updated appraisal of any Property from time to time, provided, however, that so long as no Event of Default has occurred Lender shall do so not more often than once in every twelve (12) month period. Borrower shall cooperate with Lender in this regard. If the appraisal is obtained to comply with this Agreement or any applicable law or regulatory requirement, or bank policy promulgated to comply therewith, or if an Event of Default exists, Borrower shall pay for any such appraisal upon Lender’s request.

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5.1.27         ACM O&M Plan. (a) Borrower covenants and agrees during the term of the Loan, including any extension or renewal thereof, to maintain and comply with the terms and conditions of those certain Operations and Maintenance Programs for Asbestos-Containing Materials dated as of February 23, 2016, CBRE Project No. PC60223001-208 for the Surgical Institute of Michigan Property and CBRE Project No. PC60223001-204 for the Gastro One Property (collectively, the “ACM Maintenance Program”) designed by CBRE Group, Inc., with respect to asbestos containing materials (“ACM’s”), consistent with “Guidelines for Controlling Asbestos-Containing Materials in Buildings” (USEPA, 1985) and other relevant guidelines, and with applicable state and local laws, and such ACM Maintenance Program will hereafter continuously remain in effect until the Debt is repaid in full. In furtherance of the foregoing, Borrower shall inspect and maintain all ACM’s on a regular basis and ensure that all ACM’s shall be maintained in a condition that prevents exposure of occupants to ACM’s at all times. Without limiting the generality of the preceding sentence, Lender may require (i) periodic notices or reports to Lender in form, substance and at such intervals as Lender may specify, (ii) an amendment to such ACM Maintenance Program to address changing circumstances, laws or other matters, (iii) at Borrower's sole expense, supplemental examination of the Property by consultants specified by Lender, and (iv) variation of the ACM Maintenance Program in response to the reports provided by any such consultants.

(b)             Borrower hereby acknowledges and agrees that if Borrower fails to comply in all material respects with the terms and conditions of the ACM Maintenance Program, such failure will constitute an Event of Default.

(c)              Lender’s requirement that Borrower develop and comply with the ACM Maintenance Program shall not be deemed to constitute a waiver or a modification of any of the representations, covenants or agreements with respect to environmental matters set forth herein or in any other Loan Document.

Section 5.2              Negative Covenants. From the date hereof until payment and performance in full of the Obligations, Borrower covenants and agrees with Lender that it will not do, directly or indirectly, any of the following:

5.2.1           Operation of Properties. (a) Borrower shall not, without Lender’s prior consent (which consent shall not be unreasonably withheld): (i) subject to Section 5.1.22, surrender, terminate or cancel any Management Agreement; provided, that Borrower may, without Lender’s consent, replace the Manager so long as the replacement manager is a Qualified Manager pursuant to a Replacement Management Agreement; (ii) reduce or consent to the reduction of the term of any Management Agreement; (iii) increase or consent to the increase of the amount of any charges or fees under any Management Agreement; or (iv) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, any Management Agreement in any material respect.

(b)             Following the occurrence and during the continuance of an Event of Default, Borrower shall not exercise any rights, make any decisions, grant any approvals or otherwise take any action under any Management Agreement without the prior written consent of Lender, which consent may be granted, conditioned or withheld in Lender’s sole discretion, except as may be necessary to maintain or protect the Properties.

5.2.2           Liens. Subject to Borrower’s right to contest the amount or validity thereof in accordance with the terms of this Agreement, Borrower shall not create, incur, assume or suffer to exist any Lien on any portion of the Property or permit any such action to be taken, except for Permitted Encumbrances and involuntary Liens that are paid or bonded over and discharged of record within forty-five (45) days of filing.

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5.2.3           Dissolution. Borrower shall not (a) engage in any dissolution, liquidation, consolidation or merger with or into any other business entity, (b) engage in any business activity not related to the ownership and operation of the Property, (c) transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of the properties or assets of Borrower except to the extent permitted by the Loan Documents, or (d) modify, amend, waive or terminate its organizational documents or its qualification and good standing in any jurisdiction, or (e) cause Principal to (i) dissolve, wind up or liquidate or take any action, or omit to take any action, as a result of which Principal would be dissolved, wound up or liquidated in whole or in part, or (ii) amend, modify, waive or terminate the organizational documents of Principal, in each case, without obtaining the prior consent of Lender.

5.2.4           Change in Business. Borrower shall not enter into any line of business other than the ownership and operation of the Property, or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business.

5.2.5           Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.

5.2.6           Zoning. Borrower shall not initiate or consent to any zoning reclassification of any portion of any Property or seek any variance under any existing zoning ordinance, or use or permit the use of any portion of any Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, in each case, without the prior written consent of Lender.

5.2.7           No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of all or any portion of any Property with (a) any other real property constituting a tax lot separate from such Property, or (b) any portion of such Property which may be deemed to constitute personal property, or any other procedure whereby the Lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such Property.

5.2.8           Principal Place of Business and Organization. Borrower shall not change its principal place of business set forth in the introductory paragraph of this Agreement without first giving Lender at least thirty (30) days prior notice. Borrower shall not change the place of its organization as set forth in Section 4.1.28 without the consent of Lender, which consent shall not be unreasonably withheld. Upon Lender’s request, Borrower shall execute and deliver additional financing statements, security agreements and other instruments which may be necessary to effectively evidence or perfect Lender’s security interest in the Properties as a result of such change of principal place of business or place of organization.

5.2.9           ERISA. (a) Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.

(b)             Borrower further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its sole discretion, that (i) Borrower is not an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (ii) Borrower is not subject to any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans; and (iii) one or more of the following circumstances is true:

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(A)         Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101(b)(2);

(B)         Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower is held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3-101(f)(2);

(C)         Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3-101(c) or (e); or

(D)         The Loan meets the requirements of PTE 95-60, 90-1, 84-14 or similar exemption.

5.2.10         Transfers. (a) Borrower acknowledges that Lender has examined and relied on the experience of Borrower and its general partners, members, principals and (if Borrower is a trust) beneficial owners, as applicable, in owning and operating properties such as the Properties in agreeing to make the Loan, and will continue to rely on Borrower’s ownership of the Properties as a means of maintaining the value of the Property as security for repayment of the Debt and the performance of the Other Obligations. Borrower acknowledges that Lender has a valid interest in maintaining the value of the Properties so as to ensure that, should Borrower default in the repayment of the Debt or the performance of the Other Obligations contained in the Loan Documents, Lender can recover the Debt by a sale of the Properties.

(b)             Without the prior written consent of Lender, Borrower shall not, and shall not permit any Restricted Party to, (i) sell, convey, mortgage, grant, bargain, encumber, pledge, assign, grant options with respect to, or otherwise transfer or dispose of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) any of the Properties or any part thereof or any legal or beneficial interest therein, or (ii) permit a Sale or Pledge of any interest in any Restricted Party (any of the actions in the foregoing clauses (i) or (ii), a “Transfer”), other than (A) Transfers pursuant to Leases of space in the Improvements to Tenants in accordance with the provisions of Section 5.1.20 hereof, and (B) Transfers that are Permitted Transfers in accordance with Section 5.2.10(g) hereof.

(c)              A Transfer shall include, but not be limited to, (i) an installment sales agreement wherein Borrower agrees to sell any of the Property, or any part thereof, for a price to be paid in installments; (ii) an agreement by Borrower leasing all or substantially all of any of the Properties for other than actual occupancy by a space tenant thereunder, or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rents; (iii) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general partner or any profits or proceeds relating to such partnership interest, or the Sale or Pledge of limited partnership interests or any profits or proceeds relating to such limited partnership interest or the creation or issuance of new limited partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of a managing member (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the Sale or Pledge of non-managing membership interests or the creation or issuance of new non-managing membership interests; (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests; or (vii) the removal or the resignation of the managing agent (including, without limitation, an Affiliated Manager) other than in accordance with Section 5.1.22 hereof.

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(d)              Notwithstanding the provisions of this Section 5.2.10, but subject to the terms and conditions set forth below in clause (g) of this Section 5.2.10, Lender’s consent shall not be required in connection with one or a series of Transfers of: (i) direct or indirect interests in Borrower among the Sponsors and any Sponsor Controlled Parties; (ii) not more than forty-nine percent (49%) of the direct or indirect stock, general partnership interests, the limited partnership interests, the managing member interests or non-managing membership interests (as the case may be) in Borrower, Principal or any other Restricted Party; (iii) the sale, transfer or issuance of stock in any Restricted Party so long as such stock is listed on the New York Stock Exchange or another nationally or internationally recognized stock exchange; or (iv) direct or indirect interests in Borrower for estate planning purposes by any Sponsor to the spouse, child, parent, grandparent, grandchild, niece, nephew, aunt or uncle of such Sponsor, or to a trust for the benefit of such Sponsor or for the benefit of the spouse, child, parent, grandparent, grandchild, niece, nephew, aunt or uncle of such Sponsor. Furthermore, subject to the terms and conditions set forth in clause (g) of this Section 5.2.10, Lender’s consent shall not be required in connection with a Sponsor Transfer.

(e)              Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon a Transfer without Lender’s consent. This provision shall apply to every Transfer regardless of whether voluntary or not, or whether or not Lender has consented to any previous Transfer.

(f)              There shall be no assumption of the Loan during the period that is thirty (30) days prior to and continuing until thirty (30) days following the Securitization of any portion of the Loan. Other than as set forth in the preceding sentence, Borrower shall have the right to unlimited Transfers of all of the Properties (and not a portion thereof) with Lender’s consent, not to be unreasonably withheld, provided no Event of Default has occurred and is continuing, and Lender receives thirty (30) days’ prior written notice of such Transfer and a non-refundable application fee of $5,000 at the time Lender’s consent is sought, and further provided that the following additional requirements are satisfied:

(i)          Borrower shall pay Lender a transfer fee equal to one half of one percent (.5%) of the Outstanding Principal Balance at the time of such Transfer (for the avoidance of doubt, this transfer fee shall not apply in the case of a Sponsor Transfer);

(ii)         Borrower shall pay any and all reasonable out-of-pocket costs incurred in connection with such Transfer (including, without limitation, Lender’s counsel fees and disbursements and all recording fees, title insurance premiums and mortgage and intangible taxes, servicer costs and fees and the fees and expenses of the Approved Rating Agencies pursuant to clause (x) below);

(iii)        The proposed transferee (the “Transferee”) or Transferee’s Principals must have the creditworthiness, reputation and qualifications to Lender’s reasonable satisfaction;

(iv)        Transferee and Transferee’s Principals shall, as of the date of such transfer, have an aggregate net worth and liquidity reasonably acceptable to Lender;

(v)         Transferee, Transferee’s Principals and all other entities which may be owned or Controlled directly or indirectly by Transferee’s Principals (“Related Entities”) must not have been party to any bankruptcy proceedings, voluntary or involuntary, made an assignment for the benefit of creditors or taken advantage of any insolvency act, or any act for the benefit of debtors within seven (7) years prior to the date of the proposed Transfer;

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(vi)        Transferee shall assume all of the obligations of Borrower under the Loan Documents in a manner satisfactory to Lender in all respects, including, without limitation, by entering into an assumption agreement in form and substance satisfactory to Lender;

(vii)       There shall be no material litigation or regulatory action pending or threatened against Transferee, Transferee’s Principals or Related Entities which is not reasonably acceptable to Lender;

(viii)      Transferee, Transferee’s Principals and Related Entities shall not have defaulted under its or their obligations with respect to any other Indebtedness in a manner which is not reasonably acceptable to Lender;

(ix)         Transferee and Transferee’s Principals must be able to satisfy all the representations and covenants set forth in Sections 4.1.30, 5.1.23, 5.2.9 and 5.2.12 hereof, no Default or Event of Default shall otherwise occur as a result of such Transfer, and Transferee and Transferee’s Principals shall deliver (A) all organizational documentation reasonably requested by Lender, which shall be reasonably satisfactory to Lender and (B) all certificates, agreements and covenants reasonably required by Lender;

(x)          Each Approved Rating Agency shall have issued a Rating Agency Confirmation with respect to such Transfer;

(xi)         Borrower or Transferee, at its sole cost and expense, shall deliver to Lender an Additional Insolvency Opinion reflecting such Transfer satisfactory in form and substance to Lender and each Approved Rating Agency;

(xii)        Prior to any release of Guarantor, one (1) or more substitute guarantors reasonably acceptable to Lender shall have assumed all of the liabilities and obligations of Guarantor under the Guaranty and the Environmental Indemnity or shall execute a replacement guaranty and environmental indemnity in form and substance reasonably satisfactory to Lender;

(xiii)       Borrower shall deliver, at its sole cost and expense, an endorsement to the Title Insurance Policy, as modified by the assumption agreement, as a valid first lien on the Properties and naming the Transferee as owner of the Properties, which endorsement shall insure that, as of the date of the recording of the assumption agreement, the Properties shall not be subject to any additional exceptions or liens other than those contained in the Title Insurance Policy issued on the date hereof and the Permitted Encumbrances;

(xiv)      If  required under the terms hereof, the Property shall be managed by a Qualified Manager pursuant to a Replacement Management Agreement; and

(xv)       Immediately upon a Transfer to such Transferee and the satisfaction of all of the above requirements, the named Borrower and Guarantor herein shall be released from all liability under this Agreement, the Note, the applicable Security Instrument and the other Loan Documents accruing after such Transfer. The foregoing release shall be effective upon the date of such Transfer, but Lender agrees to provide written evidence thereof reasonably requested by Borrower.

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(g)             Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, each Permitted Transfer shall be conditioned upon: (i) no such Transfer resulting in the change of Control in Borrower such that a Sponsor Controlled Party does not Control each of Borrower, any Affiliated Manager, and any Principal and the day-to-day operation of the Property, (ii) other than a Transfer pursuant to clause (d)(iii) above, Lender receiving not less than thirty (30) days’ prior notice of such Transfer (or in the case of any Transfer pursuant to clause (a) or (b) set forth herein in the definition of “Permitted Transfer”, Lender receiving notice within thirty (30) days of any such Transfer), (iii) if a Manager is required under Section 5.1.22, the Property continuing to be managed by Affiliated Manager or a Qualified Manager approved in accordance with the terms and conditions hereof, (iv) Sponsor continuing to directly or indirectly own at least a 20% equity interest in each of Borrower and any Principal both prior to and after such Transfer, (v) other than a Transfer pursuant to clause (d)(iii) above, each proposed transferee (A) remaking the representations contained herein applicable to such proposed transferee, including those relating to Special Purpose Entity requirements, ERISA matters, the USA Patriot Act, OFAC and matters concerning Embargoed Persons and (B) satisfying, to Lender’s satisfaction, Lender’s “know your customer” requirements relating to the creditworthiness, reputation, background and qualifications of such proposed transferee, provided, however, that Lender’s “know your customer” requirements will not apply if such proposed transferee owns or will own less than a ten percent (10%) direct or indirect interests in Borrower, (vi) such Transfer being permitted under the terms of the REA, and (vii) other than in the case of any Transfer pursuant to clause (a) or (b) set forth herein in the definition of “Permitted Transfer” or a Transfer pursuant to clause (d)(iii) above, no Event of Default continuing on the date such Transfer occurs and on the day after such Transfer occurs. Upon request from Lender, Borrower shall promptly provide Lender a revised version of the organizational chart delivered to Lender in connection with the Loan reflecting any Permitted Transfer consummated in accordance with this Section 5.2.10. If after giving effect to any such Transfer, more than forty-nine percent (49%) in the aggregate of direct or indirect interests in Borrower are owned by any Person and its Affiliates that owned less than forty-nine percent (49%) direct or indirect interest in Borrower as of the Closing Date, Borrower shall, no less than thirty (30) days prior to the effective date of any such Transfer (other than a Transfer pursuant to clause (d)(iii) above), deliver to Lender an Additional Insolvency Opinion acceptable to Lender and the Rating Agencies.

5.2.11         REA. Borrower shall not, without the prior written consent of Lender, modify or terminate the REA.

5.2.12         Special Purpose Entity/Separateness.

(a)              Borrower is and shall continue to be a Special Purpose Entity.

(b)             Any assumptions made in any non-consolidation opinion required to be delivered in connection with the Loan Documents subsequent to the Insolvency Opinion (an “Additional Insolvency Opinion”), including, but not limited to, any exhibits attached thereto, shall be true and correct in all respects. Borrower will comply with and Principal has complied and Borrower will cause Principal to comply with, all of the assumptions made with respect to Borrower in the Insolvency Opinion. Borrower will comply with all of the assumptions made with respect to Borrower and Principal in any Additional Insolvency Opinion. Each entity other than Borrower and Principal with respect to which an assumption shall be made in any Additional Insolvency Opinion will comply with all of the assumptions made with respect to it in any Additional Insolvency Opinion.

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5.2.13         Embargoed Person; OFAC. As of the date hereof and at all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower, Principal and Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person; (b) no Embargoed Person has any interest of any nature whatsoever in Borrower, Principal or Guarantor, as applicable, with the result that the investment in Borrower, Principal or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of Borrower, Principal or Guarantor, as applicable, have been derived from any unlawful activity with the result that the investment in Borrower, Principal or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law. Neither Borrower, Principal nor Guarantor is (or will be) a Person with whom Lender is restricted from doing business under OFAC regulations (including those persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including the September 24, 2001 #13224 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transactions or otherwise be associated with such Persons. In addition, to help the US Government fight the funding of terrorism and money laundering activities, The USA Patriot Act (and the regulations thereunder) requires the Lender to obtain, verify and record information that identifies its customers. Borrower shall provide the Lender with any additional information that the Lender deems necessary from time to time in order to ensure compliance with The USA Patriot Act and any other applicable Legal Requirements concerning money laundering and similar activities.

ARTICLE VI

INSURANCE; CASUALTY; CONDEMNATION

Section 6.1               Insurance.

(a)             Borrower shall obtain and maintain, or cause to be maintained, insurance for Borrower and the Property providing at least the following coverages:

(i)          comprehensive “All Risk” or “Special Form” insurance on the Improvements and the Personal Property (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations) with no depreciation; (B) containing an agreed amount endorsement with respect to the Improvements and Personal Property waiving all co-insurance provisions, or confirmation that co-insurance does not apply; and (C) providing for no deductible in excess of Twenty-Five Thousand and No/100 Dollars ($25,000.00) for all such insurance coverage, with the exception of windstorm coverage which may have a deductible of up to 5% of the total insured value. In addition, Borrower shall obtain: (x) if any portion of the Improvements is currently, or at any time in the future, located in a Federally designated “special flood hazard area”, flood hazard insurance in an amount equal to the Outstanding Principal Balance or such other amount as Lender shall require; (y) earthquake insurance in amounts and in form and substance satisfactory to Lender in the event the Property is located in an area with a high degree of seismic activity; and (z) windstorm insurance in amounts and in form and substance satisfactory to Lender in the event such windstorm coverage is excluded under the Special Form Coverage, provided that the insurance pursuant to clauses (x), (y) and (z) hereof shall be on terms consistent with the comprehensive “All Risk” or “Special Form” insurance policy required under this subsection (i);

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(ii)         commercial general liability insurance, including a broad form comprehensive general liability endorsement and coverage against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Property, such insurance (A) to be on the so-called “occurrence” form with a combined limit of not less than Two Million and No/100 Dollars ($2,000,000.00) in the aggregate and One Million and No/100 Dollars ($1,000,000.00) per occurrence (and, if on a blanket policy, containing an “Aggregate Per Location” endorsement); (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) blanket contractual liability for all insured contracts; and (5) contractual liability covering the indemnities contained in Article VIII of the Security Instrument to the extent the same is available;

(iii)        at any time any tenant lease allows for rent abatement or an early right to terminate the lease for damage to the Property, rental loss and/or business income interruption insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above; and (C) for loss of Rents in an amount equal to one hundred percent (100%) of the projected Gross Income from Operations for a period of twelve (12) months from the date of such Casualty (assuming such Casualty had not occurred) and notwithstanding that the policy may expire prior to the end of such period. If the property is a hotel owned by the Borrower, business income coverage is required to reimburse for loss net profit, continuing expenses and necessary payroll, while the Property is under restoration. The amount of such loss of Rents or business income insurance shall be determined prior to the date hereof and at least once each year thereafter based on Borrower’s reasonable estimate of income to be derived from the Property for the succeeding twelve (12) month period. Notwithstanding anything to the contrary in Section 2.7 hereof, all proceeds payable to Lender pursuant to this subsection shall be held by Lender and shall be applied at Lender’s sole discretion to (I) the Debt, or (II) Operating Expenses approved by Lender in its sole discretion; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the Debt, except to the extent such amounts are actually paid out of the proceeds of such business income insurance;

(iv)        at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the Property coverage forms do not otherwise apply, (A) owner’s and contractor’s protective liability insurance covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy; and (B) the insurance provided for in subsection (i) above written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsection (i) above, (3) including permission to occupy the Property, and (4) with an agreed amount endorsement waiving co-insurance provision, or confirmation that co-insurance does not apply;

(v)         at any time Borrower has any direct employees, worker’s compensation insurance with respect to any employees of Borrower, as required by any Governmental Authority or Legal Requirement;

(vi)        comprehensive boiler and machinery insurance, if applicable, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;

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(vii)       at any time Borrower has any direct employees or owns any motor vehicles, motor vehicle liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence of not less than One Million and No/100 Dollars ($1,000,000.00);

(viii)      umbrella or excess liability insurance in an amount not less than Ten Million and No/100 Dollars ($10,000,000.00) per occurrence on terms consistent with the commercial general liability insurance policy required under subsection (ii) above so long as the general liability policy has a “per location” aggregate subject to a $10,000,000 aggregate policy cap. Lender reserves the right to amend the umbrella or excess liability insurance requirement annually at renewal of the policy, should the number of properties insured on the program increase materially beyond the 10 locations insured on the policies on the Loan closing date. Should the Property ever be insured on a general liability policy with an uncapped “per location” aggregate or with a “designated location” endorsement specifically allocating at least $2,000,000 of aggregate limits to the Property or on a policy by itself, the required umbrella or excess liability insurance limit will be Seven Million and No/100 Dollars ($7,000,000);

(ix)         if the Property is or becomes a legal “non-conforming” use or structure, ordinance or law coverage to compensate for the value of the undamaged portion of the Property, the cost of demolition and debris removal, and increased cost of construction in amounts as requested by Lender;

(x)          the commercial property, business income, general liability and umbrella or excess liability insurance required under Sections 6.1(a)(i), (ii), (iii) and (viii) above shall cover perils of terrorism and acts of terrorism and Borrower shall maintain commercial property and business income insurance for loss resulting from perils and acts of terrorism on terms (including amounts) consistent with those required under Sections 6.1(a)(i), (ii), (iii) and (viii) above at all times during the term of the Loan so long as Lender determines that either (I) prudent owners of real estate comparable to the Property are maintaining same or (II) prudent institutional lenders (including, without limitation, investment banks) to such owners are requiring that such owners maintain such insurance; and

(xi)         upon sixty (60) days’ notice, such other reasonable insurance and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for properties similar to the Property located in or around the region in which the Property is located.

(b)             All insurance provided for in Section 6.1(a) shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”), and shall be subject to the approval of Lender as to insurance companies, amounts, deductibles, loss payees and insureds. The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the State and having a claims paying ability rating of “A-” or better (and the equivalent thereof) by at least two (2) of the Approved Rating Agencies rating the Securities. For multi-layered policies, if four or fewer insurance companies issue the Policies, then at least 75% of the insurance coverage represented by the Policies must be provided by insurance companies with a claims paying ability rating of “A-” or better by S&P, with no carrier below “BBB” or if five (5) or more insurance companies issue the Policies, then at least sixty percent (60%) of the insurance coverage represented by the Policies must be provided by insurance companies with a claims paying ability rating of “A-” or better by S&P, with no carrier below “BBB.” Notwithstanding anything above to the contrary, all insurance companies shall be rated at least “A X” by AM Best, and Grange Mutual Casualty Company shall be an acceptable insurance company so long as it retains a rating of at least “A XII” by AM Best. Prior to the expiration dates of the Policies theretofore furnished to Lender, certificates of insurance evidencing the renewal or successor Policies accompanied by evidence satisfactory to Lender of payment of the premiums due thereunder (the “Insurance Premiums”), shall be delivered by Borrower to Lender. Borrower shall supply an original or certified copy of the original policy within ten (10) days of request by Lender, provided that the policy is available to Borrower.

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(c)             Any blanket insurance Policy shall otherwise provide the same protection as would a separate Policy insuring only the Property in compliance with the provisions of Section 6.1(a).

(d)              All Policies provided for or contemplated by Section 6.1(a), except for the Policy referenced in Section 6.1(a)(v), shall name Borrower as the insured and Lender (and its successors and assigns) as Mortgagee, Loss Payee and Additional Insured, as its interests may appear, and in the case of property damage, boiler and machinery, flood and earthquake insurance, shall contain a standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender. Notwithstanding anything above to the contrary, any Policy maintained by a Tenant or Condominium Association shall not name Borrower as a named insured, and any Policy maintained by a Condominium Association may not list lender as a mortgagee.

(e)              All Policies provided for in Section 6.1 shall contain clauses or endorsements to the effect that: (i) no act or negligence of Borrower, or anyone acting for Borrower, or of any Tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned; (ii) the Policies on which Lender has the protection of a mortgageholder clause shall not be canceled without at least thirty (30) days’ notice to Lender; (iii) Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder; and (iv) shall contain a waiver of subrogation in favor of Lender.

(f)               If at any time Lender is not in receipt of written evidence that all Policies are in full force and effect, Lender shall have the right, without notice to Borrower, to take such action as Lender deems necessary to protect its interest in the Property, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate. All premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and, until paid, shall be secured by the Security Instrument and shall bear interest at the Default Rate.

Section 6.2              Casualty. If any Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall (a) give prompt notice of such damage to Lender, and (b) promptly commence and diligently prosecute the completion of Restoration so that such Property resembles, as nearly as possible, the condition such Property was in immediately prior to such Casualty, with such alterations as may be reasonably approved by Lender and otherwise in accordance with Section 6.4. Borrower shall pay all costs of such Restoration whether or not such costs are covered by insurance. Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrower. In addition, Lender may participate in (and have approval rights over) any settlement discussions with any insurance companies with respect to any Casualty in which the Net Proceeds or the costs of completing Restoration are equal to or greater than Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) and Borrower shall deliver to Lender all instruments required by Lender to permit such participation.

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Section 6.3             Condemnation. Borrower shall promptly give Lender notice of the actual or threatened commencement of any proceeding in respect of Condemnation, and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings, and Borrower shall from time to time deliver to Lender all instruments requested by Lender to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to perform the Obligations at the time and in the manner provided in this Agreement and the other Loan Documents and the Outstanding Principal Balance shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Obligations. Lender shall not be limited to the interest paid on the Award by the applicable Governmental Authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If any Property or any portion thereof is taken by a Governmental Authority, Borrower shall promptly commence and diligently prosecute Restoration and otherwise comply with the provisions of Section 6.4. If any Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt. Notwithstanding the foregoing provisions of this Section 6.3 and Section 6.4 hereof, if the Loan or any portion thereof is included in a REMIC and, immediately following a release of any portion of the Lien of the Security Instruments in connection with a Condemnation (but taking into account any proposed Restoration on the remaining portion of the applicable Property), the Loan to Value Ratio is greater than 125% (such value to be determined, in Lender’s sole discretion, by any commercially reasonable method permitted to a REMIC) (excluding personal property and going concern value, if any), the principal balance of the Loan must be paid down by an amount equal to the least of the following amounts: (i) the net Condemnation Proceeds, (ii) the fair market value of the released property at the time of the release, or (iii) an amount such that the Loan to Value Ratio (as so determined by Lender) does not increase after the release, unless the Lender receives an opinion of counsel that if such amount is not paid, the Securitization will not fail to maintain its status as a REMIC as a result of the related release of such portion of the Lien of the Security Instruments.

Section 6.4               Restoration. The following provisions shall apply in connection with any Restoration:

(a)              If the Net Proceeds shall be less than the Net Proceeds Threshold Amount and the costs of completing Restoration shall be less than the Net Proceeds Threshold Amount, the Net Proceeds will be disbursed by Lender to Borrower upon receipt, provided that all of the conditions set forth in Section 6.4(b)(i) are met and Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence Restoration in accordance with the terms of this Agreement.

(b)             If the Net Proceeds are equal to or greater than the Net Proceeds Threshold Amount, but less than twenty percent (20%) of the original principal balance of the Allocated Loan Amount for the affected Property or the costs of completing Restoration is equal to or greater than the Net Proceeds Threshold Amount, but less than twenty percent (20%) of the original principal balance of the Allocated Loan Amount for the affected Property, the Net Proceeds will be held by Lender and Lender shall make the Net Proceeds available for Restoration in accordance with the provisions of this Section 6.4. The term “Net Proceeds” for purposes of this Section 6.4 shall mean: (i) the net amount of all insurance proceeds received by Lender pursuant to Section 6.1 (a)(i), (iv), (vi), (ix) and (x) as a result of such damage or destruction, after deduction of Lender’s reasonable costs and expenses (including, but not limited to, reasonable counsel costs and fees), if any, in collecting same (“Insurance Proceeds”), or (ii) the net amount of the Award, after deduction of Lender’s reasonable costs and expenses (including, but not limited to, reasonable counsel costs and fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.

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(i)        The Net Proceeds shall be made available to Borrower for Restoration upon the approval of Lender in its sole discretion that the following conditions are met:

(A)         no Default shall have occurred and be continuing;

(B)         (1) in the event the Net Proceeds are Insurance Proceeds, less than forty percent (40%) of the total floor area of the Improvements on the affected Property has been damaged, destroyed or rendered unusable as a result of such Casualty, or (2) in the event the Net Proceeds are Condemnation Proceeds, less than ten percent (10%) of the land constituting the affected Property is taken, and such land is located along the perimeter or periphery of such affected Property, and no portion of the Improvements is located on such land;

(C)         (1) if any Occupancy Reserve Lease is in effect as of the date of the occurrence of such Casualty or Condemnation, then each such Occupancy Reserve Lease must remain in full force and effect during and after the completion of Restoration, notwithstanding the occurrence of such Casualty or Condemnation, or (2) with respect to any individual Property, if no Occupancy Reserve Lease is in effect for such Property as of the date of the occurrence of such Casualty or Condemnation, Leases demising in the aggregate a percentage amount equal to or greater than ninety percent (90%) of the total rentable space in such Property which has been demised under executed and delivered Leases in effect as of the date of the occurrence of such Casualty or Condemnation, whichever the case may be, shall remain in full force and effect during and after the completion of Restoration, notwithstanding the occurrence of any such Casualty or Condemnation, whichever the case may be, and will make all necessary repairs and restorations thereto at their sole cost and expense;

(D)         Borrower shall commence Restoration as soon as reasonably practicable (but in no event later than one hundred twenty (120) days after such Casualty or Condemnation, whichever the case may be, occurs) and shall diligently pursue the same to satisfactory completion;

(E)         Lender shall be satisfied that any operating deficits, including all scheduled payments of principal and interest under the Note, which will be incurred with respect to the affected Property as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 6.1(a)(iii), if applicable, or (3) by other funds of Borrower;

(F)         Lender shall be satisfied that Restoration will be completed on or before the earliest to occur of (1) six (6) months prior to the Maturity Date, (2) the earliest date required for such completion under the terms of any Leases, (3) such time as may be required under all applicable Legal Requirements in order to repair and restore the affected Property to the condition it was in immediately prior to such Casualty or to as nearly as possible the condition it was in immediately prior to such Condemnation, as applicable, or (4) the expiration of the insurance coverage referred to in Section 6.1(a)(iii);

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(G)         the affected Property and the use thereof after Restoration will be in compliance with and permitted under all applicable Legal Requirements;

(H)         Restoration shall be done and completed by Borrower in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements;

(I)         such Casualty or Condemnation, as applicable, does not result in the loss of access to the affected Property or the related Improvements, other than a temporary, construction related loss of access to the affected Property;

(J)         both the Individual Property Debt Service Coverage Ratio for the affected Property and the Debt Service Coverage Ratio (for the Properties as a whole), after giving effect to Restoration, shall be equal to or greater than 1.45 to 1.0;

(K)         both the Individual Property Loan to Value Ratio for the affected Property and the Loan to Value Ratio (for the Properties as a whole), after giving effect to Restoration, shall be equal to or less than sixty percent (60%);

(L)         Borrower shall deliver, or cause to be delivered, to Lender a signed detailed budget approved in writing by Borrower’s architect or engineer stating the entire cost of completing Restoration, which budget shall be acceptable to Lender; and

(M)         the Net Proceeds together with any cash or cash equivalent deposited by Borrower with Lender are sufficient in Lender’s reasonable discretion to cover the cost of Restoration.

(ii)         The Net Proceeds shall be paid directly to Lender for deposit in an interest-bearing account (the “Net Proceeds Account”) and, until disbursed in accordance with the provisions of this Section 6.4(b), shall constitute additional security for the Debt and the Other Obligations. The Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of Restoration, upon receipt of evidence satisfactory to Lender that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with Restoration have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the affected Property which have not either been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the Title Company.

(iii)        All plans and specifications required in connection with Restoration shall be subject to prior review and acceptance in all respects by Lender and by an independent consulting engineer selected by Lender (the “Casualty Consultant”). Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with Restoration. The identity of the contractors, subcontractors and materialmen engaged in Restoration, as well as the contracts under which they have been engaged, shall be subject to prior review and acceptance by Lender and the Casualty Consultant. All costs and expenses incurred by Lender in connection with making the Net Proceeds available for Restoration including, without limitation, reasonable counsel fees and disbursements and the Casualty Consultant’s fees, shall be paid by Borrower.

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(iv)        In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of Restoration, as certified by the Casualty Consultant, minus the Retention Amount. The term “Retention Amount” shall mean, as to each contractor, subcontractor or materialman engaged in Restoration, an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of Restoration, as certified by the Casualty Consultant, until Restoration has been completed. The Retention Amount shall in no event, and notwithstanding anything to the contrary set forth above in this Section 6.4(b), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in Restoration. The Retention Amount shall not be released until the Casualty Consultant certifies to Lender that Restoration has been completed in accordance with the provisions of this Section 6.4(b) and that all approvals necessary for the re-occupancy and use of the affected Property have been obtained from all appropriate Governmental Authorities, and Lender receives evidence satisfactory to Lender that the costs of Restoration have been paid in full or will be paid in full out of the Retention Amount; provided, however, that Lender will release the portion of the Retention Amount being held with respect to any contractor, subcontractor or materialman engaged in Restoration as of the date upon which the Casualty Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the Title Company issuing the Title Insurance Policy, and Lender receives an endorsement to the Title Insurance Policy insuring the continued priority of the lien of the related Security Instrument and evidence of payment of any premium payable for such endorsement. If required by Lender, the release of any such portion of the Retention Amount shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(v)         Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(vi)        If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 6.4(b) shall constitute additional security for the Debt and the Other Obligations.

(vii)       The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Casualty Consultant certifies to Lender that Restoration has been completed in accordance with the provisions of this Section 6.4(b), and the receipt by Lender of evidence satisfactory to Lender that all costs incurred in connection with Restoration have been paid in full, shall be remitted by Lender to Borrower, provided no Event of Default shall have occurred and shall be continuing.

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(c)              If Net Proceeds are (i) equal to or greater than twenty percent (20%) of the Allocated Loan Amount for the affected Property, (ii) not required to be made available for Restoration (due to Borrower’s inability to satisfy the conditions set forth in Section 6.4(b)(i) or otherwise), or (iii) not to be returned to Borrower as excess Net Proceeds pursuant to Section 6.4(b)(vii), then in any such event all Net Proceeds may be retained and applied by Lender in accordance with Section 2.4.2 hereof toward reduction of the Outstanding Principal Balance whether or not then due and payable in such order, priority and proportions as Lender in its sole discretion shall deem proper, or, in the sole discretion of Lender, the same may be paid, either in whole or in part, to Borrower for such purposes as Lender shall approve, in its sole discretion. No prepayment charge shall be payable by Borrower by reason of a Casualty or Condemnation.

(d)             In the event of foreclosure of the Security Instruments, or other transfer of title to the Properties in extinguishment in whole or in part of the Debt all right, title and interest of Borrower in and to the Policies that are not blanket Policies then in force concerning the Properties and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.

ARTICLE VII

RESERVE FUNDS

Section 7.1              Required Repair Funds.

7.1.1          Deposits. Borrower shall perform the repairs at the Property as more particularly set forth on Schedule II hereto (such repairs hereinafter collectively referred to as “Required Repairs”). Borrower shall complete the Required Repairs on or before the required deadline for each repair as set forth on Schedule II hereto, which period may be extended upon request of Borrower, provided Borrower is diligently pursuing such completion, such additional period not to exceed five (5) days. It shall be an Event of Default if (a) Borrower does not complete the Required Repairs by the required deadline for each repair as set forth on Schedule II (as may be extended as set forth above), provided, however, that if a deadline is not met solely as a result of Force Majeure, such deadline shall be further extended for so long as such Force Majeure continues, but in no event longer than sixty (60) days from the original required deadline, or (b) Borrower does not satisfy each condition contained in Section 7.1.2 hereof. Upon the occurrence of such an Event of Default, Lender, at its option, may withdraw all Required Repair Funds from the Required Repair Account and Lender may apply such funds either to completion of the Required Repairs or toward reduction of the Outstanding Principal Balance in such order, proportion and priority as Lender may determine in its sole discretion. Lender’s right to withdraw and apply Required Repair Funds shall be in addition to all other rights and remedies provided to Lender under this Agreement and the other Loan Documents. On the Closing Date, Borrower shall deposit with Lender the Required Repairs Amount for payment of the cost of the Required Repairs. Amounts so deposited with Lender shall be held by Lender in accordance with Section 7.9 hereof. Amounts so deposited shall hereinafter be referred to as Borrower’s “Required Repair Funds” and the account in which such amounts are held shall hereinafter be referred to as Borrower’s “Required Repair Account”.

7.1.2           Release of Required Repair Funds. (a) Lender shall disburse to Borrower the Required Repair Funds from the Required Repair Account from time to time, but not more frequently than once in any thirty (30) day period, upon satisfaction by Borrower of each of the following conditions with respect to each disbursement: (i) Borrower shall submit a written request for payment to Lender (with a copy to the Title Company) at least ten (10) Business Days prior to the date on which Borrower requests such payment be made, which request specifies the Required Repairs to be paid, (ii) on the date such request is received by Lender and on the date such payment is to be made, no Default or Event of Default shall exist and remain uncured, (iii) Lender shall have received an Officer’s Certificate (A) stating that all Required Repairs to be funded by the requested disbursement have been completed in a good and workmanlike manner and in accordance with all applicable Federal, state and local laws, rules and regulations, such Officer’s Certificate to be accompanied by a copy of any license, permit or other approval by any Governmental Authority required to commence and/or complete the Required Repairs, (B) identifying each Person that supplied materials or labor in connection with the Required Repairs to be funded by the requested disbursement, and (C) stating that each such Person has been paid in full or will be paid in full upon such disbursement, for work completed and/or materials furnished to date, such Officer’s Certificate to be accompanied by lien waivers or other evidence of payment satisfactory to Lender, (iv) Lender shall have received a title search indicating that the applicable Property is free from all liens, claims and other encumbrances not previously approved by Lender, and (v) Lender shall have received such other evidence as Lender shall reasonably request that the Required Repairs to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower. Lender shall not be required to make disbursements from the Required Repair Account unless such requested disbursement is in an amount greater than $5,000 (or a lesser amount if the total amount in the Required Repair Account is less than $5,000, in which case only one disbursement of the amount remaining in the account shall be made) and such disbursement shall be made only upon satisfaction of each condition contained in this Section 7.1.2.

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(b)             Nothing in this Section 7.1.2 shall (i) make Lender responsible for performing or completing any Required Repairs; (ii) require Lender to expend funds in addition to the Required Repairs Funds to complete any Required Repairs; (iii) obligate Lender to proceed with any Required Repairs; or (iv) obligate Lender to demand from Borrower additional sums to complete any Required Repairs.

(c)              Borrower shall permit Lender and Lender’s agents and representatives (including Lender’s engineer, architect or inspector) or third parties to enter onto any of the Properties during normal business hours (subject to the rights of Tenant under their Leases) to inspect the progress of any Required Repairs and all materials being used in connection therewith and to examine all plans and shop drawings relating to such Required Repairs. Borrower shall cause all contractors and subcontractors to cooperate with Lender or Lender’s representatives or such other Persons described above in connection with inspections described in this Section 7.1.2(c).

(d)             If a disbursement will exceed $25,000.00, Lender may require an inspection of the applicable Property at Borrower’s expense prior to making a disbursement of Required Repairs Funds in order to verify completion of the Required Repairs for which reimbursement is sought. Lender may require that such inspection be conducted by an appropriate independent qualified professional selected by Lender and may require a certificate of completion by an independent qualified professional architect acceptable to Lender prior to the disbursement of Required Repairs Funds. Borrower shall pay the expense of the inspection as required hereunder, whether such inspection is conducted by Lender or by an independent qualified professional architect.

7.1.3          Balance in Required Repair Account. The insufficiency of any balance in the Required Repair Account shall not relieve Borrower from its obligation to perform the Required Repairs in a good and workmanlike manner and in accordance with all Legal Requirements.

Section 7.2               Tax and Insurance Escrow.

7.2.1          Tax and Insurance Escrow Funds. On the date hereof, Borrower shall deposit with Lender the Initial Tax Deposit on account of the Taxes next coming due and the Initial Insurance Premiums Deposit on account of the Insurance Premiums next coming due. Additionally, Borrower shall pay to Lender on each Payment Date (a) one-twelfth of the Taxes that Lender estimates will be payable during the next ensuing twelve (12) months in order to accumulate with Lender sufficient funds to pay all such Taxes at least thirty (30) days prior to their respective due dates, and (b) one-twelfth of the Insurance Premiums that Lender estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate with Lender sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies (the foregoing amounts so deposited with Lender are hereinafter called the “Tax and Insurance Escrow Funds” and the account in which such amounts are held shall hereinafter be referred to as the “Tax and Insurance Escrow Account”).

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7.2.2          Disbursements from Tax and Insurance Escrow Funds. Provided no Default or Event of Default has occurred and is continuing, Lender will apply the Tax and Insurance Escrow Funds to payments of Taxes and Insurance Premiums required to be made by Borrower pursuant to Section 5.1.2 hereof and under the Security Instruments. In making any payment relating to the Tax and Insurance Escrow Funds, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount of the Tax and Insurance Escrow Funds shall exceed the amounts due for Taxes and Insurance Premiums pursuant to Section 5.1.2 hereof, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax and Insurance Escrow Funds. Any amount remaining in the Tax and Insurance Escrow Funds after the Debt has been paid in full shall be returned to Borrower. In allocating such excess, Lender may deal with the Person shown on the records of Lender to be the owner of the applicable Property. If at any time Lender reasonably determines that the Tax and Insurance Escrow Funds are not or will not be sufficient to pay Taxes and Insurance Premiums by the due dates thereof, Lender shall notify Borrower of such determination and Borrower shall increase its monthly payments to Lender by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to the due date of the Taxes and/or thirty (30) days prior to expiration of the Policies, as the case may be.

7.2.3          Conditional Waiver of Tax Escrow. Notwithstanding anything contained in this Section 7.2.1 to the contrary, with respect to any individual Property, Borrower shall not be required to deposit with Lender any monies on account of Taxes for such Property, provided that Borrower is in compliance with the following conditions as determined by Lender: (i) the Occupancy Reserve Lease for such Property (A) remains in full force and effect, (B) has not been amended or modified except in accordance with the terms of this Agreement, and (C) encumbers all of such Property, (ii) no Cash Management Period has occurred and is continuing; (iii) no default beyond any applicable notice and grace periods exists under such Occupancy Reserve Lease; (iv) such Occupancy Reserve Lease obligates the applicable Occupancy Reserve Tenant to pay all Taxes directly to either Borrower or the applicable Governmental Authority; and (v) Lender has received proof of payment, at least thirty (30) days prior to the date upon which they are due, in form and substance acceptable to Lender, that all Taxes for such Property have been paid on or prior to the date upon which they are due. In the event that Lender determines that Borrower has failed to satisfy any of the foregoing conditions, Borrower shall at Lender’s direction, deposit the amounts required for Taxes for such Property into the Tax and Insurance Escrow Account, as required pursuant to Section 7.2.1, commencing on the Payment Date first occurring after Lender provided such written direction to Borrower. Furthermore, and notwithstanding anything contained in Section 7.2.2 hereof to the contrary, for so long as Borrower has satisfied the conditions set forth in this Section 7.2.3, Lender shall not be obligated to (A) return any excess funds or offer credits against any excess funds pursuant to Section 7.2.2 for such Property, or (B) disburse any Tax and Insurance Escrow Funds from the Tax and Insurance Escrow Account pursuant to Section 7.2.2 to pay for Taxes for such Property.

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7.2.4          Conditional Waiver of Insurance Escrow. Notwithstanding anything contained in this Section 7.2.1 to the contrary, with respect to any individual Property, Borrower shall not be required to deposit with Lender any monies on account of Insurance Premiums for such Property, provided that Borrower is in compliance with the following conditions as determined by Lender: (i) the applicable Occupancy Reserve Lease for such Property (A) remains in full force and effect, (B) has not been amended or modified except in accordance with the terms of this Agreement, and (C) encumbers all of such Property, (ii) no Cash Management Period has occurred and is continuing; (iii) no default beyond any applicable notice and grace periods exists under such Occupancy Reserve Lease; (iv) such Occupancy Reserve Lease obligates the applicable Occupancy Reserve Tenant to pay all Insurance Premiums directly to either Borrower or the applicable insurance companies which issued the Policies; and (v) Lender has received proof of payment, at least thirty (30) days prior to the date upon which they are due, in form and substance acceptable to Lender, that all Insurance Premiums have been paid on or prior to the date upon which they are due. In the event that Lender determines that Borrower has failed to satisfy any of the foregoing conditions, Borrower shall at Lender’s direction, deposit the amounts required for Insurance Premiums for such Property into the Tax and Insurance Escrow Account, as required pursuant to Section 7.2.1, commencing on the Payment Date first occurring after Lender provided such written direction to Borrower. Furthermore, and notwithstanding anything contained in Section 7.2.2 hereof to the contrary, for so long as Borrower has satisfied the conditions set forth in this Section 7.2.4, Lender shall not be obligated to (A) return any excess funds or offer credits against any excess funds pursuant to Section 7.2.2 for such Property, or (B) disburse any Tax and Insurance Escrow Funds from the Tax and Insurance Escrow Account pursuant to Section 7.2.2 to pay for Insurance Premiums for such Property.

Section 7.3               Replacements and Replacement Reserve.

7.3.1          Replacement Reserve Funds. Borrower shall pay to Lender on each Payment Date the Replacement Reserve Monthly Deposit, which is the amount reasonably estimated by Lender in its sole discretion to be due for replacements and repairs required to be made to the Properties during the calendar year (collectively, the “Replacements”). Amounts so deposited shall hereinafter be referred to as Borrower’s “Replacement Reserve Funds” and the account in which such amounts are held shall hereinafter be referred to as Borrower’s “Replacement Reserve Account”. Lender may reassess its estimate of the amount necessary for the Replacement Reserve Funds from time to time, and may increase the monthly amounts required to be deposited into the Replacement Reserve Account upon thirty (30) days’ notice to Borrower if Lender determines in its reasonable discretion (based upon a third party report by a Lender approved engineer employed to inspect one or more of the Properties) that an increase is necessary to properly maintain and operate the Properties. Notwithstanding the foregoing, if, at any time, and from time to time, the available Replacement Reserve Funds in the Replacement Reserve Account exceed $169,284.00 (the “Replacement Reserve Cap Condition”), Borrower’s obligation to pay to Lender the Replacement Reserve Monthly Deposit shall be suspended; provided, however, that if at any time, and from time to time, the Replacement Reserve Cap Condition is not satisfied, Borrower shall recommence and continue paying to Lender on each Payment Date the Replacement Reserve Monthly Deposit until such time as all of the Replacement Reserve Cap Condition is satisfied.

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7.3.2          Disbursements from Replacement Reserve Account. Lender shall make disbursements to Borrower (or, at the direction of Borrower in writing, and without limiting the provisions of this Section 7.3, to the Person that supplied materials or labor in connection with the Replacements to be funded by the requested disbursement) from the Replacement Reserve Funds for the cost of Replacements incurred by Borrower upon satisfaction by Borrower of each of the following conditions with respect to each such disbursement: (a) Borrower shall submit Lender’s standard form of draw request for payment to Lender at least ten (10) Business Days prior to the date on which Borrower requests such payment be made, which request shall specify the Replacements to be paid and shall be accompanied by copies of paid invoices for the amounts requested; (b) on the date such request is received by Lender and on the date such payment is to be made, no Default or Event of Default shall exist and remain uncured; and (c) Lender shall have received (i) an Officer’s Certificate from Borrower (A) stating that the items to be funded by the requested disbursement are Replacements, and a description thereof, (B) stating that all Replacements to be funded by the requested disbursement have been completed in a good and workmanlike manner and in accordance with all applicable Legal Requirements, (C) identifying each Person that supplied materials or labor in connection with the Replacements to be funded by the requested disbursement, (D) stating that each such Person has been paid in full or will be paid in full upon such disbursement, (E) stating that the Replacements to be funded have not been the subject of a previous disbursement, (F) stating that all previous disbursements of Replacement Reserve Funds have been used to pay the previously identified Replacements, and (G) stating that all outstanding trade payables relating to the Replacements (other than those to be paid from the requested disbursement) have been paid in full, (ii) a copy of any license, permit or other approval by any Governmental Authority required in connection with the Replacements and not previously delivered to Lender, (iii) if required by Lender for requests in excess of $10,000 for a single item, lien waivers or other evidence of payment satisfactory to Lender and releases from all parties furnishing materials and/or services in connection with the requested payment, (iv) at Lender’s option, a title search for the applicable Property indicating that such Property is free from all Liens, claims and other encumbrances not previously approved by Lender, and (v) such other evidence as Lender shall reasonably request to demonstrate that the Replacements to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower. Lender shall make disbursements as requested by Borrower on a monthly basis in increments of no less than $5,000 per disbursement, except for the final draw for any Replacement. Lender may require an inspection of the Properties or any Property at Borrower’s expense prior to making a monthly disbursement in order to verify completion of improvements in excess of $50,000 for which reimbursement is sought.

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7.3.3           Balance in the Replacement Reserve Account. The insufficiency of any balance in the Replacement Reserve Account shall not relieve Borrower from its obligation to fulfill all preservation and maintenance covenants in the Loan Documents.

Section 7.4                Rollover Reserve.

7.4.1           Deposits to Rollover Reserve Funds. (a) On the Closing Date, Borrower shall deposit with Lender the Initial Rollover Reserve Deposit. Additionally, commencing on and including the Payment Date in November 2017 Borrower shall pay to Lender on each Payment Date the Rollover Reserve Monthly Deposit, which amounts shall be deposited with and held by Lender for Approved Leasing Expenses incurred following the date hereof. In addition, Borrower shall pay to Lender for deposit with Lender those additional funds described in Section 7.4.1(b) hereof. All such amounts so deposited pursuant to this subsection (a) shall hereinafter be referred to as the “Rollover Reserve Funds” and the account in which such amounts are held shall hereinafter be referred to as the “Rollover Reserve Account”. Notwithstanding the foregoing, if, at any time, and from time to time, (a) the available Rollover Reserve Funds in the Rollover Reserve Account exceed $1,269,630.00, (b) no Event of Default has occurred and is continuing, and (c) at least eighty five percent (85%) of the total floor area of the Improvements (for the Properties as a whole) is occupied by Tenants that are open for business, paying full contractual rent under their respective Leases, are not the subject of any Bankruptcy Action and are not in default beyond any applicable notice and/or cure periods under the terms of their respective Leases (collectively, the “Rollover Reserve Cap Conditions”), Borrower’s obligation to pay to Lender the Rollover Reserve Monthly Deposit shall be suspended; provided, however, that if at any time, and from time to time, any one of more of the Rollover Reserve Cap Conditions are not satisfied, Borrower shall recommence and continue paying to Lender on each Payment Date the Rollover Reserve Monthly Deposit until such time as all of the Rollover Reserve Cap Conditions are satisfied. Notwithstanding the foregoing, in the event the Rollover Reserve Cap Conditions are not satisfied solely because of a vacancy at just one Property, Borrower shall be obligated to pay a Rollover Reserve Monthly Deposit equal to the amount shown for the applicable Property on Schedule IV attached hereto in lieu of the aggregate amount shown for all Properties.

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(b)              In addition to the required deposits set forth in subsection (a) above, the following items shall be deposited into the Rollover Reserve Account and held as Rollover Reserve Funds, which Rollover Reserve Funds shall be held by Lender and disbursed only in accordance with Section 7.4.2 below. Borrower shall advise Lender at the time of receipt thereof of the nature of such receipt:

(i)          All sums paid with respect to (A) a modification of any Lease or otherwise paid in connection with Borrower taking any action under any Lease (e.g., granting a consent) or waiving any provision thereof, except for amounts paid to reimburse Borrower for administrative expenses, reasonable legal fees and other reasonable out-of-pocket costs (“Costs”) associated with such modification, (B) any settlement of claims of Borrower against third parties in connection with any Lease (other than Costs and other than funds received to reimburse actual out of pocket losses actually incurred by Borrower); (C) any rejection, termination, surrender or cancellation of any Lease (including in any bankruptcy case) or any lease buy-out or surrender payment from any tenant (including any payment relating to unamortized tenant improvements and/or leasing commissions), and (D) any sum other than Costs received from any tenant to obtain a consent to an assignment or sublet or otherwise, or any holdover rents or use and occupancy fees from any tenant or former tenant (to the extent not being paid for use and occupancy or holdover rent); and

(ii)         Any other extraordinary event pursuant to which Borrower receives payments or income (in whatever form) derived from or generated by the use, ownership or operation of any of Properties not otherwise covered by this Agreement or the Cash Management Agreement, provided, however, that funds received to reimburse actual out of pocket expenses actually incurred by Borrower shall not be included.

7.4.2           Withdrawal of Rollover Reserve Funds. Lender shall make disbursements from the Rollover Reserve Funds for Approved Leasing Expenses incurred by Borrower in connection with Leases entered into in accordance with the terms hereof upon satisfaction by Borrower of each of the following conditions with respect to each such disbursement: (a) Borrower shall submit Lender’s standard form of draw request for payment to Lender at least ten (10) Business Days prior to the date on which Borrower requests such payment be made, which request shall specify the Approved Leasing Expense to be paid and shall be accompanied by copies of invoices for the amounts requested; (b) on the date such request is received by Lender and on the date such payment is to be made, no Default or Event of Default shall exist and remain uncured; (c) Lender shall have reviewed and approved the Lease giving rise to the Approved Leasing Expense to be paid; and (d) Lender shall have received (i) an Officer’s Certificate from Borrower (A) stating that the items to be funded by the requested disbursement are Approved Leasing Expenses, and a description thereof, (B) stating that all tenant improvements at the applicable Property to be funded by the requested disbursement have been completed in a good and workmanlike manner and in accordance with all applicable Legal Requirements, (C) identifying each Person that supplied materials or labor in connection with the tenant improvements to be funded by the requested disbursement or the broker entitled to the leasing commissions, (D) stating that each such Person has been paid in full or will be paid in full upon such disbursement, (E) stating that the Approved Leasing Expenses to be funded have not been the subject of a previous disbursement, (F) stating that all previous disbursements of Rollover Reserve Funds have been used to pay the previously identified Approved Leasing Expenses, and (G) stating that all outstanding trade payables relating to the Approved Leasing Expenses (other than those to be paid from the requested disbursement) have been paid in full, (ii) a copy of any license, permit or other approval by any Governmental Authority required in connection with the tenant improvements and not previously delivered to Lender, (iii) if required by Lender for requests in excess of $10,000 for a single item, lien waivers or other evidence of payment satisfactory to Lender and releases from all parties furnishing materials and/or services in connection with the requested payment, (iv) at Lender’s option, a title search for applicable Property indicating that such Property is free from all Liens, claims and other encumbrances not previously approved by Lender, and (v) such other evidence as Lender shall reasonably request to demonstrate that the Approved Leasing Expenses to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower. Lender shall make disbursements as requested by Borrower on a monthly basis in increments of no less than $5,000 per disbursement, except for the final draw for any Lease. Lender may require an inspection of the applicable Property at Borrower’s expense prior to making a monthly disbursement in order to verify completion of improvements in excess of $50,000 for which reimbursement is sought.

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Section 7.5               Excess Cash Reserve Funds.

(a)          Upon the occurrence and during the continuance of a Cash Trap Period, provided that a Lease Trigger Period does not then exist, all Excess Cash shall be collected by Lender and all such amounts shall be held as additional security for the Loan (amounts so held shall be hereinafter referred to as the “Excess Cash Reserve Funds” and the account to which such amounts are held shall hereinafter be referred to as the “Excess Cash Reserve Account”).

(b)          At such time as any Cash Trap Period shall end, any funds held in the Excess Cash Reserve Account shall be returned to Borrower if no other Cash Trap Period then exists.

Section 7.6             Payment Reserve. Contemporaneously with the execution hereof, Borrower has established with Lender a reserve in the aggregate amount of (i) the Monthly Debt Service Payment Amount due on the First Payment Date and (ii) amounts payable to Reserve Accounts on the First Payment Date (the “Payment Reserve”). Borrower understands and agrees that, notwithstanding the establishment of the Payment Reserve, all of the proceeds of the Loan have been, and shall be considered, fully disbursed and shall bear interest and be payable on the terms provided therein. For so long as no Event of Default has occurred hereunder or under any of the other Loan Documents, Lender shall on the First Payment Date advance from the Payment Reserve to itself the amount of the Monthly Debt Service Payment Amount and amounts payable to Reserve Accounts under the Loan Documents on the First Payment Date. Amounts deposited in the Payment Reserve shall be referred to herein as Borrower’s “Payment Reserve Funds” and the account in which such amounts are held shall be referred to as Borrower’s “Payment Reserve Account.” At the sole discretion of Lender, Lender may waive Borrower’s obligation to deposit into the Payment Reserve the aggregate amount of the Monthly Debt Service Payment Amount plus the amounts payable to the Reserve Accounts payable on the First Payment Date.  In the event Lender so waives Borrower’s obligation to establish the Payment Reserve, then on the First Payment Date Borrower shall pay the Monthly Debt Service Payment Amount and the amounts otherwise payable to the Reserve Accounts on the First Payment Date.  The provisions of this Section 7.6 shall not affect Borrower’s obligation to make any other payments required pursuant to the terms of this Agreement.

Section 7.7               Occupancy Reserve.

7.7.1           Deposits to Occupancy Reserve Funds. On every Payment Date during a Lease Trigger Period, Borrower shall pay to Lender the Excess Cash, which amount shall be deposited with and held by Lender for Approved Leasing Expenses incurred following the date hereof and in connection with one or more Acceptable Replacement Leases or Acceptable Lease Extensions, as applicable, in connection therewith. All such amounts so deposited shall hereinafter be referred to as the “Occupancy Reserve Funds” and the account in which such amounts are held shall hereinafter be referred to as the “Occupancy Reserve Account.” Notwithstanding the foregoing, if at any time, and from time to time, the Occupancy Reserve Funds deposited and available in the Occupancy Reserve Account pursuant to this Section 7.7.1 exceed the Occupancy Reserve Cap (the “Occupancy Reserve Cap Condition”), Borrower’s obligation to continue to pay to Lender the Excess Cash into the Occupancy Reserve shall be suspended, provided, however, that if at any time, and from time to time, the Occupancy Reserve Cap Condition is not satisfied and a Lease Trigger Period exists, Borrower shall recommence and continue paying to Lender the Excess Cash into the Occupancy Reserve Account until the Occupancy Reserve Cap Condition is satisfied.

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7.7.2           Withdrawal of Occupancy Reserve Funds. Lender shall make disbursements from the Occupancy Reserve Funds for Approved Leasing Expenses incurred by Borrower in connection with one or more Acceptable Replacement Leases or Acceptable Lease Extensions, as applicable, in accordance with the terms hereof upon satisfaction by Borrower of each of the following conditions with respect to each such disbursement: (a) Borrower shall submit Lender’s standard form of draw request for payment to Lender at least ten (10) Business Days prior to the date on which Borrower requests such payment be made, which request shall specify the Approved Leasing Expense to be paid and shall be accompanied by copies of paid invoices for the amounts requested; (b) on the date such request is received by Lender and on the date such payment is to be made, no Default or Event of Default shall have occurred and be continuing; (c) Lender shall have reviewed and approved each applicable Acceptable Replacement Lease and/or Acceptable Lease Extension giving rise to the Approved Leasing Expense to be paid; and (d) Lender shall have received (i) an Officer’s Certificate from Borrower (A) stating that the items to be funded by the requested disbursement are Approved Leasing Expenses, and a description thereof, (B) stating that, to the best of Borrower’s knowledge, all tenant improvements at the applicable Property to be funded by the requested disbursement have been completed in a good and workmanlike manner and in accordance with all applicable Legal Requirements, (C) identifying each Person that supplied materials or labor in connection with the tenant improvements to be funded by the requested disbursement, and/or the broker entitled to the leasing commissions, (D) stating that each such Person has been paid in full or will be paid in full upon such disbursement, (E) stating that the Approved Leasing Expenses to be funded have not been the subject of a previous disbursement, (F) stating that all previous disbursements of Occupancy Reserve Funds have been used to pay the previously identified Approved Leasing Expenses, and (G) stating that all outstanding trade payables relating to the Approved Leasing Expenses (other than those to be paid from the requested disbursement) have been paid in full, (ii) a copy of any license, permit or other approval by any Governmental Authority required in connection with the tenant improvements and not previously delivered to Lender, (iii) if required by Lender, for requests in excess of $10,000 for a single item, lien waivers or other evidence of payment satisfactory to Lender and releases from all parties furnishing materials and/or services in connection with the requested payment, (iv) at Lender’s option, a title search for the applicable Property indicating that the applicable Property is free from all Liens, claims and other encumbrances not previously approved by Lender, (v) prior to the final disbursement of Occupancy Reserve Funds for tenant improvements under a particular Lease, at Lender’s option, a tenant estoppel certificate for the applicable Tenant in form and substance acceptable to Lender, and (vi) such other evidence as Lender shall reasonably request to demonstrate that the Approved Leasing Expenses to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower. Lender shall make disbursements as requested by Borrower on a monthly basis in increments of no less than $5,000 per disbursement, except for the final draw for any Lease. Lender may require an inspection of the applicable Property at Borrower’s expense prior to making a monthly disbursement in order to verify completion of improvements in excess of $50,000 for which reimbursement is sought. At such time as no Lease Trigger Period is then existing, and so long as all Approved Leasing Expenses incurred or reasonably anticipated by Lender to be incurred have been paid in full, then all remaining Occupancy Reserve Funds shall be deposited into the Clearing Accounts.

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Section 7.8           TI/LC Reserve.

7.8.1           Deposits to TI/LC Reserve. In the event Star Medical Center requests Borrower’s approval of an architect/space planner to prepare Construction Drawings (as defined in the Star Medical Lease) to expand the Star Medical Center Property by 6,400 square feet as provided in the Star Medical Center Lease (the “Expansion Work”), Borrower shall promptly notify Lender of such request and Borrower shall, within twenty (20) Business Days after such request (without regard to whether or not Borrower approves such request), deposit with Lender the TI/LC Reserve Funds. The account in which the TI/LC Reserve Funds are held shall hereinafter be referred to as the “TI/LC Reserve Account”.

7.8.2           Withdrawal of TI/LC Reserve Funds. Lender shall make one (1) disbursement on account of the TI/LC Lease from the TI/LC Reserve Account, to the extent of available funds, in accordance with the terms hereof upon satisfaction by Borrower of each of the following conditions with respect to such disbursement as determined by Lender: (a) Borrower shall submit Lender’s standard form of draw request for payment to Lender at least ten (10) Business Days prior to the Business Day on which Borrower requests such disbursement to be made; (b) on the date such request is received by Lender and on the date such payment is to be made, no Default or Event of Default shall have occurred and be continuing; (c) Borrower shall deliver to Lender an Acceptable Estoppel duly executed and delivered by the Tenant under the TI/LC Lease confirming, among other things, that either (i) the Expansion Work is complete and that there is no outstanding tenant improvement work to be completed by or paid for by Borrower or (ii) the Tenant has elected not to proceed with the Expansion Work and has waived the right to do so in the future and that there is no outstanding tenant improvement work to be completed by or paid for by Borrower (such election, waiver and confirmation in this subsection (ii), an “Expansion Right Waiver”); and (d/)  Lender shall have also received: (i) an Officer’s Certificate (A) stating that all tenant improvements with respect to the TI/LC Reserve Lease (including the Expansion Work unless Tenant has elected not to proceed with the Expansion Work and waives the right to do so in the future) have been paid for in full and completed in a good and workmanlike manner and in accordance with all applicable Legal Requirements, and that all leasing commission due with respect to the TI/LC Reserve Lease have been paid in full, and (B) identifying each Person that supplied materials or labor in connection with such tenant improvements (if any) and each broker entitled to a leasing commission, (ii) a copy of any license, permit or other approval by any Governmental Authority required in connection with such tenant improvements (if any), (iii) if required by Lender, paid invoices and lien waivers or other evidence of payment satisfactory to Lender and releases from all parties furnishing materials and/or services in connection with such tenant improvements (if any) or leasing activities, (iv) at Lender’s option, a title search for the Property indicating that the Property is free from all Liens, claims and other encumbrances not previously approved by Lender, and (v) such other evidence as Lender shall reasonably request. Lender may require an inspection of the Property at Borrower’s expense prior to making such disbursement from the TI/LC Reserve Account. Such disbursement, when made by Lender, shall be deposited to the Clearing Account and only one (1) disbursement from the TI/LC Reserve Account may occur. Notwithstanding the foregoing, if Borrower, after exercising commercially reasonably efforts, is unable to obtain an Acceptable Estoppel from Tenant, then for purposes only of determining the existence of an Expansion Right Waiver (and not the completion of the Expansion Work), Borrower may deliver other evidence acceptable to Lender in Lender’s sole discretion, in lieu of such Acceptable Estoppel, provided that all other conditions for a disbursement of the funds in the TI/LC Reserve Account are satisfied.

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Section 7.9           Reserve Funds, Generally.

(a)          Borrower (i) hereby grants to Lender a first priority security interest in all of the Reserve Funds and any and all monies now or hereafter deposited in each Reserve Account as additional security for payment and performance of the Obligations and (ii) will take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Reserve Funds, including, without limitation, filing or authorizing Lender to file UCC-1 financing statements and continuations thereof. Until expended or applied in accordance herewith, the Reserve Funds shall constitute additional security for the Obligations.

(b)          Upon the occurrence of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in any or all of the Reserve Funds to the reduction of the Outstanding Principal Balance in any order in its sole discretion.

(c)          Borrower shall not, without obtaining the prior consent of Lender, further pledge, assign or grant any security interest in any Reserve Fund or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 financing statements, except those naming Lender as the secured party, to be filed with respect thereto.

(d)         The Reserve Funds shall not constitute trust funds and may be commingled with other monies held by Lender.  The Reserve Funds (other than the Tax and Insurance Escrow Funds and the Excess Cash Reserve Funds) shall be held in an Eligible Account and credited with interest at a rate selected by Lender, which interest rate may not be the highest interest rate then available, provided that selection of the rate shall be consistent with the general standards at the time being utilized by Lender or any Servicer, in establishing similar accounts for loans of comparable type.  All such interest shall be added to and become a part of such Reserve Funds and shall be disbursed in the same manner as other monies comprising such Reserve Funds.  Lender or any Servicer shall not be responsible and shall have no liability for any losses incurred on the investment of any Reserve Funds held in an Eligible Account.  Borrower shall be responsible for payment of any federal, state or local income or other tax applicable to the interest earned on the Reserve Funds.

(e)          Except for matters arising out of Lender’s gross negligence, willful misconduct or breach of the Loan Documents, Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys’ fees and expenses) arising from or in any way connected with the Reserve Funds or the performance of the obligations for which the Reserve Funds were established. Borrower shall assign to Lender all rights and claims Borrower may have against all Persons supplying labor, materials or other services which are to be paid from or secured by the Reserve Funds; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.

Section 7.10         Letter of Credit Option.

(a)          Borrower shall have the option to replace the cash on deposit, or provide in lieu of any cash deposits required to be made, in the TI/LC Reserve Account, by depositing with Lender, an original letter of credit that satisfies all of the requirements of this Section 7.10 (each such letter of credit, together with all amendments, modifications and replacements thereof, a “Letter of Credit”). Borrower shall notify Lender in writing at least thirty (30) days prior to the date that Borrower intends to deliver a Letter of Credit in accordance with this Section 7.10. Borrower shall provide Lender and its counsel with a reasonable period of time prior to each such delivery date of a Letter of Credit to review and approve the terms of each proposed Letter of Credit and Borrower shall pay to Lender all of Lender’s reasonable out-of-pocket costs and expenses associated therewith. Each Letter of Credit must be a Qualified Letter of Credit and shall be in an amount equal to the aggregate cash deposits required in connection with the applicable Reserve Account and for which such Letter of Credit is intended to replace. Each Letter of Credit deposited with Lender hereunder shall serve to provide Lender with additional security for the Loan.

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(b)          Lender shall have the right to draw on each Letter of Credit in full or in part and hold the proceeds thereof in accordance with the provisions of this Agreement if any of the following occurs: (i) an Event of Default; (ii) the institution issuing such Letter of Credit shall cease to be an Approved Bank (as determined by Lender or based on a notice from the applicable issuing institution) and Borrower shall have failed to deliver to Lender a replacement letter of credit satisfying all of the requirements of this Section 7.10.2(b) (each such letter of credit, a “Replacement Letter of Credit”) on or prior to the date that is fifteen (15) days after Lender delivers written notice to Borrower that the institution issuing such Letter of Credit has ceased to be an Approved Bank; (iii) if Lender has received a notice from the issuing institution that such Letter of Credit will not be renewed and a Replacement Letter of Credit is not provided at least forty-five (45) days prior to the date on which the outstanding Letter of Credit is scheduled to expire or Borrower shall have otherwise failed to deliver to Lender a Replacement Letter of Credit on or prior to the date that is forty-five (45) days prior to the expiration date of any such Letter of Credit; and/or (iv) if the institution issuing any Letter of Credit shall fail to issue a Replacement Letter of Credit in the event the original Letter of Credit has been lost, mutilated, stolen and/or destroyed. So long as no Event of Default is then continuing, Lender shall deposit the proceeds of any draw on a Letter of Credit into the applicable Reserve Account associated therewith (and such proceeds shall be deemed to constitute Reserve Funds) and apply such funds in accordance with the relevant provisions of this Article VII of this Agreement.

(c)          Upon the occurrence and during the continuance of an Event of Default, Lender may in its sole discretion, in addition to any and all other rights and remedies available to Lender, without notice to Borrower or any other Person other than the relevant issuing institution, draw on each Letter of Credit and apply all or any part of the proceeds of each such draw to the reduction of the Obligations in any order, proportion or priority as Lender shall determine in Lender’s sole discretion, or hold such proceeds as additional security for the Obligations.

(d)           Notwithstanding anything in this Agreement or any other Loan Document to the contrary, the Borrower shall not have any rights to deliver any letter of credit pursuant to any provision of this Agreement or any other Loan Document if the aggregate amount of any letters of credit delivered to Lender in accordance with this Agreement or any other Loan Document shall exceed ten percent (10%) of the Outstanding Principal Balance. In no event shall the aggregate amount of any letters of credit delivered in accordance with this Agreement or any other Loan Document exceed ten percent (10%) of the Outstanding Principal Balance. Furthermore, notwithstanding anything in this Agreement or any other Loan Document to the contrary, Borrower’s right to deliver any letter of credit to Lender shall be conditioned upon Borrower simultaneously delivering to Lender an additional non-consolidation opinion with respect to such letter of credit in form and substance satisfactory to Lender.

ARTICLE VIII

DEFAULTS

Section 8.1           Event of Default.

(a)          Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

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(i)          if any portion of the Debt is not paid when due (including, without limitation, the failure of Borrower to repay the entire outstanding principal balance of the Note in full on the Maturity Date) or any other amount under Section 2.7.2(b)(i) through (vii) is not paid in full on each Payment Date (unless during any Cash Management Period, sufficient funds are available in the relevant Subaccount on the applicable date);

(ii)         if any of the Taxes or Other Charges are not paid when the same are due and payable (unless Lender is paying such Taxes pursuant to Section 7.2 and Borrower’s obligation to make deposits into the Tax and Insurance Escrow Account are not suspended pursuant to Section 7.2.3), subject to the provisions of Section 2.7.3 and Section 5.1.2 hereof ;

(iii)        if the Policies are not kept in full force and effect, or if copies of the certificates evidencing the Policies (or certified copies of the Policies if requested by Lender) are not delivered to Lender within thirty (30) days after written request therefor, which period may be extended upon request of Borrower, provided Borrower is diligently pursuing such certificates (or certified copies of the Policies, as the case may be), such additional period not to exceed ninety (90) days;

(iv)        if Borrower Transfers or otherwise encumbers any portion of any Property or the Collateral in violation of the provisions of this Agreement, or Article 6 of the Security Instruments or any Transfer is made in violation of the provisions of Section 5.2.10 hereof;

(v)         if any representation or warranty made by Borrower herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material respect as of the date the representation or warranty was made or deemed remade;

(vi)        if Borrower, Principal or Guarantor shall (i) make an assignment for the benefit of creditors or (ii) generally not be paying its debts as they become due;

(vii)       if a receiver, liquidator or trustee shall be appointed for Borrower or Principal, or if Borrower or Principal shall be adjudicated bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to Federal bankruptcy law, or any similar Federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower or Principal, or if any proceeding for the dissolution or liquidation of Borrower or Principal shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower or Principal, upon the same not being discharged, stayed or dismissed within ninety (90) days;

(viii)      if Guarantor or any guarantor or indemnitor under any guaranty or indemnity issued in connection with the Loan shall make an assignment for the benefit of creditors or if a receiver, liquidator or trustee shall be appointed for Guarantor or any guarantor or indemnitor under any guarantee or indemnity issued in connection with the Loan or if Guarantor or such other guarantor or indemnitor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to Federal bankruptcy law, or any similar Federal or state law, shall be filed by or against, consented to, or acquiesced in by, Guarantor or such other guarantor or indemnitor, or if any proceeding for the dissolution or liquidation of Guarantor or such other guarantor or indemnitor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Guarantor or such other guarantor or indemnitor, upon the same not being discharged, stayed or dismissed within ninety  (90) days; provided, further, however, it shall be at Lender’s option to determine whether any of the foregoing shall be an Event of Default;

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(ix)         if Borrower attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(x)          if Borrower breaches any representation, warranty or covenant contained in Section 4.1.30 or any of its respective negative covenants contained in Section 5.2 or any covenant contained in Section 5.1.11 hereof;

(xi)         with respect to any term, covenant or provision set forth herein which specifically contains a notice requirement or grace period, if Borrower shall be in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period;

(xii)        if any of the assumptions contained in the Insolvency Opinion delivered to Lender in connection with the Loan, or in any Additional Insolvency Opinion delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect unless such matter is cured in a timely manner;

(xiii)       if Borrower shall be in default under the REA and such default continues beyond any applicable notice or cure periods set forth therein;

(xiv)      (a) Borrower fails to engage a Qualified Manager and enter into a Management Agreement subject to and in accordance with Section 5.1.22 hereof, or (b) if a material default has occurred and continues beyond any applicable cure period under the Management Agreement (or any Replacement Management Agreement) and if such default permits the Manager thereunder to terminate or cancel the Management Agreement (or any Replacement Management Agreement) and Borrower fails to comply with Section 5.1.22 hereof;

(xv)       if Borrower shall continue to be in Default under any of the terms, covenants or conditions of Section 9.2 hereof, or fails to cooperate with Lender in connection with a Securitization pursuant to the provisions of Section 9.2 hereof, for three (3) days after written notice to Borrower from Lender;

(xvi)      if Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement not specified in subsections (i) to (xv) above or any subsection below, for ten (10) days after notice to Borrower from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed ninety (90) days;

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(xvii)     if there shall be default under any of the other Loan Documents beyond any applicable cure periods contained in such documents or if any other such event shall occur or condition shall exist, if the effect of such default, event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt in accordance with the Loan Documents;

(xviii)    if any default occurs under any guaranty or indemnity executed from time to time in connection with the Loan, including the Guaranty and the Environmental Indemnity, and such default continues after the expiration of applicable grace periods, if any;

(xix)       any amendment, modification, or termination of Occupancy Reserve Lease in violation of Section 5.1.20 hereof; or

(xx)        if Borrower fails to comply in all material respects with the terms and conditions of the ACM Maintenance Program.

(b)          Upon the occurrence of an Event of Default (other than an Event of Default described in clauses (vi), (vii) or (viii) above) and at any time thereafter, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, Lender may take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in and to the Properties, including, without limitation, declaring the Obligations to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and any of Properties, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vi), (vii) or (viii) above, the Debt and all Other Obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 8.2           Remedies. (a) Upon the occurrence of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing (i) Lender shall not be subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Properties and the Security Instruments have been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Obligations have been paid in full.

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(b)          With respect to Borrower and the Properties, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to the Properties or any Property for the satisfaction of any of the Debt in any preference or priority, and Lender may seek satisfaction out of the Properties or any Property, or any part thereof, in its absolute discretion in respect of the Debt. In addition, Lender shall have the right from time to time to partially foreclose any one or more Security Instruments in any manner and for any amounts secured by such Security Instruments then due and payable as determined by Lender in its sole discretion, including, without limitation, the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose any one or more Security Instruments to recover such delinquent payments or (ii) in the event Lender elects to accelerate less than the entire Outstanding Principal Balance, Lender may foreclose any one or more Security Instruments to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by such Security Instruments as Lender may elect. Notwithstanding one or more partial foreclosures, the Properties shall remain subject to the applicable Security Instruments to secure payment of sums secured by such Security Instruments and not previously recovered.

(c)          Upon the occurrence of an Event of Default, Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power. Borrower shall be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents. The Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.

(d)          Lender shall have the right from time to time to partially foreclose any one or more Security Instruments in any manner and for any amounts secured by such Security Instruments then due and payable as determined by Lender in its sole discretion, including the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and/or interest, Lender may foreclose any one or more Security Instruments to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire Outstanding Principal Balance, Lender may foreclose any one or more Security Instruments to recover so much of the Debt as Lender may accelerate and such other sums secured by such Security Instruments as Lender may elect. Notwithstanding one or more partial foreclosures, the Properties shall remain subject to the applicable Security Instruments to secure payment of sums secured by such Security Instruments and not previously recovered.

(e)          Any amounts recovered from the Properties or any Property or any other collateral for the Loan after an Event of Default may be applied by Lender toward the payment of any interest and/or principal of the Loan and/or any other amounts due under the Loan Documents in such order, priority and proportions as Lender in its sole discretion shall determine.

(f)          If an Event of Default exists, Lender may (directly or by its agents, employees, contractors, engineers, architects, nominees, attorneys or other representatives), but without any obligation to do so and without notice to Borrower and without releasing Borrower from any obligation hereunder, cure the Event of Default in such manner and to such extent as Lender may deem necessary to protect the security hereof. Subject to Tenants’ rights under the Leases, Lender (and its agents, employees, contractors, engineers, architects, nominees, attorneys or other representatives) are authorized to enter upon the Properties or any Property to cure such Event of Default, and Lender is authorized to appear in, defend, or bring any action or proceeding reasonably necessary to maintain, secure or otherwise protect the Properties or any Property or the priority of the Lien granted by each Security Instrument.

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(g)          Lender may appear in and defend any action or proceeding brought with respect to the Properties or any Property and may bring any action or proceeding, in the name and on behalf of Borrower, which Lender, in its sole discretion, decides should be brought to protect its interest in the Properties or any Property. Lender shall, at its option, be subrogated to the Lien of any mortgage or other security instrument discharged in whole or in part by the Obligations, and any such subrogation rights shall constitute additional security for the payment of the Obligations.

(h)          As used in this Section 8.2, a “foreclosure” shall include, without limitation, a power of sale.

Section 8.3           Remedies Cumulative; Waivers. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

ARTICLE IX

SPECIAL PROVISIONS

Section 9.1           Transfer of Loan. Lender may, at any time, sell, transfer or assign this Agreement, the Note, the Security Instruments and the other Loan Documents, and any or all servicing rights with respect thereto, or grant participations therein or issue mortgage pass-through certificates or other securities (the “Securities”) evidencing a beneficial interest in a rated or unrated public offering or private placement (such sales, participation, offering and/or placement, collectively, a “Securitization”). Lender may forward to each prospective purchaser, transferee, assignee, servicer, participant or investor in such participations or Securities (collectively, the “Investor”) or any Rating Agency rating such Securities, and any organization maintaining databases on the underwriting and performance of commercial mortgage loans, all documents and information which Lender now has or may hereafter acquire relating to the Loan or to Borrower, any Guarantor or the Properties or any Property, whether furnished by Borrower, any Guarantor or otherwise, as Lender determines necessary or desirable, including, without limitation, financial statements relating to Borrower, Guarantor, the Property and any Tenant at the Property. Borrower irrevocably waives any and all rights it may have under law or in equity to prohibit such disclosure, including but not limited to any right of privacy.

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Section 9.2           Cooperation. Borrower and Guarantor agree to cooperate with Lender (and agree to cause their respective officers and representatives to cooperate) in connection with any transfer made or any Securities created pursuant to this Article IX, including, without limitation, the taking, or refraining from taking, of such action as may be necessary to satisfy all of the conditions of any Investor, the delivery of an estoppel certificate required in accordance with Section 5.1.15 hereof and such other documents as may be reasonably requested by Lender, and the execution of amendments to this Agreement, the Note, the Security Instruments and other Loan Documents and Borrower’s organizational documents as reasonably requested by Lender; provided that the reasonable costs incurred for such cooperation shall be paid by Lender and no changes to the Loan Documents shall be required which will have a material adverse economic impact on Borrower or Guarantor. Borrower shall also furnish and Borrower and Guarantor consent to Lender furnishing to such Investors or prospective Investors or any Rating Agency any and all information concerning the Properties or any Property, the Leases, the financial condition of Borrower and Guarantor as may be requested by Lender, any Investor, any prospective Investor or any Rating Agency in connection with any sale, transfer or Participations or Securities and shall indemnify the Indemnified Parties against, and hold the Indemnified Parties harmless from, any losses, claims, damages or liabilities (collectively, the “Liabilities”) to which any such Indemnified Parties may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in a Disclosure Document or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated in the Disclosure Document or necessary in order to make the statements in the Disclosure Document, in light of the circumstances under which they were made, not misleading and agreeing to reimburse the Indemnified Parties for any legal or other expenses reasonably incurred by each of them in connection with investigating or defending the Liabilities; provided, however, that Borrower will be liable in any such case under this Section 9.2 only to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or omission made therein in reliance upon and in conformity with information furnished to Lender by or on behalf of Borrower in connection with the preparation of the Disclosure Document or in connection with the underwriting or closing of the Loan, including, without limitation, financial statements of Borrower, operating statements and rent rolls with respect to the Properties or any Property. This indemnity agreement will be in addition to any liability which Borrower may otherwise have and shall survive the termination of any Security Instrument and the satisfaction and discharge of the Debt.

Section 9.3           Servicer. At the option of Lender, the Loan may be serviced by a master servicer, primary servicer, special servicer and/or trustee (any such master servicer, primary servicer, special servicer, and trustee, together with its agents, nominees or designees, are collectively referred to as “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to Servicer pursuant to a pooling and servicing agreement, servicing agreement, special servicing agreement or other agreement providing for the servicing of one or more mortgage loans (collectively, the “Servicing Agreement”) between Lender and Servicer. Borrower shall be responsible for any reasonable set up fees or any other initial costs relating to or arising under the Servicing Agreement, but Borrower shall not be responsible for payment of the regular monthly master servicing fee or trustee fee due to Servicer under the Servicing Agreement or any fees or expenses required to be borne by, and not reimbursable to, Servicer. Notwithstanding the foregoing, Borrower shall promptly reimburse Lender on demand for (a) interest payable on advances made by Servicer with respect to delinquent debt service payments (to the extent interest at the Default Rate actually paid by Borrower in respect of such payments are insufficient to pay the same) or expenses paid by Servicer or trustee in respect of the protection and preservation of the Properties (including, without limitation, on account of Basic Carrying Costs), (b) all costs and expenses, liquidation fees, workout fees, special servicing fees, operating advisor fees or any other similar fees payable by Lender to Servicer which may be due and payable under the Servicing Agreement (whether on a periodic or a continuing basis) as a result of an Event of Default under the Loan, the Loan becoming specially serviced, the commencement or continuance of any enforcement action of any kind with respect to the Loan or any of the Loan Documents, a refinancing or a restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” of the Loan Documents, or any Bankruptcy Action involving Borrower, Principal, Guarantor or any of their respective principals or Affiliates, (c) all costs and expenses of any Property inspections and/or appraisals (or any updates to any existing inspection or appraisal) that Servicer or the trustee may be required to obtain (other than the cost of regular annual inspections required to be borne by Servicer under the Servicing Agreement), and (d) all costs and expenses relating to or arising from any special requests made by Borrower or Guarantor during the term of the Loan including, without limitation, in connection with a prepayment, defeasance, assumption or modification of the Loan. Borrower shall not be obligated to pay any Servicer fee specifically in connection with Servicer’s review of Leases for approval purposes or processing any requests for disbursement from any of the Reserve Funds.

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Section 9.4           Restructuring of Loan.

(a)          Lender, without in any way limiting Lender’s other rights hereunder, in its sole and absolute discretion, shall have the right at any time to require Borrower to restructure the Loan into additional multiple notes (which may include component notes and/or senior and junior notes), to re-allocate principal among component notes and/or senior and junior notes and/or to create participation interests in the Loan, which restructuring may include the restructuring of a portion of the Loan to one or more of the foregoing or to one or more mezzanine loans (the “New Mezzanine Loan”) to the direct or indirect owners of the equity interests in Borrower, secured by a pledge of such interests, the establishment of different interest rates and debt service payments for the Loan, and the New Mezzanine Loan and the payment of the Loan, and the New Mezzanine Loan in such order of priority as may be designated by Lender; provided that (i) the total principal amounts of the Loan (including any component notes), and the New Mezzanine Loan shall equal the total principal amount of the Loan immediately prior to the restructuring, (ii) except in the case of the occurrence of an Event of Default or a default beyond all notice and cure periods under the New Mezzanine Loan, or of a Casualty or Condemnation that results in the payment of principal under the Loan and/or the New Mezzanine Loan, the initial weighted average interest rate of the Loan and the New Mezzanine Loan, if any, shall, in the aggregate, equal the Interest Rate, and (iii) except in the case of the occurrence of an Event of Default and/or a default beyond all notice and cure periods under the New Mezzanine Loan, or of a Casualty or Condemnation that results in the payment of principal under the Loan and/or the New Mezzanine Loan, the aggregate debt service payments on the Loan and the New Mezzanine Loan shall equal the aggregate debt service payments which would have been payable under the Loan had the restructuring not occurred.

(b)          Borrower shall cooperate with all reasonable requests of Lender in order to restructure the Note, the Loan and/or to create a New Mezzanine Loan, if applicable, and shall, upon ten (10) Business Days written notice from Lender, which notice shall include the forms of documents for which Lender is requesting execution and delivery, (i) execute and deliver such documents, including, without limitation, in the case of any New Mezzanine Loan, a mezzanine note, a mezzanine loan agreement, a pledge and security agreement and a mezzanine deposit account agreement, (ii) cause Borrower’s counsel to deliver such legal opinions, and (iii) create such a bankruptcy remote borrower under the New Mezzanine Loan as, in each of the cases of clauses (i), (ii) and (iii) above, shall be reasonably required by Lender and required by any Rating Agency in connection therewith, all in form and substance reasonably satisfactory to Lender, including, without limitation, the severance of this Agreement, the Security Instruments and the other Loan Documents if requested; provided, however, but subject to the last proviso of Section 9.4(a) hereof, any such amendments required by Lender shall not result in any economic or other material adverse change in the transaction contemplated by this Agreement or the other Loan Documents.

(c)          Borrower shall not be obligated to pay any costs or expenses incurred in connection with any such restructuring as set forth in this Section 9.4 except for Borrower’s own legal costs and expenses and Borrower’s own accounting costs and expenses.

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(d)          In the event Borrower fails to execute and deliver such documents described in this Section 9.4 to Lender within ten (10) Business Days following such written notice by Lender, and Lender sends a second notice to Borrower with respect to the delivery of such documents containing a legend clearly marked in not less than fourteen (14) point bold face type, underlined, in all capital letters “POWER OF ATTORNEY IN FAVOR OF LENDER DEEMED EFFECTIVE FOR EXECUTION AND DELIVERY OF DOCUMENTS IF NO RESPONSE WITHIN 10 BUSINESS DAYS”, Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect such transactions, Borrower ratifying all that such attorney shall do by virtue thereof, if Borrower fails to execute and deliver such documents within ten (10) Business Days of receipt of such second notice. It shall be an Event of Default if Borrower fails to comply with any of the terms, covenants or conditions of this Section 9.4 after the expiration of ten (10) Business Days after the second notice thereof.

ARTICLE X

MISCELLANEOUS

Section 10.1         Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Obligations are outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 10.2         Lender’s Discretion. Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive.

Section 10.3         Governing Law.

(a)          THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND/OR THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

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(b)          ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT:

Neil J. O’Halloran

O’Halloran Ryan LLP

711 Third Avenue, 20th Floor,

New York, New York 10017

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR. NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT OF LENDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST BORROWER IN ANY OTHER JURISDICTION.

(c)          EXCEPTIONS. NOTWITHSTANDING THE FOREGOING CHOICE OF LAW:

(i)          THE PROCEDURES GOVERNING THE ENFORCEMENT BY LENDER OF ITS FORECLOSURE AND OTHER REMEDIES AGAINST BORROWER UNDER THE SECURITY INSTRUMENT AND UNDER THE OTHER LOAN DOCUMENTS WITH RESPECT TO THE PROPERTY OR OTHER ASSETS OF BORROWER, INCLUDING BY WAY OF ILLUSTRATION, BUT NOT IN LIMITATION, ACTIONS FOR FORECLOSURE, FOR INJUNCTIVE RELIEF OR FOR THE APPOINTMENT OF A RECEIVER SHALL BE GOVERNED BY THE LAWS OF THE STATE WHERE SUCH PROPERTY OR OTHER ASSETS ARE LOCATED;

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(ii)         LENDER SHALL COMPLY WITH APPLICABLE LAW IN THE STATE WHERE THE PROPERTY OR OTHER ASSETS ARE LOCATED TO THE EXTENT REQUIRED BY THE LAW OF SUCH JURISDICTION IN CONNECTION WITH THE FORECLOSURE OF THE SECURITY INTERESTS AND LIENS CREATED UNDER THE SECURITY INSTRUMENT AND THE OTHER LOAN DOCUMENTS WITH RESPECT TO THE PROPERTY OR OTHER ASSETS;

(iii)        PROVISIONS OF FEDERAL LAW AND THE LAW OF THE STATE WHERE THE PROPERTY IS LOCATED SHALL APPLY IN DEFINING THE TERMS HAZARDOUS SUBSTANCES, ENVIRONMENTAL STATUTES, AND LEGAL REQUIREMENTS AS SUCH TERMS ARE USED IN THIS LOAN AGREEMENT, AND THE OTHER LOAN DOCUMENTS, WITH RESPECT TO THE PROPERTY AND BORROWER; AND

(iv)        MATTERS OF REAL ESTATE, LANDLORD-TENANT AND PROPERTY LAW SHALL BE GOVERNED BY THE LAWS OF THE STATE WHERE THE PROPERTY IS SITUATED.

Section 10.4         Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Note, or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 10.5         Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 10.6         Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested or (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, and by telecopier (with answer back acknowledged), addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a notice to the other parties hereto in the manner provided for in this Section 10.6):

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If to Lender:	Cantor Commercial Real Estate Lending, L.P.
110 East 59th Street, 6th Floor
New York, New York 10022
Attention: Legal Department
Facsimile No. (212) 610-3623
E-Mail: legal@ccre.com

with a copy to:	Seyfarth Shaw LLP
Two Seaport Lane, Suite 300
Boston, MA 02210
Attention: Sean M. O’Brien, Esq.
Facsimile No. (617) 946-4801
E-Mail: sobrien@seyfarth.com

with a copy to:	Wells Fargo Bank, National Association
Commercial Mortgage Servicing
550 Tryon Street, 12th Floor
Charlotte, NC 28202
Attention: Scott Rossbach
Facsimile No. (704) 715-0473
E-Mail: scott.rossbach@wellsfargo.com

If to Borrower:	GMR Memphis, LLC, GMR Plano, LLC, GMR Melbourne, LLC and GMR Westland, LLC
c/o Global Medical REIT Inc.
4800 Montgomery Lane, Suite 450
Bethesda, Maryland 20814
Attention: David Young
E-Mail: davidy@globalmedicalreit.com

with a copy to:	Ann Peldo Cargile, Esq.
Bradley Arant Boult Cummings LLP
1600 Division Street, Suite 700
Nashville, Tennessee 37203
E-Mail: acargile@babc.com

A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or in the case of expedited prepaid delivery and telecopy, upon the first attempted delivery on a Business Day; or in the case of telecopy, upon sender’s receipt of a machine-generated confirmation of successful transmission after advice by telephone to recipient that a telecopy notice is forthcoming. Any failure to deliver a notice by reason of a change of address not given in accordance with this Section 10.6, or any refusal to accept a notice, shall be deemed to have been given when delivery was attempted. Any notice required or permitted to be given by any party hereunder or under any other Loan Document may be given by its respective counsel. Additionally, any notice required or permitted to be given by Lender hereunder or under any other Loan Document may also be given by the Servicer.

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Section 10.7         Trial by Jury. BORROWER HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. LENDER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER.

Section 10.8         Headings. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 10.9         Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 10.10         Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the Debt. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or Federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the Obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 10.11         Waiver of Notice. Borrower hereby expressly waives, and shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice.

Section 10.12         Remedies of Borrower. In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment. Further, it is agreed Lender shall not be in default under this Agreement, or under any other Loan Document, unless a written notice specifically setting forth the claim of Borrower shall have been given to Lender within thirty (30) days after Borrower first had knowledge of the occurrence of the event which Borrower alleges gave rise to such claim and Lender does not remedy or cure the default, if any there be, promptly thereafter. Failure to give such notice shall constitute a waiver of such claim.

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Section 10.13         Expenses; Indemnity. (a) Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender upon receipt of notice from Lender for all costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including without limitation any opinions requested by Lender as to any legal matters arising under this Agreement or the other Loan Documents with respect to any Property); (ii) Borrower’s ongoing performance of and compliance with Borrower’s respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (iii) Lender’s ongoing performance and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (iv) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Lender; (v) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; (vi) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents; (vii) enforcing or preserving any rights, either in response to third party claims or in prosecuting or defending any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, any Property, or any other security given for the Loan; and (viii) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to any Property (including any fees and expenses reasonably incurred by or payable to Servicer or a trustee in connection with the transfer of the Loan to a special servicer upon Servicer’s anticipation of a Default or Event of Default, liquidation fees, workout fees, special servicing fees, operating advisor fees or any other similar fees and interest payable on advances made by the Servicer with respect to delinquent debt service payments or expenses of curing Borrower’s defaults under the Loan Documents), or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings or any other amounts required under Section 9.3; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender. Any cost and expenses due and payable to Lender may be paid from any amounts in the Clearing Accounts or the Cash Management Account, as applicable.

(b)          Borrower shall indemnify, defend and hold harmless the Indemnified Parties from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for Lender in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not Lender shall be designated a party thereto), that may be imposed on, incurred by, or asserted against any Indemnified Party in any manner relating to or arising out of (i) any breach by Borrower of its Obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents, or (ii) the use or intended use of the proceeds of the Loan (the liabilities, losses, costs, expenses and other matters described in this subparagraph (b), collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to an Indemnified Party hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of such Indemnified Party. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnified Parties.

(c)          Borrower covenants and agrees to pay for or, if Borrower fails to pay, to reimburse Lender for, any fees and expenses incurred by any Rating Agency in connection with any Rating Agency review of the Loan, the Loan Documents or any transaction contemplated thereby or any consent, approval, waiver or confirmation obtained from such Rating Agency pursuant to the terms and conditions of this Agreement or any other Loan Document and Lender shall be entitled to require payment of such fees and expenses as a condition precedent to the obtaining of any such consent, approval, waiver or confirmation.

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(d)          Borrower shall indemnify, defend and hold harmless each Indemnified Party against any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel) to which each such Indemnified Party may become subject (i) in connection with any indemnification to the Rating Agencies in connection with issuing, monitoring or maintaining the Securities and (ii) insofar as the liabilities, losses, damages, actions costs and expenses so incurred arise out of or are based upon any untrue statement of any material fact in any information provided by or on behalf of the Borrower or Guarantor to the Rating Agencies (the “Covered Rating Agency Information”) or arise out of or are based upon the omission to state a material fact in the Covered Rating Agency Information required to be stated therein or necessary in order to make the statements in the Covered Rating Agency Information, in light of the circumstances under which they were made, not misleading.

Section 10.14         Schedules Incorporated. The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 10.15         Intentionally Omitted.

Section 10.16         No Joint Venture or Partnership; No Third Party Beneficiaries.

(a)          Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Properties other than that of mortgagee, beneficiary or lender.

(b)          This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the Obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

Section 10.17         Publicity. All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender or any of its Affiliates shall be subject to the prior approval of Lender.

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Section 10.18         Waiver of Marshalling of Assets. To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Properties or any Property, or to a sale in inverse order of alienation in the event of foreclosure of the Security Instruments, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Properties or any Property for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Properties or any Property in preference to every other claimant whatsoever.

Section 10.19         Waiver of Counterclaim. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.

Section 10.20         Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 10.21         Brokers and Financial Advisors. Borrower hereby represents that neither Borrower nor any Affiliate of Borrower has dealt with any financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement other than Realty Cap Advisors. Borrower hereby agrees to indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Lender’s attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower, Lender or any other Person in connection with the transactions contemplated herein. The provisions of this Section 10.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.

Section 10.22         Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, including, without limitation, the Loan Application and Term Sheet dated December 29, 2015 between Borrower and Lender are superseded by the terms of this Agreement and the other Loan Documents.

Section 10.23         Cumulative Rights. All of the rights of Lender under this Agreement and under each of the other Loan Documents and any other agreement now or hereafter executed in connection herewith or therewith, shall be cumulative and may be exercised singly, together, or in such combination as Lender may determine in its sole judgment.

Section 10.24         Counterparts. This Agreement may be executed in several counterparts, each of which when executed and delivered is an original, but all of which together shall constitute one instrument. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart which is executed by the party against whom enforcement of this Agreement is sought.

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Section 10.25         Time is of the Essence. Time is of the essence of each provision of this Agreement and the other Loan Documents.

Section 10.26         Consent of Holder. Wherever this Agreement refers to Lender’s consent or discretion or other rights, such references to Lender shall be deemed to refer to any holder of the Loan. The holder of the Loan may from time to time appoint a trustee or Servicer, and Borrower shall be entitled to rely upon written instructions executed by a purported officer of the holder of the Loan as to the extent of authority delegated to any such trustee or Servicer from time to time and determinations made by such trustee or Servicer to the extent identified a within the delegated authority of such trustee or Servicer, unless and until such instructions are superseded by further written instructions from the holder of the Loan.

Section 10.27         Successor Laws. Any reference in this Agreement to any statute or regulation shall be deemed to include any successor statute or regulation.

Section 10.28         Reliance on Third Parties. Lender may perform any of its responsibilities hereunder through one or more agents, attorneys or independent contractors. In addition, Lender may conclusively rely upon the advice or determinations of any such agents, attorneys or independent contractors in performing any discretionary function under the terms of this Agreement.

Section 10.29         Joint and Several Liability. All of the representations, warranties, covenants, agreements, liabilities and obligations of Borrower hereunder, if there shall be more than one, are joint and several. Furthermore, all representations, warranties, covenants, agreements, grants and pledges made by Borrower hereunder, if there shall be more than one, shall be deemed made by each Borrower individually and all Borrowers collectively, unless the context requires otherwise. All representations, warranties, covenants and agreements set forth in this Agreement relative to the Properties shall apply to each Property individually and to all of the Properties collectively, unless the context requires otherwise.

Section 10.30         Condominium Provisions.         The Condominium Provisions attached hereto as Schedule V are hereby incorporated herein as a part of this Agreement with the same force and effect as if set forth in the body hereof.

Section 10.31         Global Medical REIT L.P. as Principal. Notwithstanding anything herein to the contrary, for so long as the Borrower is the Borrower hereunder and Global Medical REIT L.P. is the sole member of the Borrower, the references to “Principal” in the following Sections of this Agreement shall not apply to or include Global Medical REIT L.P.: definition of “Special Purpose Entity” in Section 1.1; Section 3.1(c)(ii)(A); and Section 3.1(c)(ii)(E). Nothing in this Section 10.31 shall limit Borrower’s obligations pursuant to this Agreement or any of the other Loan Documents.

[The Remainder of the Page is Intentionally Blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

[SIGNATURE PAGES TO BE CIRCULATED FOR REVIEW SEPARATELY AND ATTACHED AT CLOSING]

LENDER:

[SIGNATURE PAGES TO BE CIRCULATED FOR REVIEW SEPARATELY AND ATTACHED AT CLOSING]

SCHEDULE I

[Rent Roll]

SCHEDULE II

[Required Repairs/Deadlines For Completion]

ITEM	Estimated Cost	Reserve Amount	Deadline for Completion
Surgical Institute of Michigan Property - stripe and properly designate two additional parking spaces at the Surgical Institute of Michigan Property and deliver to Lender an updated survey, reasonably acceptable to Lender, reflecting the addition of such two additional parking spaces at the Surgical Institute of Michigan Property (i.e., showing two more spaces than are shown on the applicable final survey delivered in connection with the closing of the Loan)		$0.00	10 days from the Closing Date
TOTAL		$0.00

SCHEDULE III

[Borrower Organizational Chart]

SCHEDULE IV

[Deposit Amounts]

Required Repairs Amount:	$0.00

Initial Tax Deposit:	$434,000.00

Initial Insurance Premiums Deposit:	$14,630.00

Initial Rollover Reserve Deposit	$380,889.00

Replacement Reserve Monthly Deposit:	$2,821.40

Rollover Reserve Monthly Deposit*:	$21,160.00

TI/LC Reserve Funds**:	$2,750,000.00

*Rollover Reserve Monthly Deposit Per Property

Star Medical Center Property	$3,000.00
Marina Towers Property	$9,750.00
Surgical Institute of Michigan Property	$1,877.25
Gastro One Property	$6,533.25

**Springing reserve, deposit to be made if Star Medical Center elects to expand the premises as more particularly described in Section 7.8.1 hereof.

SCHEDULE V

[Condominium Provisions]

Section 1.1           Inconsistencies. In the event of any inconsistencies between the terms and conditions of this Schedule V and the other terms and conditions of this Agreement, the terms and conditions of this Schedule V shall govern, control and be binding upon the parties.

Section 1.2           Condominium Definitions. For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“Affiliate Units” shall have the meaning set forth in Section 1.8(m) of Schedule V to this Agreement.

“Assessments” shall mean all fees, dues, charges, expenses and assessments, whether annual, monthly, regular, special or otherwise, payable by Borrower with respect to Units.

“Condominium” shall mean that certain condominium regime created by the Condominium Documents.

“Condominium Act” shall mean the Tennessee Code Annotated Section 64-27-101, Horizontal Property Act and Tennessee Code Annotated Section 64-27-102, et seq., Tennessee Condominium Act, as applicable.

“Condominium Board” shall mean the board of directors, managers or trustees of the Owner’s Association.

“Condominium Documents” shall mean, collectively: (a) the Master Deed of The Office Centre recorded with the Shelby County Register of Deeds (the “ROD”) as Instrument No. U75567, as amended by that certain First Amendment to Master Deed of The Office Centre recorded with the ROD as Instrument No. V4476, and the Bylaws of The Office Centre Condominium Association; (b) any other document which creates or governs the Owner’s Association; (c) any rules and regulations of the Condominium; and (d) other equivalent documents, as any or all of the same may be amended, restated, supplemented or otherwise modified from time to time.

“Improvement Rights” shall have the meaning set forth in Section 1.8(i) of Schedule V to this Agreement.

“Owner’s Association” shall mean the organization of unit owners for the Condominium created pursuant to The Office Centre Condominium Association.

“Units” shall have the meaning set forth in the Security Instrument executed by Borrower 1 and encumbering that portion of the Gastro One Property located in Tennessee.

Section 1.3           Certain Modified Definitions. The definitions contained in Section 1.1 of this Agreement are hereby deleted and replaced with the following new definitions:

“Legal Requirements” shall mean all Federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting any Property or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, including, any Environmental Statutes, the Americans with Disabilities Act of 1990, as amended, the Condominium Act, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting Borrower, any Property or any part thereof, including the Condominium Documents and any instruments which may (a) require repairs, modifications or alterations in or to the Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.

“Other Charges” shall mean all ground rents, maintenance charges, impositions other than Taxes, Assessments, any “common expenses” or other expenses allocated to and required to be paid by Borrower under the REA, and any other charges, including vault charges and license fees for the use of vaults, chutes and similar areas adjoining any Property, now or hereafter levied or assessed or imposed against any Property or any part thereof.

“Owner’s Association’s Policy” shall have the meaning set forth in Section 1.9(b) of Schedule V to this Agreement.

“Gastro One Property” shall mean each parcel of real property described on Exhibit A-1, the Improvements thereon and all Personal Property owned by Borrower 1 and encumbered by the applicable Security Instruments, including the Units, together with all rights pertaining to such property and Improvements, as more particularly described in the granting clause of such Security Instruments.

Section 1.4           Modification of Exculpation Provision.

(a)          The following clauses are hereby added to Section 3.1(b) of this Agreement: “or (xvii) any breach or violation of Section 1.8 of Schedule V of this Agreement.; or (xviii) any Lien filed by the Owner’s Association against any Property or any portion thereof for failure to pay any Assessments to the extent such Lien has priority over the lien of the Security Instrument or to the extent Lender, its designee, or purchaser at foreclosure becomes responsible for paying such past due Assessments following a foreclosure or deed in lieu thereof.”

(b)          The following clauses are hereby added to Section 3.1(c) of this Agreement: “or (K) Borrower, Guarantor or any Affiliate of any of them failing to obtain Lender’s prior written consent to any amendment, modification supplement, cancellation or termination of the Condominium Documents; (L) any action for partition of the Property or any portion thereof or interest therein, or any similar actions, in each case that are instituted, prosecuted or consented to or suffered by Borrower, Guarantor or any Affiliate of any of them, or caused due to a default under the Condominium Documents by Borrower, Guarantor or any Affiliate of either of them; or (M) the Property is withdrawn from the condominium regime established by the Condominium Act or the Condominium is otherwise terminated, cancelled or otherwise ceases to exist, in each case without the prior written consent of Lender.”

Section 1.5           Delivery of Owner’s Association Estoppel. Upon Lender’s written request, Borrower shall use commercially reasonable efforts to obtain estoppel certificates from the Owner’s Association, in form and substance reasonably satisfactory to Lender.

Section 1.6           Additional Restrictions on Permitted Transfers. Section 5.2.10(g)(vi) of this Agreement is hereby deleted and replaced with the following new clause (vi): “such Transfer being permitted under the terms of the REA and the Condominium Documents,”

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Section 1.7           Condominium Representations and Warranties. Borrower hereby represents and warrants as follows:

(a)          The Condominium has been legally and validly created pursuant to the Condominium Act and all applicable Legal Requirements. The Condominium Documents are valid, binding and enforceable and are in full force and effect. The Condominium has 40 total condominium units and Borrower owns 1 Unit. Borrower’s undivided interest in the common elements of the Condominium is 17.42270%. As of the Closing Date, the Condominium Board is comprised of five members.

(b)          As of the Closing Date, (i) no default or event of default by Borrower or any Affiliate of Borrower or, to Borrower’s knowledge, by any other Person, has occurred and is continuing under the Condominium Documents, (ii) all Assessments have been fully paid, and (iii) there are no special or extraordinary Assessments pending or contemplated by the Owner’s Association or the Condominium Board. The amount of Assessments that were required to be paid in the most recent calendar month was $1,953.36.

(c)          As of the Closing Date, to Borrower’s knowledge, neither the Condominium Board nor the Owner’s Association has incurred any Indebtedness that remains outstanding.

Section 1.8           Condominium Covenants.

(a)          Borrower shall pay all Assessments as and when due and payable. Borrower shall deliver to Lender, within five (5) after Lender’s written request therefor, evidence satisfactory to Lender that the Assessments have been timely paid. Borrower shall immediately notify Lender if the Assessments are increased, or if special or extraordinary Assessments are imposed.

(b)          Borrower shall observe and perform, and shall cause the members of the Condominium Board appointed by Borrower to observe and perform, the provisions of the Condominium Documents. Borrower (i) shall not take, or vote to take, and shall restrict any member of the Condominium Board appointed by Borrower from taking, or voting to take, any action with respect to the Condominium and/or the Units that would contravene, breach or violate the provisions of any of the Loan Documents, and (ii) shall, and shall cause each member of the Condominium Board that was appointed by Borrower to, (A) vote in a manner consistent with the provisions of the Loan Documents, (B) intentionally omitted, (C) obtain Lender’s prior written consent prior to voting to permit the Condominium Board or the Owner’s Association to establish any significant working capital or similar reserves or undertaking any significant capital expenditures, (D) vote to maintain the Condominium in good condition and repair, to promptly comply with all Legal Requirements applicable to the Condominium, to promptly repair, replace or rebuild any part of the Condominium which may be damaged or destroyed by fire or other casualty or which may be affected by any eminent domain or condemnation proceeding and to promptly complete and pay for any structure at any time in the process of construction or repair at the Condominium. If any part of the Condominium is damaged or destroyed by fire or other casualty or is affected by any eminent domain or condemnation proceeding, unless otherwise approved by Lender, Borrower shall, and shall cause each member of the Condominium Board appointed by Borrower to, vote in favor of repairing, restoring or rebuilding the Condominium.

(c)          Borrower shall not object to allowing (and shall vote to allow) and shall cause each member of the Condominium Board appointed by Borrower to vote to allow, Lender to examine the books, records and receipts of the Condominium upon five (5) days prior written notice of such examination.

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(d)          Within five (5) days after Borrower’s receipt thereof, Borrower shall deliver to Lender: (i) a copy of the most recent annual budget for the Condominium received by Borrower, and (ii) a copy of the most recent annual budget for the Condominium, and (iii) a copy of each and every notice of default by Borrower received from the Owner’s Association or any member of the Condominium Board. Furthermore, Borrower shall provide prior written notice to Lender of all material matters requiring the vote or consent of the unit owners of the Condominium within five (5) days after obtaining knowledge thereof. Each such delivery shall be accompanied by an Officer’s Certificate which certifies that the information delivered is true, correct and complete.

(e)          To the extent that any approval rights, consent rights or other rights or privileges are granted to a mortgagee of record in the Condominium Documents, or any other mortgagee protection provisions are contained in the Condominium Documents, then such approval rights, consent rights or other rights, protections or privileges shall be deemed to be required by this Agreement and are incorporated herein by this reference. Furthermore, Borrower shall not, and shall not permit any member of the Condominium Board appointed by Borrower to, exercise any material approval, consent or voting rights to which it is entitled under the Condominium Documents without obtaining Lender’s prior written consent.

(f)          Unless otherwise approved by Lender, Borrower shall not, and shall not permit any member of the Condominium Board appointed by Borrower to, vote in favor of the Condominium or the Owner’s Association incurring any Indebtedness.

(g)          Borrower shall attend each duly called meeting or special meeting of the Owner’s Association.

(h)          Lender’s prior written consent shall be required for any alterations to the Improvements if Borrower is required to obtain the consent or approval of the Owner’s Association or the Condominium Board for any such alterations pursuant to the Condominium Documents. The foregoing is in addition to, and not in limitation of, the provisions set forth in Section 5.1.21 of this Agreement.

(i)          In the event that material improvements to the common areas and facilities of the Condominium (as opposed to ordinary repairs and replacements of existing improvements in the ordinary course) are proposed: (i) Borrower shall notify Lender of such proposed material improvements within five (5) days after obtaining knowledge thereof; (ii) Lender may, at its option, exercise all rights, options and voting rights accruing to Borrower under the Condominium Documents and applicable Legal Requirements relating to such proposed improvements to the common areas and facilities (the “Improvement Rights”) in the place and stead of Borrower; (iii) in order to effectuate the foregoing, Borrower hereby irrevocably appoints Lender as Borrower’s attorney-in-fact to so act with respect to said rights, which appointment as attorney-in-fact is hereby coupled with an interest; (iv) written notice from Lender of its election to exercise the Improvement Rights in each event to the Owner’s Association and to Borrower is to be deemed conclusive evidence as to Lender’s right to exercise the Improvement Rights; and (v) Borrower shall pay all amounts required by the Condominium Documents with respect to such proposed improvements as and when due. Lender may, without any obligation or liability, pay such amounts to Borrower or directly to the Owner’s Association for such proposed improvements, and the same shall be secured by this Security Instrument and the other Loan Documents. Any such advances shall bear interest at the Default Rate until repaid to Lender and Borrower shall execute, acknowledge, deliver and record, at Borrower’s expense, any documents as Lender may require evidencing such advances and securing repayment thereof to Lender by Borrower.

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(j)          With respect to any matters concerning the: (i) election of members of the Condominium Board, (ii) approval of any budget or amended or supplementary budget for the Condominium, or (iii) the selection of a manager or execution of a management contract, Lender may elect to vote in place and stead of Borrower with respect to all such matters. In order to effectuate the foregoing, Borrower hereby irrevocably appoints Lender as Borrower’s attorney-in-fact to so act with respect to said right to vote, which appointment as attorney-in-fact is hereby coupled with an interest. Notwithstanding anything contained herein to the contrary, nothing contained herein or otherwise shall render Lender liable for voting, and in no circumstance shall Lender be liable or responsible for the payment of any Assessments.

(k)          Intentionally Omitted.

(l)          Without the prior written consent of Lender, Borrower shall not, and shall not permit any member of the Condominium Board appointed by Borrower to, (i) partition or subdivide the Condominium or the applicable Property, or any portion thereof, (ii) abandon, terminate or cancel the Condominium or the Condominium Documents, (iii) intentionally omitted, or (iv) take any action that would have the effect of rendering the insurance coverage maintained by the Owner’s Association inconsistent with the requirements of this Agreement. Furthermore, neither Borrower nor any member of the Condominium Board appointed by Borrower shall vote in favor of, consent to, or suffer any of the foregoing actions or events.

(m)          In the event that an Affiliate of Borrower acquires any condominium unit(s) within the Condominium (such units together with the undivided ownership interest therein, the “Affiliate Units”), Borrower shall cause its Affiliate to assign to Lender all voting rights associated with such Affiliate Units. In no event shall Borrower be permitted to purchase any of the Affiliate Units.

(n)          Borrower shall promptly notify Lender of any lapse in required insurance coverage which is maintained by the Owner’s Association.

Section 1.9           Insurance and Restoration.

(a)          In addition to the insurance requirements contained in this Agreement, Borrower shall obtain and maintain any other insurance policies as may be required by the Condominium Documents.

(b)          If and so long as the Owner’s Association maintains a “master” or “blanket” policy on the Condominium which is acceptable to Lender and is issued by an insurance carrier acceptable to Lender (the “Owner’s Association’s Policy”), then Borrower’s obligation under this Agreement to maintain insurance coverage will be satisfied to the extent of the insurance coverage provided by such Owner’s Association’s Policy. To the extent permitted pursuant to applicable Legal Requirements, any insurance proceeds from the Owner’s Association’s Policy shall be held and applied by Lender in accordance with the terms and conditions of this Agreement. To the extent permitted by the Condominium Documents or Legal Requirements, Borrower shall use commercially reasonable efforts to ensure that the Owner’s Association maintains a public liability insurance policy acceptable to Lender in form, amount, and extent of coverage.

(c)          In the event of a material fire or other casualty to the general common elements of the Condominium or any fire or other casualty to the Units or any limited common elements appurtenant to the Units: (i) Borrower shall immediately notify Lender in writing of such event; (ii) Lender may elect to vote in place and stead of Borrower with respect to: (A) all matters of repair and restoration, (B) the disposition of insurance, (C) the settlement of insurance claims, and (D) the application of insurance proceeds; (iii) in order to effectuate the foregoing, Borrower hereby irrevocably appoints Lender as Borrower’s attorney-in-fact to so act with respect to said right to vote, which appointment as attorney-in-fact is hereby coupled with an interest; (iv) Borrower shall pay all amounts as required by the Owner’s Association for such repair and restoration due to inadequacy of insurance proceeds; and (v) in the event Borrower receives any funds, including insurance proceeds, whether from fire or other casualty or otherwise, Borrower shall assign and immediately deliver any such funds to Lender. Lender may, without obligation or liability, make the payments set forth in clause (iv) to Borrower or directly to the Owner’s Association for such repair and restoration and the same shall be secured by the applicable Security Instrument, this Loan Agreement and the other Loan Documents. If Lender makes such payments, then Borrower shall execute, acknowledge, deliver and record at Borrower’s expense such documents as Lender may reasonably require evidencing such advances and securing repayment thereof to Lender by Borrower, and Borrower shall pay interest on such amounts at the Default Rate until repaid to Lender.

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Section 1.10         Condemnation. The proceeds of any Award or any claim for damages, direct or consequential, payable to Borrower in connection with any Condemnation of all or any portion of the Property, whether of the Units or of the common areas and facilities of the Condominium, or for any conveyance in lieu of Condemnation, are hereby assigned and shall be paid to Lender.

Section 1.11         Additional Events of Default. The following additional Events of Default is hereby added as Section 8.1(a)(xxi) and (xxii) of this Agreement: “if Borrower shall fail to comply with the terms and conditions of Section 1.8 of Schedule V to this Agreement;” and “at Lender’s option, if any provision of the any of the Condominium Documents is held invalid and such invalidity shall have a Material Adverse Change on Borrower, Principal, Guarantor or the Property.”

Section 1.12         Lender’s Rights to Pay Assessments. If Borrower does not pay as and when due all Assessments, then Lender shall have the right, but not the obligation, to pay such amounts. Any amounts paid by Lender shall become additional Debt of Borrower secured by the applicable Security Instrument, and evidenced and/or secured by the Loan Agreement and the other Loan Documents. Such amounts shall bear interest at the Default Rate until repaid to Lender.

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SCHEDULE VI

[REA Description]

(1)         Declaration of Covenants, Conditions and Restrictions for Forest Hill Irene Commercial Subdivision, dated September 16, 2005 and recorded October 20, 2005 as Instrument 05154791, and re-recorded as Instrument 05173500, in the Register’s Office of Shelby County, Tennessee. (2999 Centre Oak Drive Property)

(2)         Master Deed of the Office Centre dated September 1, 1983, and recorded on November 9, 1983 as Instrument U7 5567, as amended by First Amendment to Master Deed of the Office Centre dated June 7, 1984 and recorded June 19, 1984 as Instrument V4 4765, in the Register’s Office of Shelby County, Tennessee. (2020 Exeter Road Property)

(3)         Declaration of Covenants, Conditions and Restrictions of Wolf River Professional Center Owners’ Association (the “Declaration”) dated July 8, 1999, and recorded July 13, 1999 as Instrument JM 9424; as amended by Amendment to Declaration dated November 16, 1999 and recorded November 23, 1999 as Instrument JW 2582; as further amended by Second Amendment to Declaration dated February 17, 2000 and recorded on February 23, 2000 as Instrument KA 5910; as further amended by Amended and Restated Second Amendment to Declaration dated April 3, 2000, recorded on April 6, 2000 as Instrument KA 5910; as further amended by Third Amendment to Declaration dated June 15, 2000 and recorded June 19, 2000 as Instrument KG 7181; and as further amended by Fourth Amendment to Declaration dated September 23, 2002 and recorded on October 4, 2002 as Instrument 02167779, all in the Register’s Office of Shelby County, Tennessee (1310 and 1324 Wolf Park Drive Properties)

(4)         Declaration of Covenants, Conditions and Restrictions of Bartlett Medical Complex Owners’ Association, L.L.C. dated October 29, 2008 and recorded on October 29, 2008 as Instrument 08141104, and recorded again on November 17, 2008 as Instrument 08148192, Register’s Office of Shelby County, Tennessee. (3350 N. Germantown Road Property)

(5)         Declaration of Covenants, Conditions and Restrictions for Airways Gardens Commercial Subdivision (“Declaration”) dated October 7, 1999 and recorded on October 13, 1999 in Book 361, Page 123; as affected by Clarification of Commercial Use Under Declaration dated October 27, 1999 and recorded on October 28, 1999 in Book 361, Page 781; as amended by Amended and Restated Declaration dated and recorded on July 18, 2001; and as further affected by Clarification of Commercial Use Under Declaration dated March 30, 2006 and recorded April 5, 2006 in Book 525, Page 79, all recorded with the Chancery Court Clerk, DeSoto County, Mississippi. (Airways Boulevard, Southaven, MS Property)

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EXHIBIT A-1

Gastro One Property Description

[2999 Centre Oak Way Legal Description]

2999 Centre Oak Way, Germantown, Tennessee

Tract I:

Lot 9, Forest Hill-Irene Commercial Subdivision, as shown on plat of record in Plat Book 221, Page 48, in the Register's Office of Shelby County, Tennessee, to which plat reference is hereby made for a more particular description of said property.

Being the same property conveyed to GMR Memphis, LLC, a Delaware limited liability company, by Special Warranty Deed of record in Instrument 16000531, in the Register's Office of Shelby County, Tennessee.

Tract II:

Easements benefitting Tract I of the Land contained in the Declaration of Covenants, Conditions and Restrictions for Forest Hill Irene Commercial Subdivision of record in Instrument 05154791 re-recorded in Instrument 05173500, in the Register's Office of Shelby County, Tennessee.

Tract III:

Easement benefitting Tract I of the Land contained in the Private Drive Easement Agreement of record in Instrument 15032324, in the Register’s Office of Shelby County, Tennessee.

[3350 N. GERMANTOWN ROAD Legal Description]

3350 North Germantown Road, Bartlett, Tennessee

Tract I:

Lot 1, G I Center Medical Park, as shown on plat of record in Plat Book 241, Page 1, in the Register's Office of Shelby County, Tennessee, to which plat reference is hereby made for a more particular description of said property.

Being part of the property conveyed to GMR Memphis, LLC, a Delaware limited liability company by Special Warranty Deed of record in Instrument 16000535, in the Register's Office of Shelby County, Tennessee.

Tract II:

Easements benefitting Tract I of the Land contained in the 25 foot and 30 foot private ingress/egress easements contained in the plat of record in Plat Book 241, page 1.

Tract III:

Easements benefitting Tract/Parcel 1 of the Land contained in the Declaration of Covenants, Conditions and Restrictions of Bartlett Medical Complex Owners’ Association, L.L.C. of record in Instrument No. 08141104 and Instrument No. 08148192.

[1310 WOLF PACK DRIVE Legal Description]

1310 Wolf Park Drive, Germantown, Tennessee

Tract I:

Lot 10, Wolf River Professional Center Commercial Subdivision, as shown on plat of record in Plat Book 196, Page 20, in the Register's Office of Shelby County, Tennessee, to which plat reference is hereby made for a more particular description of said property.

Being the same property conveyed to GMR Memphis, LLC, a Delaware limited liability company, by Special Warranty Deed of record in Instrument 16000539, in the Register's Office of Shelby County, Tennessee.

Tract II:

Easements benefitting Tract I of the Land contained in the 22 foot permanent ingress/egress easement contained in the plat of record in Plat Book 196, page 20.

Tract III:

Easements benefitting Tract/Parcel 1 of the Land contained in the Declaration of Covenants, Conditions and Restrictions of Wolf River Professional Center Owners’ Association of record in Instrument No. JM 9424, as amended in Instrument Nos. JW 2582, KA 5910, KC 8862, KG 7181 and 02167779.

[1324 WOLF PACK DRIVE Legal Description]

1324 Wolf Park Drive, Germantown, Tennessee

Tract I:

LOT 12, WOLF RIVER PROFESSIONAL CENTER COMMERCIAL SUBDIVISION, AS SHOWN ON PLAT OF RECORD IN PLAT BOOK 196, PAGE 20, IN THE REGISTER'S OFFICE OF SHELBY COUNTY, TENNESSEE, AND BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

BEGINNING AT A CHISEL MARK SET IN THE EAST LINE OF WOLF PARK DRIVE (31' RIGHT OF WAY) SAID POINT BEING IN THE SOUTH LINE OF LOT 10 OF SAID SUBDIVISION; THENCE SOUTH 84 DEGREES 34 MINUTES 26 SECONDS EAST WITH THE SOUTH LINE OF SAID LOT 10, A DISTANCE OF 195.85 FEET TO A PK NAIL SET IN THE WEST LINE OF LOT 8 OF SAID SUBDIVISION; THENCE SOUTH 05 DEGREES 25 MINUTES 34 SECONDS WEST WITH THE WEST LINE OF SAID LOT 8, A DISTANCE OF 258.54 FEET TO A CHISEL MARK FOUND IN THE NORTH LINE OF WOLF RIVER CIRCLE (31' RIGHT OF WAY); THENCE NORTH 84 DEGREES 34 MINUTES 26 SECONDS WEST WITH THE NORTH LINE OF WOLF RIVER CIRCLE, A DISTANCE OF 61.35 FEET TO A PONT OF CURVATURE; THENCE NORTHWESTWARDLY WITH THE NORTHEASTERLY LINE OF WOLF RIVER CIRCLE AND ALONG A CURVE TO THE RIGHT HAVING A RADIUS OF 134.50 FEET, ARC LENGTH 211.27 FEET, DELTA 90 DEGREES 00 MINUTES 00 SECONDS, TANGENT 134.50 FEET, CHORD NORTH 39 DEGREES 34 MINUTES 26 SECONDS WEST 190.21 FEET TO A POINT OF TANGENCY IN THE EAST LINE OF WOLF PARK DRIVE; THENCE NORTH 05 DEGREES 25 MINUTES 34 SECONDS EAST WITH THE EAST LINE OF WOLF PARK DRIVE, A DISTANCE OF 124.04 FEET TO THE POINT OF BEGINNING.

BEING THE SAME PROPERTY CONVEYED TO GMR MEMPHIS, LLC, A DELAWARE LIMITED LIABILITY COMPANY, BY SPECIAL WARRANTY DEED OF RECORD IN INSTRUMENT 16000547, IN THE REGISTER'S OFFICE OF SHELBY COUNTY, TENNESSEE.

Tract II:

Easements benefitting Tract I of the Land contained in the 22 foot permanent ingress/egress easement contained in the plat of record in Plat Book 196, page 20.

Tract III:

Easements benefitting Tract/Parcel 1 of the Land contained in the Declaration of Covenants, Conditions and Restrictions of Wolf River Professional Center Owners’ Association of record in Instrument No. JM 9424, as amended in Instrument Nos. JW 2582, KA 5910, KC 8862, KG 7181 and 02167779.

[2020 EXETER ROAD Legal Description]

2020 Exeter Road, Germantown, Tennessee

UNIT G, IN THE OFFICE CENTRE, A CONDOMINIUM BEING PART OF THE PREMISES DESCRIBED IN THE MASTER DEED OF RECORD IN INSTRUMENT U7 5567 AS AMENDED BY FIRST AMENDMENT TO MASTER DEED OF THE OFFICE CENTRE OF RECORD IN INSTRUMENT V4 4765, IN THE REGISTER'S OFFICE OF SHELBY COUNTY, TENNESSEE, TO WHICH MASTER DEED REFERENCE IS HEREBY MADE FOR A MORE PARTICULAR DESCRIPTION OF SAID PROPERTY TOGETHER WITH THE BENEFITS, RIGHTS AND PRIVILEGES STATED IN THE CONDOMINIUM DOCUMENTS AND SUBJECT TO ALL THE DUTIES, OBLIGATIONS, RESOLUTIONS AND DECISIONS THEREWITH AS SET FORTH IN THE CONDOMINIUM DOCUMENTS.

BEING THE SAME PROPERTY CONVEYED TO GMR MEMPHIS, LLC, A DELAWARE LIMITED LIABILITY COMPANY, BY SPECIAL WARRANTY DEED OF RECORD IN INSTRUMENT 16000545, IN THE REGISTER'S OFFICE OF SHELBY COUNTY, TENNESSEE.

[7668 AIRWAYS BLVD LEGAL DESCRIPTION]

7668 Airways Blvd., Southaven, MS

Real property in the City of Southaven, County of Desoto, State of Mississippi, described as follows:

Tract I:

Lot 11-C, Second Division of Lot 11-A, Second Revision, Airways Gardens Commercial Subdivision as recorded in Plat Book 102, Page 19 as recorded in the Desoto County Chancery Court Clerk's Office and located in Section 30, Township 1 South, Range 7 West, Southaven, DeSoto County, Mississippi.

Tract II:

Easements benefiting Tract I of the Land contained in the plats in Book 97, page 17 and Book 102, page 19.

Tract III:

Easement benefiting Tract I of the Land contained in the Easement of record in Book 525, page 56.

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EXHIBIT A-2

Star Medical Center Property Description

4100 Mapleshade Lane, Plano, Texas

Tract I:

Lot 2R, in Block 1, of 190 Mapleshade Addition, an addition to the City of Plano, Collin County, Texas, according to the Re-Plat thereof recorded in/under Volume 2015, Page 718, Map/Plat Records, Collin County, Texas.

Tract II:

Access Easement for ingress and egress as reflected on the plat recorded on December 15, 2015 in Volume 2015, Page 718, Map/Plat Records, Collin County, Texas.

EXHIBIT A-3

Marina Towers Property Description

Marina Towers
709 S. Harbor City Blvd., Melbourne, FL

PARCEL 1: (FEE SIMPLE ESTATE)

That part of Lots 36, 37, 38, 39 and 40, together with the Southerly 39.6 feet of Lot 41, of Section “A” RIVERSIDE DRIVE SUBDIVISION, as recorded in Plat 3, Page 9, said Public Records of Brevard County, Florida, lying East of the Easterly right-of-way line of U.S. Highway No. 1, together with the adjacent submerged bottom lands purchased from the State of Florida, described in Official Records Book 774, page 599, said Public Records of Brevard County, Florida, and being more particularly described as follows:

Commencing at the Northwest corner of U.S. Government Lot No. 1 of Section 34, Township 27 South, Range 37 East, Brevard County, Florida; go East along the North line of said Government Lot No. 1, and said line extended into the waters of the Indian River, a distance of 599.92 feet to a point on the established bulkhead line; thence run South 22 degrees 27 minutes 00 seconds East along said bulkhead line a distance of 576.97 feet to a point; said point being the POINT OF BEGINNING of the parcel herein described; thence South 68 degrees 00 minutes 48 seconds West along the Easterly extension of tile North line of the South 39.6 feet of Lot 41 of said Plat Book 3, Page 9, a distance of 249.00 feet more or less to a point on the North line of said South 39.60 feet of Lot 41 as said line is extended or contracted to the ancient mean high water line of the Indian River; then continue South 68 degrees 00 minutes 48 seconds West, along the said North line to a point at the intersection with the said Easterly right-of-way of U.S. Highway No. 1, said point being South 68 degrees 00 minutes 48 seconds West of the POINT OF BEGINNING a distance of 299.35 feet; thence South 21 degrees 59 minutes 12 seconds East along the said Easterly right-of-way line a distance of 289.66 feet; thence North 68 degrees 02 minutes 38 seconds East along the South line of said Lot 36 and said line extended to and beyond the said ancient mean high water line to the said bulkhead line, a distance of 301.59 feet; thence North 22 degrees 27 minutes 00 seconds West, along the said bulkhead line, a distance of 289.83 feet to the POINT OF BEGINNING, LESS AND EXCEPT that portion of the above described property described in Warranty Deed recorded in Official Records Book 3321, Page 4864, Public Records of Brevard County, Florida.

PARCEL 1 ABOVE BEING ALSO DESCRIBED: (AS SURVEYED AND MEASURED):

THAT PART OF LOTS 36, 37, 38, 39 AND 40, TOGETHER WITH THE SOUTHERLY 39.6 FEET OF LOT 41, OF SECTION "A" RIVERSIDE DRIVE SUBDIVISION, AS RECORDED IN PLAT 3, PAGE 9, SAID PUBLIC RECORDS OF BREVARD COUNTY, FLORIDA, LYING EAST OF THE EASTERLY RIGHT-OF-WAY LINE OF U.S. HIGHWAY NO. 1, TOGETHER WITH THE ADJACENT SUBMERGED BOTTOM LANDS PURCHASED FROM THE STATE OF FLORIDA, DESCRIBED IN OFFICIAL RECORDS BOOK 774, PAGE 599, SAID PUBLIC RECORDS OF BREVARD COUNTY, FLORIDA, AND BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

COMMENCING AT THE NORTHWEST CORNER OF U.S. GOVERNMENT LOT NO. 1 OF SECTION 34, TOWNSHIP 27 SOUTH, RANGE 37 EAST, BREVARD COUNTY, FLORIDA; GO EAST ALONG THE NORTH LINE OF SAID GOVERNMENT LOT NO. 1, AND SAID LINE EXTENDED INTO THE WATERS OF THE INDIAN RIVER, A DISTANCE OF 599.92 FEET TO A POINT ON THE ESTABLISHED BULKHEAD LINE; THENCE RUN SOUTH 22 DEGREES 27 MINUTES 00 SECONDS EAST ALONG SAID BULKHEAD LINE A DISTANCE OF 576.97 FEET TO A POINT ON THE NORTH LINE OF SAID SOUTHERLY 39.6 FEET OF LOT 41; THENCE SOUTH 68 DEGREES 00 MINUTES 48 SECONDS WEST ALONG SAID NORTH LINE, A DISTANCE OF 7.00 FEET FOR A POINT OF BEGINNING OF THE PARCEL HEREIN DESCRIBED; THENCE CONTINUE SOUTH 68 DEGREES 00 MINUTES 48 SECONDS WEST ALONG SAID NORTH LINE OF THE SOUTH 39.6 FEET OF LOT 41, A DISTANCE OF 292.25 FEET TO A POINT ON THE EASTERLY RIGHT OF WAY LINE OF SOUTH HARBOR CITY BOULEVARD (U.S. HIGHWAY NO. I), (STATE ROAD NO. 5); THENCE SOUTH 21 DEGREES 59 MINUTES 12 SECONDS EAST ALONG SAID EASTERLY RIGHT-OF-WAY LINE A DISTANCE OF 289.66 FEET TO THE SOUTH LINE OF AFORESAID LOT 36; THENCE NORTH 68 DEGREES 02 MINUTES 38 SECONDS EAST ALONG SAID SOUTH LINE OF SAID LOT 36, A DISTANCE OF 294.59 FEET; THENCE NORTH 22 DEGREES 27 MINUTES 00 SECONDS WEST, A DISTANCE OF 289.83 FEET TO THE POINT OF BEGINNING.

PARCEL 2: (NON-EXCLUSIVE EASEMENT ESTATE)

Together with those certain Non-Exclusive Easement rights for the benefit of Parcel 1, for access to and for automobile parking and access to and use of public utilities, a distance of created by that certain Cross Parking License/Easement Agreement recorded April 10, 1991, in Official Records Book 3119, Page 1345, Public Records of Brevard County, Florida, over and across the lands described and contained therein.

PARCEL 3: (NON-EXCLUSIVE EASEMENT ESTATE)

Together with those certain non-exclusive easements for the benefit of Parcel 1, for use of a lift station and sanitary sewer system, stormwater drainage and runoff, ingress and egress and other utility easements over and across the lands described and contained in that certain Easement Agreement recorded in Official Records Book 3428, Page 2001, Public Records of Brevard County, Florida.

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EXHIBIT A-4

Surgical Institute of Michigan Property Description

33545 Cherry Hill Road, Westland, Michigan

The Land referred to in this Commitment is described as follows:

The land referred to in this Commitment, situated in the County of Wayne, City of Westland, State of Michigan, is described as follows:

Lots 29, 30, 31, 32, 33, 34, 35, 36, the West ½ of Lot 537 and the West 10 feet of the East 20 feet of Lot 537, and all of Lots 538, 539 and 540, including that vacated 20 foot alley lying between said lots, of NORTHVIEW MANOR SUBDIVISION, according to the plat thereof as recorded in Liber 53 of Plats, page 67, Wayne County Records.

EXHIBIT B

[Form of Tenant Direction Letter - Borrower Letterhead]

[__________ __, 20__]

[SPECIFY METHOD OF DELIVERY REQUIRED BY NOTICE PROVISION OF LEASE]

[TENANT NAME AND NOTICE ADDRESS PER LEASE]

[___________]

[___________]

[___________]

Re:      Payment Direction Letter for [_____________________]

Dear [TENANT NAME]:

[__________________](“Owner”), the owner of the above captioned property (the “Property”), has mortgaged the Property to CANTOR COMMERCIAL REAL ESTATE LENDING, L.P. (together with its successors and assigns, the “Lender”) and has agreed that all rents and other income due for the Property will be paid directly to a bank selected by Lender. Therefore, from and after the date hereof (until you are otherwise notified as provided below), all rent to be paid by you under the [IDENTIFY AGREEMENT/LEASE dated _____] between you and [NAME OF LL ON LEASE] (the “Lease”) should be sent by wire or ACH directly to the Clearing Account described on Exhibit A attached hereto and made a part hereof.

Payment by check or money order should be made directly to Lockbox Account described on Exhibit B attached hereto and made a part hereof.

These payment instructions cannot be withdrawn or modified without the prior written consent of Lender or its agent (“Servicer”), or pursuant to a joint written instruction from Borrower and Lender or Servicer. Until you receive written instructions from Lender or Servicer, continue to send all payments due under the Lease as directed above. All such payments must be delivered no later than the day on which such amounts are due under the Lease.

If you have any questions concerning this letter, please contact the persons identified for notice purposes in the Lease. We appreciate your cooperation in this matter.

OWNER:

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EXHIBIT A (to Tenant Direction Letter)

CLEARING ACCOUNT FOR WIRE OR ACH PAYMENTS

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EXHIBIT B (to Tenant Direction Letter)

LOCKBOX ACCOUNT FOR PAYMENT BY CHECK OR MONEY ORDER

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